Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

The Brink’s Company,

Novus Merger Sub, Inc.,

Novus Merger Sub II, LLC

and

NCR Atleos Corporation

Dated as of February 26, 2026

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TABLE OF CONTENTS
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TABLE OF CONTENTS
(continued)

Exhibits

Exhibit A	A&R LLC Agreement of Merger II Surviving Company

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This AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2026 (this “Agreement”), is by and among The Brink’s Company, a Virginia corporation (“Parent”), Novus Merger Sub, Inc., a Maryland corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub I”), Novus Merger Sub II, LLC, a Maryland limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub II”), and NCR Atleos Corporation, a Maryland corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.15.

WHEREAS, the parties intend to effect a business combination pursuant to which, first, Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation of such merger (“Merger I”), and then second, immediately after the consummation of Merger I, the Company will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company of such merger (“Merger II” and together with Merger I, the “Mergers”);

WHEREAS, for U.S. federal income Tax purposes, it is intended (i) that the Mergers, taken together, constitute a single, integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and (ii) that this Agreement constitutes a plan of reorganization for purposes of Section 368 of the Code and within the meaning of U.S. Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, including the Mergers, (ii) adopted a resolution which declares that the Transactions, including the Mergers, are advisable on substantially the terms and conditions set forth or referred to in this Agreement and such resolution, (iii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and, subject to the Company Stockholder Approval, the consummation by the Company of the Transactions, including the Mergers, (iv) adopted a resolution recommending that the stockholders of the Company approve the Transactions, including the Mergers (this clause (iv), the “Company Board Recommendation”) and (v) directed that the Transactions, including the Mergers, be submitted for consideration at a special meeting of the stockholders of the Company;

WHEREAS, the Board of Directors of Parent, at a meeting duly called and held, has unanimously (i) determined that it is in the best interest of Parent and its shareholders, and declared it advisable, that Parent enter into this Agreement and consummate the Transactions, including the Debt Financing and the issuance of shares of Parent Common Stock pursuant to the Mergers and this Agreement (the “Parent Share Issuance”), (ii) adopted this Agreement and duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions, including the Mergers and the Parent Share Issuance, (iii) adopted a resolution recommending that the shareholders of Parent approve the Parent Share Issuance (this clause (iii), the “Parent Board Recommendation”) and (iv) directed that the Parent Share Issuance be submitted for consideration at a special meeting of the shareholders of Parent;

WHEREAS, the Board of Directors of Merger Sub I has unanimously (i) determined that it is in the best interests of Merger Sub I and the sole stockholder of Merger Sub I, and declared it advisable, that Merger Sub I enter into this Agreement and consummate the Transactions, including Merger I, (ii) adopted a resolution which declares that the Transactions, including Merger I, are advisable on substantially the terms and conditions set forth or referred to in this Agreement and such resolution, and (iii) directed that the Transactions, including Merger I, be submitted for consideration at a special meeting or approved by the written consent of the sole stockholder of Merger Sub I;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub I, will approve the Transactions, including Merger I, and the consummation by Merger Sub I of the Transactions by written consent in accordance with the Maryland General Corporation Law (the “MGCL”) immediately following the execution of this Agreement;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub II, has approved the Transactions, including Merger II, and the consummation by Merger Sub II of the Transactions in accordance with the limited liability company agreement of Merger Sub II and the Maryland Limited Liability Company Act (the “MLLCA”); and

WHEREAS, the Company, Parent, Merger Sub I and Merger Sub II desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent, Merger Sub I and Merger Sub II hereby agree as follows:

Article I

The Mergers

Section 1.01.      Merger I.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the MGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company. As a result of Merger I, the separate corporate existence of Merger Sub I shall thereupon cease, and the Company shall be the surviving corporation of Merger I and a Subsidiary of Parent (the “Merger I Surviving Corporation”). Merger I shall be effected pursuant to the MGCL and shall have the effects set forth in this Agreement, Section 3-114 of the MGCL and any other applicable provision of the MGCL. Without limiting the generality of the foregoing, at the First Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub I shall vest in the Merger I Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Merger I Surviving Corporation, in each case, as provided under the MGCL.

(b)            At the First Effective Time, by virtue of Merger I and without the necessity of further action by the Company or any other Person, (i) the articles of incorporation of the Company (the “Company Articles of Incorporation”) as in effect immediately prior to the First Effective Time shall be the articles of incorporation of the Merger I Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (ii) the bylaws of the Company (the “Company Bylaws”) as in effect immediately prior to the First Effective Time shall be the bylaws of the Merger I Surviving Corporation until thereafter changed or amended as provided therein and in the articles of incorporation of the Merger I Surviving Corporation and by applicable Law.

Section 1.02.      Merger II.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the MGCL and the MLLCA, immediately after the First Effective Time, the Merger I Surviving Corporation shall be merged with and into Merger Sub II. As a result of Merger II, the separate corporate existence of the Merger I Surviving Corporation shall thereupon cease, and Merger Sub II shall be the surviving company of Merger II and a directly wholly owned Subsidiary of Parent (the “Merger II Surviving Company”). Merger II shall be effected pursuant to the MGCL and the MLLCA and shall have the effects set forth in this Agreement, Section 3-114 of the MGCL, Section 4A-709 of the MLLCA and any other applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, upon the consummation of Merger II, all of the property, rights, privileges, immunities, powers and franchises of the Merger I Surviving Corporation and Merger Sub II shall vest in the Merger II Surviving Company, and all of the debts, liabilities and duties of the Merger I Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Merger II Surviving Company, in each case, as provided under the MGCL and the MLLCA.

(b)            Upon the consummation of Merger II, by virtue of Merger II and without the necessity of further action by the Merger I Surviving Corporation or any other Person, the articles of organization of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the articles of organization of the Merger II Surviving Company until thereafter changed or amended as provided therein or by applicable Law. Parent shall take all required actions so that, effective as of the Second Effective Time, the limited liability company agreement of the Merger II Surviving Company as in effect immediately prior to the Second Effective Time shall be amended and restated to read in its entirety in the form of the limited liability company agreement set forth on Exhibit A and, as so amended and restated, shall be the limited liability company agreement of the Merger II Surviving Company until thereafter changed or amended as provided therein and by applicable Law (and subject to Section 5.07).

Section 1.03.       Closing. Unless this Agreement has earlier been terminated pursuant to Article VII, the parties shall effect the closing of the Mergers (the “Closing”), which Closing shall take place at 10:00 a.m. (New York City time), on the third Business Day following the satisfaction or waiver in writing by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction of such conditions or waiver in writing by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) at the Closing), remotely by exchange of documents and signatures (or their electronic counterparts) unless another date, time or place is agreed to in writing by Parent and the Company; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction of such conditions or waiver in writing by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) at the Closing), then the Closing shall take place instead on the earlier to occur of (x) any Business Day to be specified by Parent to the Company on no less than two Business Days’ written notice to the Company and (y) the day that is four Business Days after the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction of such conditions or waiver in writing by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) at the Closing). The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 1.04.       First Effective Time and Second Effective Time. Subject to the provisions of this Agreement, concurrently with the Closing, (a) the Company shall cause articles of merger with respect to Merger I to be duly executed in accordance with, and in such form as is required by, the relevant provisions of the MGCL (the “Merger I Articles of Merger”) and to be filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”), and shall make all other filings, recordings or publications, and deliver or cause to be delivered, as applicable, any Taxes and fees, required under the MGCL in connection with Merger I and (b) immediately after the filing of the Merger I Articles of Merger, Merger Sub II shall cause articles of merger with respect to Merger II to be duly executed in accordance with, and in such form as is required by, the relevant provisions of the MGCL and the MLLCA (the “Merger II Articles of Merger”) and to be filed with and accepted for record by the SDAT, and shall make all other filings, recordings or publications, and deliver or cause to be delivered, as applicable, any Taxes and fees, required under the MGCL and the MLLCA in connection with Merger II. Merger I shall become effective at the time that the Merger I Articles of Merger are duly filed with and accepted for record by the SDAT or at such later time (not to exceed 30 days after the Merger I Articles of Merger are accepted for record by the SDAT) as is agreed to by the parties hereto in writing prior to the filing of the Merger I Articles of Merger and specified in the Merger I Articles of Merger in accordance with the MGCL (the time at which Merger I becomes effective is herein referred to as the “First Effective Time”). Merger II shall become effective at the time that the Merger II Articles of Merger are duly filed with and accepted for record by the SDAT or at such later time (not to exceed 30 days after the Merger II Articles of Merger are accepted for record by the SDAT) as is agreed to by the parties hereto in writing prior to the filing of the Merger II Articles of Merger and specified in the Merger II Articles of Merger in accordance with the MGCL and the MLLCA (the time at which Merger II becomes effective is herein referred to as the “Second Effective Time”).

Section 1.05.       Directors and Officers.

(a)            At or before the First Effective Time, the Company and the Merger I Surviving Corporation shall take all necessary action such that the directors and officers of Merger Sub I immediately prior to the First Effective Time shall become the directors and officers of the Merger I Surviving Corporation, each to hold office, from and after the First Effective Time, in accordance with the articles of incorporation and bylaws of the Merger I Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Merger I Surviving Corporation.

(b)            At or before the Second Effective Time, the Company and the Merger II Surviving Company shall take all necessary action such that the officers of the Merger I Surviving Corporation immediately prior to the Second Effective Time shall become the officers of the Merger II Surviving Company, each to hold office, from and after the Second Effective Time, in accordance with the limited liability company agreement of the Merger II Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Merger II Surviving Company.

(c)            Prior to the First Effective Time, the Company shall use reasonable best efforts to cause each director of the Company to execute and deliver a letter effectuating his or her resignation as a member of the board of directors of the Company to be effective as of immediately prior to, and contingent upon the occurrence of, the Second Effective Time.

Article II

Effect of the Mergers on Capital Stock; Exchange of Certificates;
Equity Awards

Section 2.01.      Conversion of Securities.

(a)            Merger I. At the First Effective Time, by virtue of Merger I and without any action on the part of the Company, Parent, Merger Sub I or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub I:

(i)            Capital Stock of Merger Sub I. Each issued and outstanding share of capital stock of Merger Sub I as of immediately prior to the First Effective Time shall be converted automatically into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Merger I Surviving Corporation (the “Merger I Surviving Corporation Common Stock”).

(ii)            Cancellation of Certain Shares. All shares of Company Common Stock that are held by Parent, Merger Sub I or Merger Sub II immediately prior to the First Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor (collectively, the “Canceled Shares”).

(iii)          Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock as of immediately prior to the First Effective Time (other than the Canceled Shares) shall be converted automatically into and shall thereafter represent only the right to receive (i) an amount in cash equal to $30.00, without interest (such amount, the “Cash Consideration”) and (ii) a number (including, subject to Section 2.06, fractions thereof) of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), subject to compliance with the procedures set forth in Section 2.02. As of the First Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the First Effective Time represented any such share of Company Common Stock (each, a “Share Certificate”) or of non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) (other than Share Certificates or Book-Entry Shares representing Canceled Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid and issued in consideration therefor.

(b)            Merger II. At the Second Effective Time, by virtue of Merger II and without any action on the part of Parent, Merger Sub II, the Merger I Surviving Corporation or the holders of any shares of the common stock of the Merger I Surviving Corporation or limited liability company interests of Merger Sub II, (i) each share of Merger I Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Effective Time shall automatically be canceled and shall cease to exist without any conversion thereof or payment therefor and (ii) each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain unchanged and outstanding following Merger II.

Section 2.02.       Exchange Matters.

(a)            Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the payment of the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock and the distribution of the Stock Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date, shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company and Parent. At or prior to the First Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent (i) cash in an aggregate amount sufficient to pay the aggregate Cash Consideration and the aggregate amount payable in lieu of fractional shares pursuant to Section 2.06 (other than any amounts payable in respect of each Company Equity Award in accordance with Section 2.04) and (ii) evidence of shares of Parent Common Stock in book-entry form sufficient in order for the Exchange Agent to distribute the aggregate Stock Consideration, and after the First Effective Time, Parent shall deposit with the Exchange Agent, as necessary from time to time, any dividends or distributions payable on such shares of Parent Common Stock pursuant to Section 2.02(c) which had not theretofore been surrendered for exchange pursuant to Section 2.02(c) (such cash, shares of Parent Common Stock and dividends or other distributions with respect thereto are collectively referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the cash included in the Exchange Fund shall be invested by the Exchange Agent if and as directed by Parent in (i) short-term direct obligations of the United States of America (“U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Merger II Surviving Company to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make all payments of Cash Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein. Any interest or income from investment of the Exchange Fund not required to make all payments of Cash Consideration in accordance herewith shall be paid to Parent or the Merger II Surviving Company, as Parent directs.

(b)            Exchange Procedures.

(i)            As promptly as practicable after the First Effective Time (but in no event more than three Business Days thereafter), Parent and the Merger II Surviving Company shall cause the Exchange Agent to mail to each Person who was, immediately prior to the First Effective Time, a holder of a Share Certificate (other than a Share Certificate representing Canceled Shares) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Share Certificate shall pass, only upon delivery of such Share Certificate (or affidavits in lieu thereof in accordance with Section 2.02(e)) to the Exchange Agent), which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date, and (y) instructions for use in effecting the surrender of such Share Certificate to the Exchange Agent in exchange for the Merger Consideration as provided in Section 2.01(a)(iii).

(ii)            Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Exchange Agent), and surrender to the Exchange Agent of Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(e)), as contemplated in subsection (i) of this Section 2.02(b), Parent and the Merger II Surviving Company shall instruct the Exchange Agent to, as promptly as practicable, pay and distribute to the holder of such Share Certificate the aggregate Merger Consideration that such holder has the right to receive pursuant to this Agreement (in each case, with respect to the shares of Company Common Stock formerly represented by such Share Certificate), and the Share Certificates so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Share Certificate (other than a Share Certificate representing Canceled Shares) shall be deemed at any time after the First Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.02.

(iii)            (A) The Persons who were, at the First Effective Time, holders of Book-Entry Shares (other than Canceled Shares) shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Exchange Agent or to take any other action to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.01(a)(iii); provided that such Persons may be required to comply with procedures as may customarily be required by the Exchange Agent for holders of Book-Entry Shares. (B) With respect to shares of Company Common Stock held, directly or indirectly, through the Depository Trust Company (“DTC”), Parent and the Company shall cooperate to establish procedures with the Exchange Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as practicable after the First Effective Time, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of Merger I pursuant to Section 2.01(a)(iii).

(iv)            If payment and distribution of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Share Certificate is registered, Parent may cause the Exchange Agent to pay and distribute the Merger Consideration to such Person only if such Share Certificate (if applicable) is properly endorsed and otherwise in proper form for transfer and is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes required by reason of the payment and distribution of the Merger Consideration to a Person other than the Person in whose name the surrendered Share Certificate is registered have been paid or are not applicable. Payment and distribution of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer records of the Company. None of Parent, Merger Sub I, Merger Sub II or the Merger II Surviving Company shall have any liability for the transfer and other similar Taxes described in the immediately preceding sentence under any circumstance.

(c)            Distributions with Respect to Unexchanged Shares.

(i)            No dividends or other distributions with respect to Parent Common Stock with a record date after the First Effective Time shall be paid to the holder of any Share Certificate formerly representing Company Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.06, until the surrender of such Share Certificate in accordance with this Section 2.02. Subject to applicable Law, following surrender of any such Share Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), payable with respect to such shares of Parent Common Stock.

(ii)            Subject to applicable Law, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange for Book-Entry Shares in accordance with this Section 2.02, without interest, (A) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to the time of such delivery by the Exchange Agent pursuant to Section 2.02(b), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 2.02(b), payable with respect to such shares of Parent Common Stock.

(d)            Transfer Books; No Further Ownership Rights. The Merger Consideration paid and issued in respect of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Share Certificates or Book-Entry Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.02(c)), and at the First Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Merger I Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(f), if, at any time after the First Effective Time, Share Certificates or Book-Entry Shares are presented to Parent, the Merger II Surviving Company or the Exchange Agent, for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)            Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Share Certificate, the Exchange Agent (or, after dissolution of the Exchange Fund, Parent) will pay and distribute, in exchange for such lost, stolen or destroyed Share Certificate, the applicable aggregate Merger Consideration to be paid and distributed in respect of the shares of Company Common Stock formerly represented by such Share Certificate, as contemplated by this Article II, and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 2.02(c) had such lost, stolen or destroyed Share Certificate been surrendered as provided in this Article II.

(f)            Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, Parent and the Merger II Surviving Company shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders who have not theretofore complied with this Article II shall be entitled to look only to Parent and the Merger II Surviving Company, as applicable, for, and Parent and the Merger II Surviving Company shall remain liable for, payment and distribution of such holders’ claims for the Merger Consideration pursuant to the provisions of this Article II. Subject to Section 2.02(g), any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g)            No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Merger II Surviving Company or the Exchange Agent shall be liable to any Person for any Merger Consideration or portion of the Exchange Fund properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. If any Share Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Share Certificate would otherwise escheat to or become the property of any Governmental Authority, any Merger Consideration in respect of such Share Certificate shall, to the extent permitted by applicable Law, immediately prior to such date, become the property of the Merger II Surviving Company, subject to the claims of any holder of Company Common Stock entitled to payment of Merger Consideration who has not heretofore complied with this Article II.

(h)            Withholding. Each of Parent, Merger Sub I, Merger Sub II, the Company, the Merger II Surviving Company, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Any amounts so deducted or withheld shall be paid over to the relevant Governmental Authority.

Section 2.03.       Treatment of Equity Awards. Prior to the First Effective Time, the Board of Directors of the Company (or, if appropriate, any duly authorized committee thereof administering the Company Equity Plans and Company ESPP) shall adopt such resolutions and take such other actions as may be required to provide for the following:

(a)            Company RSUs. Except as set forth on Section 2.03(a) of the Company Disclosure Letter, at the First Effective Time, each Company RSU that is outstanding immediately prior to the First Effective Time shall, without any further action on the part of any holder thereof, be assumed and converted into a restricted stock unit denominated in a number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the First Effective Time by (y) the Equity Award Conversion Ratio (each, as so adjusted, a “Converted Parent RSU”). Each Converted Parent RSU shall have the same vesting and settlement schedule as the Company RSU and shall be subject to similar material terms and conditions of the Company Equity Plan under which the Company RSU was originally granted, to the extent administratively practicable. For purposes of this Agreement, the term “Equity Award Conversion Ratio” means the sum of (1) Exchange Ratio and (2) the quotient obtained by dividing the Cash Consideration by the average closing price for a share of Parent Common Stock on the NYSE for the ten consecutive trading days ending on and including the last trading day immediately preceding the First Effective Time.

(b)            Company Deferred Director RSUs. At the First Effective Time, each Company Deferred Director RSU that is outstanding immediately prior to the First Effective Time shall, without any further action on the part of any holder thereof, be canceled and converted into the right to receive, in accordance with the terms of this Agreement, the Merger Consideration multiplied by the number of shares of Company Common Stock subject to such Company Deferred Director RSU.

(c)            Company PSUs. At the First Effective Time, each Company PSU that is outstanding immediately prior to the First Effective Time shall, without any further action on the part of any holder thereof, be assumed and converted into a performance stock unit denominated in a number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the First Effective Time (with performance deemed achieved based on actual performance through the First Effective Time or, if greater, and required by the terms of the Company PSU, a “Payout Percentage” (as defined in the applicable award agreement governing the Company PSU) of 100%), by (y) the Equity Award Conversion Ratio (each, as so adjusted, a “Converted Parent PSU”). Each Converted Parent PSU shall have the same vesting and settlement schedule as the Company PSU and shall be subject to similar material terms and conditions of the Company Equity Plan under which the Company PSU was originally granted, to the extent administratively practicable; provided, however, that the Converted Parent PSU shall only be subject to time-based vesting through the applicable “Vesting Date” (as defined in the applicable award agreement governing the Company PSU).

(d)            Company Options.

(i)            Except as set forth on Section 2.03(d)(i) of the Company Disclosure Letter, at the First Effective Time, each In-the-Money Company Option that is outstanding immediately prior to the First Effective Time shall, without any further action on the part of any holder thereof, be canceled and converted into the right to receive, in accordance with the terms of this Agreement, (A) the total number of shares of Company Common Stock for which such Company Option is exercisable, multiplied by (B) the excess of the Merger Consideration over the per share exercise price of such Company Option. For purposes of performing the calculations contemplated in the immediately preceding sentence, the per share exercise price of such Company Option shall first reduce the Cash Consideration portion of the Merger Consideration. At the First Effective Time, each outstanding Out-of-the-Money Company Option will be cancelled without consideration and will be of no further force and effect.

(ii)            Except as set forth on Section 2.03(d)(ii) of the Company Disclosure Letter, at the First Effective Time, the Company shall use reasonable best efforts to cause each In-the-Money Prior Company Option that is outstanding immediately prior to the First Effective Time to, without any further action on the part of any holder thereof, be canceled in exchange for cash in an amount equal to (A) the total number of shares of Prior Company Stock for which such In-the-Money Prior Company Option is exercisable, multiplied by (B) the excess of the closing price on the NYSE of the Prior Company Stock on the last trading day immediately preceding the First Effective Time over the per share exercise price of such Company Option. At the First Effective Time, each outstanding Out-of-the-Money Prior Company Option will be cancelled without consideration and will be of no further force and effect.

(e)            Company ESPP. No Offering (as defined in the Company ESPP) under the Company ESPP shall commence on or following the date of this Agreement and the Company ESPP shall be terminated prior to the First Effective Time.

(f)            Further Actions. If Parent so elects, Parent may, in its sole discretion, assume any or all of the Company Equity Plans and/or convert and assume the share reserve available under the Company Equity Plans as of the First Effective Time into the Parent Equity Plan to the extent permitted under and in accordance with applicable Law. To the extent that Parent does not elect to assume one or more of the Company Equity Plans, in response to written notice from Parent delivered not less than five (5) Business Days prior to the First Effective Time, at or prior to the First Effective Time, the Company and the Board of Directors of the Company (or, if appropriate, any duly authorized committee thereof administering the Company Equity Plans) shall adopt any resolutions and take all steps necessary to (i) cause such Company Equity Plan(s) to terminate at or prior to the First Effective Time and (ii) ensure that from and after the First Effective Time, no Person shall have any right under any Company Equity Plan, except for the right to receive the payments or securities contemplated in this Section 2.03. The Company will provide Parent with drafts of, and a reasonable opportunity to review and comment upon (and the Company shall incorporate Parent’s comments thereon), all notices, resolutions and other written actions or communications as may be required to give effect to the provisions of this Section 2.03.

Section 2.04.       Payments with Respect to Equity Awards. Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to this Article II in respect of each Company Equity Award (including issuances of Parent Common Stock, as applicable) with respect to which Parent or any of its Subsidiaries has a Tax withholding obligation shall be paid as promptly as reasonably practicable after the First Effective Time by Parent or any of its Subsidiaries through their payroll systems, less applicable Tax withholdings and deductions, to the holders of the Company Equity Awards; provided, however, that to the extent any such payment of the Merger Consideration with respect to a Company Equity Award would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A of the Code and Parent shall provide prompt written notice thereof to each affected holder of such Company Equity Award. The Company shall use reasonable best efforts to cause all amounts payable pursuant to this Article II in respect of each Prior Company Option to be paid to the Company as promptly as reasonably practicable after the First Effective Time to be paid by the Company or any of its Subsidiaries through their payroll systems, less applicable Tax withholdings and deductions, to the holders of the Prior Company Options.

Section 2.05.       Adjustments. If between the date of this Agreement and the First Effective Time, any change in the outstanding shares of Company Common Stock or Parent Common Stock, or securities exchangeable into or exercisable for shares of Company Common Stock or Parent Common Stock, shall occur as a result of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock or Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other number or amount contained herein which is based upon the price or the number or fraction of shares of Company Common Stock or Parent Common Stock shall be appropriately adjusted to reflect such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock or Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided, however, that (a) in no event shall the aggregate Merger Consideration after giving effect to any such event exceed the value of the Merger Consideration that would have been payable pursuant to Section 2.01(a) had such event not occurred and (b) nothing in this Section 2.05 shall permit any party to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

Section 2.06.       Fractional Shares. No fractional shares of Parent Common Stock shall be issued upon (a) the conversion of Company Common Stock pursuant to Section 2.01(a), (b) the settlement of Company Deferred Director RSUs pursuant to Section 2.03(b) or (c) the settlement of Company Options pursuant to Section 2.03(d), and, in each case, such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Company Common Stock, Company Deferred Director RSUs, and Company Options would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Common Stock, Company Deferred Director RSUs, and Company Options that would otherwise be entitled to such fractional shares shall be entitled to be paid an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) such fractional part of a share of Parent Common Stock and (ii) the closing price on the NYSE for a share of Parent Common Stock on the last trading day immediately preceding the First Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock, Company Deferred Director RSUs, and Company Options in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent (or, with respect to holders of Company Deferred Director RSUs or Company Options, the Merger II Surviving Company in accordance with Section 2.04) shall make available such amounts, without interest, to the holders of Company Common Stock, Company Deferred Director RSUs, and Company Options entitled to receive such cash.

Section 2.07.       Appraisal Rights. In accordance with Section 3-202(c) of the MGCL, no appraisal rights shall be available to holders of Company Common Stock in connection with the Transactions.

Article III

Representations and Warranties of the Company

The Company represents and warrants to Parent, Merger Sub I and Merger Sub II that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent, Merger Sub I and Merger Sub II concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company and publicly available on or after the Spin-Off Date but prior to the date that is one Business Day prior to the execution of this Agreement (the “Company Filed SEC Documents”), excluding any disclosure in any such Company Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Company Filed SEC Documents (other than any such disclosures to the extent constituting statements of present fact); provided, however, that any such disclosures in such Company Filed SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Company Filed SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.02:

Section 3.01.       Organization; Standing; Subsidiaries.

(a)            The Company is a corporation duly organized and validly existing under the Laws of the State of Maryland, is in good standing with the SDAT and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such license or qualification is necessary, except for those jurisdictions where failure to be so licensed or qualified would not have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company Charter Documents and any certificate of formation, bylaws or equivalent organizational or governing documents of each Subsidiary of the Company, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions thereof in any material respect.

(b)            All of the Company’s Subsidiaries and their respective jurisdictions of incorporation, organization or formation are set forth on Section 3.01(b) of the Company Disclosure Letter. Except for the Equity Interests of its Subsidiaries, the Company does not own, directly or indirectly, any Equity Interests in any Person, or any interest convertible into, exercisable or exchangeable for any such Equity Interest. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (where such concept is recognized under applicable Law) and has all corporate or organizational power and corporate or organizational authority required to carry on its business as now conducted. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where such license or qualification is necessary, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect. Except as set forth in Section 3.01(b) of the Company Disclosure Letter, the Company and its Subsidiaries own, directly or indirectly, beneficially and of record, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of the Company (the “Company Subsidiary Securities”), free and clear of all Liens and transfer restrictions, other than Permitted Liens or restrictions imposed by applicable securities Laws or the organizational documents of any such Subsidiary. There are no Company Subsidiary Securities other than those owned by the Company or one of its Subsidiaries.

Section 3.02.       Capitalization.

(a)            The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Shares”). At the close of business on February 24, 2026 (the “Capitalization Date”), (i) 73,667,615 shares of Company Common Stock were issued and outstanding, (ii) no Company Preferred Shares were issued or outstanding, (iii) 462,861 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options (whether or not presently exercisable), which outstanding Company Options have a weighted average exercise price of $27.95, (iv) 2,043,141 shares of Company Common Stock were issuable upon settlement of outstanding Company RSUs, (v) 79,042 shares of Company Common Stock were issuable upon settlement of outstanding Company Deferred Director RSUs, (vi) 1,714,372 shares of Company Common Stock were issuable upon settlement of outstanding Company PSUs (assuming achievement of the applicable performance goals at maximum performance), and (vii) 4,864,434 shares of Company Common Stock were reserved and available for issuance pursuant to the Company ESPP (and no amounts had been contributed by participants pursuant to the Company ESPP and no participants have any rights outstanding thereunder). As of the Capitalization Date, 44,535 shares of Prior Company Stock were issuable upon the exercise of outstanding Prior Company Options (whether or not presently exercisable), which outstanding Prior Company Options have a weighted average exercise price of $22.00. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, subscription right or any similar right under applicable Laws, any provision of the Company Charter Documents or any Contract to which the Company or its Subsidiaries is a party or otherwise bound. Since the Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of capital stock of, or other equity or voting interest in, the Company.

(b)            Except as described in Section 3.02(a), since the Capitalization Date through the date of this Agreement and, except as expressly permitted pursuant to Section 5.01(b)(i), after the date of this Agreement through the Closing, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding subscriptions, options, warrants, stock appreciation rights, “phantom” stock rights or other rights (including preemptive rights or anti-dilution rights), obligations, commitments or agreements to acquire from the Company any capital stock of, other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of or other equity or voting interests in the Company, (iv) no obligations, commitments or agreements of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interest in, the Company, (v) no obligations, commitments or agreements of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”) and (vi) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Other than the Company Equity Plans with respect to the Company Equity Awards set forth on Section 3.02(d) of the Company Disclosure Letter, there are no outstanding obligations, commitments or agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company or any of its Subsidiaries to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.

(c)            There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company or any of its Subsidiaries may vote (“Company Voting Debt”).

(d)            Section 3.02(d) of the Company Disclosure Letter sets forth, with respect to each Company Equity Award and Prior Company Option which is outstanding as of the date of this Agreement, the following information: (i) the type of such award, (ii) with respect to any Company Option or Prior Company Option, whether such option is intended to qualify as an “incentive stock option” under Section 422 of the Code, (iii) the name of the Company Equity Plan or Prior Company Equity Plan under which such award was issued, (iv) the number of shares of Company Common Stock or, with respect to a Prior Company Option, shares of Parent Common Stock, subject to such award, (v) the per share exercise price (if any) of such award, (vi) the applicable vesting schedule in respect of such Company Equity Award, (vii) the number of shares of Company Common Stock which are vested and unvested with respect to the Company Equity Award, (viii) the grant date of such award, and (ix) the expiration date of the term of such award (if applicable). Each Prior Company Option is fully vested. Each Company Equity Award has been granted in compliance in all material respects with all applicable securities laws or exemptions therefrom and all requirements set forth in the applicable Company Equity Plan and applicable award agreements. The exercise price of each Company Option was no less than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the date of grant of such Company Option and all Company Options and Prior Company Options are exempt from Section 409A of the Code. The Company ESPP qualifies as an “employee stock purchase plan” under Section 423 of the Code, and all options to purchase shares under the Company ESPP (now outstanding or previously exercised or forfeited) have satisfied applicable Law, including the requirements of Section 423 of the Code.

(e)            Each Company Subsidiary Security, which is held, directly or indirectly, by the Company or a Subsidiary of the Company, is duly authorized, validly issued, and, to the extent applicable, fully paid and nonassessable. There are (i) no outstanding securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, such Subsidiary, (ii) no outstanding subscriptions, options, warrants, stock appreciation rights, “phantom” stock rights or other rights (including preemptive rights or anti-dilution rights), obligations, commitments or agreements to acquire from any Subsidiary of the Company any capital stock of, other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of or other equity or voting interests in such Subsidiary, (iii) no obligations, commitments or agreements of any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interest in, such Subsidiary, and (iv) no obligations, commitments or agreements of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Company Subsidiary Security. There are no outstanding obligations, commitments or agreements of any kind that obligate any Subsidiary to repurchase, redeem or otherwise acquire any Company Subsidiary Security, or obligate any of Subsidiary of the Company to grant, extend or enter into any such agreements relating to any Company Subsidiary Security, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any capital stock of, or other equity or voting interest in, such Subsidiary.

Section 3.03.       Authority; Noncontravention.

(a)            The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.12 are true and correct and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and, assuming the representations and warranties set forth in Section 4.12 are true and correct, the consummation by it of the Transactions have been duly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and filing the Articles of Merger with the SDAT pursuant to the MGCL, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b)            The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, including the Mergers, (ii) adopted a resolution which declares that the Transactions, including the Mergers, are advisable on substantially the terms and conditions set forth or referred to in this Agreement and such resolution, (iii) adopted a resolution making the Company Board Recommendation and (iv) directed that the Transactions, including the Mergers, be submitted for consideration at a special meeting of the stockholders.

(c)            Assuming the representations and warranties set forth in Section 4.12 are true and correct, the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on Merger I (such approval, the “Company Stockholder Approval”) at the Company Stockholders’ Meeting or any postponement or adjournment thereof is the only vote of the holders of any class or series of stock of the Company necessary to approve the Transactions, including the Mergers.

(d)            Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or(ii) assuming that the consents, approvals, orders, licenses, permits and authorizations referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the First Effective Time and the filings, declarations, notifications and registrations referred to in Section 3.04 are made and, as applicable, obtained, and any waiting periods thereunder have terminated or expired prior to the First Effective Time, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (y) violate, conflict with, breach, constitute a default (with or without notice or lapse of time, or both) under, or give rise to or result in any right of termination, acceleration, payment, modification or cancellation of, or approval, consent or notice under, any Contract or Permit to which the Company or any of its Subsidiaries is a party or (z) result in the creation or imposition of any Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not (x) have a Company Material Adverse Effect or (y) reasonably be expected to prevent, materially delay or materially impair the timely consummation by the Company of the Transactions in accordance with the terms hereof.

Section 3.04.       Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”), and the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of the Transaction SEC Filings, (b) compliance with the rules and regulations of the New York Stock Exchange (“NYSE”), (c) the filing of the Articles of Merger with the SDAT pursuant to the MGCL, (d) filings required under, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Laws or Investment Screening Laws set forth in Section 3.04(d) of the Company Disclosure Letter, (e) the Money Transmitter Requirement Approvals with respect to the Company Money Transmitter Licenses set forth on Section 3.04(e) of the Company Disclosure Letter and (f) compliance with any applicable state securities or blue sky laws, no consent, approval, order, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, orders, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not have a Company Material Adverse Effect.

Section 3.05.       Company SEC Documents; Financial Statements; Undisclosed Liabilities; Information Supplied.

(a)            The Company has timely filed with, or furnished to, as applicable, the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with, or furnished to, the SEC by the Company pursuant to the Securities Act or the Exchange Act, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), in each case, since the Spin-Off Date (collectively, such documents and any other documents filed or furnished by the Company with the SEC, as they have been supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective effective dates, or if amended or supplemented, as of the date of the last such amendment or supplement, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended or supplemented, as of the date of the last amendment or supplement) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent true, correct and complete copies of all comment letters and any other material written correspondence between the SEC, on the one hand, and the Company or any of the Company’s Subsidiaries, on the other hand, since the Spin-Off Date and prior to the date of this Agreement other than those available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any Company SEC Document and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)            The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended or supplemented prior to the date of this Agreement, the date of the filing of such amendment or supplement), complied as to form in all material respects with the rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end adjustments and the absence of complete footnotes) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments in accordance with GAAP, none of which, if presented, would be material to the Company and its consolidated Subsidiaries).

(c)            Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether or not accrued, contingent or otherwise, except liabilities (i) disclosed, reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of September 30, 2025 (the “Company Balance Sheet Date”) included in the Company Filed SEC Documents, (ii) incurred after the Company Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, or relates to any material breach or violation of, or default under, any Contract or applicable Law), (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not have a Company Material Adverse Effect. There are no material off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K (or similar Contracts where the purpose is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries) that have not been so described in the Company SEC Documents.

(d)            The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls, procedures and systems are designed to provide reasonable assurances (i) that all material information required to be disclosed by the Company in the Company SEC Documents is recorded and made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that transactions are executed only in accordance with the authorization of management and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2025, and such assessment concluded that such controls were effective.

(e)            Since the Spin-Off Date to the date of this Agreement, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has (i) identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Spin-Off Date, there have not been any material investigations of any current or former officers of the Company or any of its Subsidiaries relating to any alleged, potential or actual wrongdoing or misconduct by such current or former officer.

(f)            The information supplied by or on behalf of the Company or its Subsidiaries or any Representative of the Company or its Subsidiaries to be contained in, included in or incorporated by reference in the Transaction SEC Filings, including any amendment or supplement thereto and any other document incorporated or referenced therein, will not, (i) in the case of the Registration Statement, at the SEC Clearance Date, (ii) in the case of the Proxy Statement/Prospectus, at the time first sent or given to the stockholders of the Company or Parent, as applicable, and (iii) in the case of the Transaction SEC Filings, at the time of the Company Stockholders’ Meeting, the Parent Shareholders’ Meeting and at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub I, Merger Sub II or any of their respective Representatives for inclusion or incorporation by reference in the Transaction SEC Filings.

(g)            Since the Spin-Off Date to the date of this Agreement, (i) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after the Spin-Off Date, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or the Board of Directors or similar governing body of any Subsidiary of the Company or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company or any of its Subsidiaries, except, in each case, as has not been, and would not be materially adverse to the Company and its Subsidiaries, taken as a whole.

(h)            The Company is and since the Spin-Off Date has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 3.06.       Absence of Certain Changes.

(a)            From the Company Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and any transaction of the type or as otherwise required or contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in the ordinary course of business in all material respects.

(b)            Since the Company Balance Sheet Date through the date of this Agreement, there has not been any Company Material Adverse Effect or any effect, change, event, condition, development, occurrence or state of circumstances or facts that would reasonably be expected to have a Company Material Adverse Effect.

(c)            From the Company Balance Sheet Date through the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in Section 5.01(b)(iii), 5.01(b)(v), 5.01(b)(viii), 5.01(b)(ix), 5.01(b)(xi), 5.01(b)(xv), 5.01(b)(xvi) or 5.01(b)(xviii).

Section 3.07.       Legal Proceedings. Except as would not have a Company Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened claim, complaint (including a qui tam complaint), audit, civil investigative demand, subpoena, legal or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, or (b) outstanding order, judgment, injunction, ruling, arbitration award, settlement, grant, consent, decision, writ or decree of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date of this Agreement, there is no Action or Judgment pending or, to the Knowledge of the Company, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. As of the date of this Agreement, since the Spin-Off Date, to the Knowledge of the Company, there are no material investigations or whistleblower complaints, whether formal or informal, with respect to the Company or any of its Subsidiaries. As of the date of this Agreement, there are no material written complaints, pending allegations, or Actions, or, to the Knowledge of the Company, verbal material allegations or complaints, relating to alleged or actual discrimination or harassment (including sexual harassment) or sexual misconduct by any employee of the Company or its Subsidiaries at or above the level of senior vice president, and none of the Company or its Subsidiaries are currently negotiating a material settlement Contract with any employee of the Company or any other Person that involves allegations of discrimination or harassment (including sexual harassment) or sexual misconduct by any employee of the Company or its Subsidiaries at or above the level of senior vice president.

Section 3.08.       Compliance with Laws; Permits.

(a)            The Company and each of its Subsidiaries are, and have been since the Spin-Off Date, in compliance with and not in default under or violation of all Laws or Judgments applicable to the Company or any of its Subsidiaries, except where such failure to be in compliance or default or violation would not have a Company Material Adverse Effect.

(b)            The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses and to own, lease and operate their respective properties and assets, except where the failure to hold such Permits would not have a Company Material Adverse Effect. All such Permits are in full force and effect and no suspension or cancellation of any of such Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of such Permits would not have a Company Material Adverse Effect.

(c)            The Company and each of its Subsidiaries hold all Money Transmitter Licenses necessary to conduct their respective businesses as currently conducted, except where the failure to be in possession of such Money Transmitter Licenses would not be material and adverse to the Company and its consolidated Subsidiaries, taken as a whole. Section 3.08(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of (A)(1) each jurisdiction in which the Company or any of its Subsidiaries holds any Money Transmitter License (the “Money Transmitter License Jurisdictions”; provided that if the Company or one of its Subsidiaries receives a Money Transmitter License in a Money Transmitter Application Jurisdiction prior to the First Effective Time, then such jurisdiction shall cease to be a Money Transmitter Application Jurisdiction and shall be deemed to be a Money Transmitter License Jurisdiction) and (2) each Money Transmitter License held by the Company or any of its Subsidiaries in each Money Transmitter License Jurisdiction (the “Company Money Transmitter Licenses”; provided that if the Company or one of its Subsidiaries receives a Money Transmitter License prior to the First Effective Time, including in connection with a Company Money Transmitter Application, then such Money Transmitter License shall be deemed to be a Company Money Transmitter License), and (B)(1) each jurisdiction in which the Company or any of its Subsidiaries has an application pending for any Money Transmitter License (the “Money Transmitter Application Jurisdictions”; provided that, subject to and in accordance with Section 5.04(g), if the Company or one of its Subsidiaries makes an application for any Money Transmitter License prior to the First Effective Time, then such jurisdiction shall be deemed to be a Money Transmitter Application Jurisdiction) and (2) each pending application for a Money Transmitter License applied for by the Company or any of its Subsidiaries in each Money Transmitter Application Jurisdiction (the “Company Money Transmitter Applications” and together with the Company Money Transmitter Licenses, collectively, the “Company Money Transmitter Authorizations”; provided that, subject to and in accordance with Section 5.04(g), if the Company or one of its Subsidiaries makes an application for any Money Transmitter License prior to the First Effective Time, then such application shall be deemed to be a Company Money Transmitter Authorization). As of the date of this Agreement, the Company and its Subsidiaries are not conducting any regulated money transmission activity in any jurisdiction in which it does not have a Money Transmitter License, except where the failure to be in possession of such Money Transmitter Licenses would not be material and adverse to the Company and its Subsidiaries, taken as a whole. All Company Money Transmitter Licenses are in full force and effect and no suspension or cancellation of any of such Company Money Transmitter License is pending or, to the Knowledge of the Company, threatened, except where the failure to be in full force and effect, or the suspension or cancellation of, any Company Money Transmitter License would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(d)            Neither the Company nor any of its Subsidiaries has received any written notice that the Company or any of its Subsidiaries is not in compliance with, in default under or in violation of any Law applicable to the Company or any of its Subsidiaries or any Permit, except for such failure to be in compliance or default or violation as would not have a Company Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, or adverse modification or limitation of any Permit, except as would not have a Company Material Adverse Effect.

(e)            Except as would not be material and adverse to the Company and its consolidated Subsidiaries, taken as a whole, each of the Company, its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity and, to the Knowledge of the Company, each of its and their Representatives and agents acting on its or their behalf, are, and have been since the Spin-Off Date, in compliance with the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and all other rules and regulations promulgated thereunder or any other applicable Laws concerning or relating to bribery and corruption (“Anti-Corruption Laws”).

(f)            Except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole, the Company, and each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of the Company, each of its and their Representatives and agents acting on its or their behalf, is and have been since the Spin-Off Date in compliance with all applicable Laws concerning or relating to the prevention of money laundering, use of proceeds of crime, combatting of terrorism financing, and related financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970 and any implementing regulations or rules promulgated under any such Laws, including those issued by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or any other financial services regulatory authority with jurisdiction over the Company or any of its Subsidiaries (“AML Laws”).

(g)            Except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole, the Company, and each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of the Company, each of its and their Representatives and agents acting on its or their behalf, is and have been since the Spin-Off Date in compliance with all applicable Laws concerning consumer protection (“Consumer Protection Laws”).

(h)            Except as would not be material and adverse to the Company and its consolidated Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is and has been since the Spin-Off Date in compliance with all applicable Laws concerning or relating to (i) the business of transmitting or remitting money or items of monetary value, (ii) issuing or selling payment instruments, (iii) issuing or selling stored value, (iv) the custody, transfer, or exchange of money or monetary value, or (v) any similar payment or money services, including those under money transmitter and money services Laws or virtual currency business activity licensing Laws (“Money Transmitter Requirements”).

(i)            None of the Company, nor any of its Subsidiaries, nor any of its and their respective directors, officers, and employees, or acting in such capacity nor, to the Knowledge of the Company, any of its and their Representatives or agents acting on its or their behalf, is a Person that is, or is owned or controlled by a Person that is or, since the Spin-Off Date, has been, a Restricted Party.

(j)            Except as would not be material and adverse to the Company and its consolidated Subsidiaries, taken as a whole, the Company, its Subsidiaries and, acting in such capacity, their respective directors, officers, employees, Representatives, and agents are and have been since the Spin-Off Date, in compliance with any applicable Sanctions and Export-Import Laws.

(k)            Except as would not be material and adverse to the Company and its consolidated Subsidiaries, taken as a whole, none of the Company, its Subsidiaries nor, acting in such capacity, their respective directors, officers, employees, Representatives, or agents is engaged or has since the Spin-Off Date been engaged in any dealings directly or indirectly, with any Restricted Party.

(l)            Since the Spin-Off Date, neither the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, AML Law, Money Transmitter Requirement, Consumer Protection Law, Sanctions or Export-Import Laws.

(m)            Since the Spin-Off Date, none of the Company, its Subsidiaries, to the Knowledge of the Company, any of their respective directors, officers, employees, Representatives, or agents acting in such capacity has (A) received any written notice, request or citation relating to any actual or potential noncompliance with any applicable Anti-Corruption Law, AML Law, Money Transmitter Requirement, Consumer Protection Law, Sanctions, or Export-Import Laws or (B) has Knowledge of any claim, action, suit, proceeding, or investigation relating to actual or potential noncompliance with any applicable Anti-Corruption Law, AML Law, Money Transmitter Requirement, Consumer Protection Law, Sanctions, or Export-Import Laws.

(n)            Except as would not be material and adverse to the Company and its consolidated Subsidiaries, taken as a whole, the Company and its Subsidiaries (A) maintain an adequate system of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws, Sanctions and Export-Import Laws and prevent and detect violations of the Anti-Corruption Laws, AML Laws, Money Transmitter Requirements, Consumer Protection Laws, Sanctions and Export-Import Laws, (B) since the Spin-Off Date, have implemented and have at all times maintained an operational and effective anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to detect, prevent and deter violations of applicable Anti-Corruption Laws, AML Laws, Money Transmitter Requirements, Consumer Protection Laws and Sanctions and (C) since the Spin-Off Date, have at all times made and maintained accurate books and records in compliance with all applicable Anti-Corruption Laws and AML Laws.

Section 3.09.       Tax Matters.

(a)            The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b)            All material amounts of Taxes owed by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(c)            All material amounts of Taxes that the Company and each of its Subsidiaries is or was obligated by applicable Law to withhold or collect in connection with amounts owing to an employee, independent contractor, creditor, shareholder, member or other third party have been duly withheld or collected and fully and timely paid over to the proper Governmental Authority.

(d)            As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any material audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes, in each case that has been asserted in writing. To the Knowledge of the Company, no such material audits, examinations, investigations, proposed adjustments, claims or other proceedings are threatened. Any and all material Tax deficiencies assessed as a result of any audit, examination, claim or other proceeding in connection with a Tax Return of the Company or any of its Subsidiaries have been timely paid in full. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority any (i) notice indicating an intent to open a material audit, examination, or other Tax proceeding, (ii) request for additional information related to material Tax matters, or (iii) notice of deficiency or proposed adjustment for any material amount of Tax.

(e)            Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(f)            Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) or as a transferee or successor.

(g)            Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(h)            Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(i)            Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) and, with respect to each transaction in which the Company or any of its Subsidiaries has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(j)            Neither the Company nor any of its Subsidiaries is pursuing a voluntary disclosure agreement or letter ruling from the IRS (or any comparable ruling from any other Governmental Authority).

(k)            There are no material Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(l)             Neither the Company nor any of its Subsidiaries has been since the Spin-Off Date a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)           Neither the Company nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code and the Treasury Regulations thereunder (or any analogous or similar provision of state, local or non-U.S. Tax Law).

(n)            Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(o)            The Company and its Subsidiaries have complied in all material respects with Section 4501 of the Code and any rules, regulations or guidance issued thereunder.

(p)            Neither the Company nor any of its Subsidiaries will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, the receipt of any prepaid amount, in each case prior to Closing, or as a result of any election under Section 965(h) of the Code.

(q)            The Company and its Subsidiaries have conducted all intercompany transactions in material compliance with applicable Law relating to transfer pricing. Any transaction between the Company and its Subsidiaries and any Person that is related to or under common control with the Company and any applicable Subsidiary, or any transaction between such related or commonly controlled Persons, have at all times been at arm’s length or otherwise satisfy the requirements of any U.S. federal, state, local or non-U.S. Tax law relating to transfer pricing, as the case may be, and the Company and each of its Subsidiaries has complied in all material respects with any record keeping or documentation requirements in connection with the foregoing.

Section 3.10.       Employee Benefits.

(a)            Section 3.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true, correct and complete copies (to the extent applicable) of (i) the plan document or, with respect to any unwritten Company Plan, a written description of the terms thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the current summary plan descriptions and any summaries of material modifications thereto, (iii) the most recent annual report on Form 5500 filed with the Department of Labor or Form 5500-EZ filed with the IRS and the most recent actuarial valuation or similar report; (iv) each insurance or group annuity contract or policy and certificate of coverage, or other funding vehicle; (v) copies of the most recent annual testing (including non-discrimination and coverage) results; (vi) the most recent determination letter, advisory letter, or opinion letter issued by the Internal Revenue Service; actuarial reports for the most recently completed three plan years and (vii) all material correspondence received from or provided to any Governmental Authority (other than in the ordinary course of business) since the Spin-Off Date. Except as would not have a Company Material Adverse Effect, there are no material unwritten employee benefit plans (as defined in Section 3(3) of ERISA) or bonus, unit option, unit purchase, other equity-based profit sharing, savings, disability, incentive, deferred compensation, retirement, vacation, paid time off, holiday, severance, retention, change of control or other employee benefit plans or programs, or compensation agreements, for the benefit of, or relating to, current employees and former employees of the Company, any of its Subsidiaries or any Commonly Controlled Entity, or with respect to which the Company, any of its Subsidiaries or any Commonly Controlled Entity has or could reasonably be expected to have any material liability.

(b)            Each Company Plan has been since the Spin-Off Date administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status. There are no pending, or to the Knowledge of the Company, threatened Actions or claims (other than routine claims for benefits) by, on behalf of, relating to, or against any Company Plan or any trust related thereto and no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan, in each case, except as would not have a Company Material Adverse Effect.

(c)            All contributions required to be made with respect to any Company Plan by applicable Law, or any Company Plan document or other contractual undertaking, have been materially paid or, to the extent not required to be made or paid on or before the Closing Date, have been accrued to the extent required by GAAP and consistent with the Company’s normal accounting practices and, as of the Company Balance Sheet Date, are reflected on the Company’s financial statements as at the Company Balance Sheet Date.

(d)            None of the Company, any of its Subsidiaries nor any Commonly Controlled Entity maintains, sponsors or contributes to, or has in the past six years maintained, sponsored or contributed to, or had any liability (including contingent liability) with respect to, any (i) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (ii) any “multiple employer welfare arrangements” (as defined in Section 3(40) of ERISA), or (iii) a “voluntary employees beneficiary association” (as defined in Section 501(c)(9) of the Code).

(e)            Section 3.10(e) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries or any Commonly Controlled Entity currently or at any time prior to the date of this Agreement (each, a “Pension Plan”). With respect to each Pension Plan, (i) no proceeding has been initiated to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043(c) of ERISA); (iii) no liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Company, any of its Subsidiaries or any Commonly Controlled Entity that has not been satisfied in full, no condition exists that presents a material risk to the Company, any of its Subsidiaries or any Commonly Controlled Entity of incurring any such liability and no such liability will become a liability of the Company, any of its Subsidiaries or any Commonly Controlled Entity; (iv) such plan’s benefit liabilities under Section 4001(a)(16) of ERISA do not exceed the current value of such plan’s assets, determined in accordance with the assumptions used for funding the plan pursuant to Section 412 and Section 430 of the Code for the applicable plan year; (v) no plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year; (vi) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date; (vii) no plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; (viii) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect; and (ix) the assets of each such plan are sufficient to satisfy all obligations of the plan if the plan were to terminate as of the date of this Agreement.

(f)            None of the Company, any of its Subsidiaries nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA since the Spin-Off Date. Except as set forth on Section 3.10(f) of the Company Disclosure Letter, no Company Plan and none of the Company, any of its Subsidiaries nor any of its Subsidiaries, or has any obligation to provide, benefits or coverage in the nature of health, life, disability or other welfare benefits to current or former employees of the Company and its Subsidiaries (or any beneficiaries thereof) after a termination of employment (and such arrangement, a “Retiree Welfare Arrangement”), other than benefits or coverage required to be provided (i) through the end of the month in which termination of employment occurs pursuant to the terms of the Company Plan or (ii) under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law. No Retiree Welfare Arrangement includes any term or otherwise provides for any promise, commitment or obligation limiting or restricting the right of the Company, any of its Subsidiaries or, following the Closing, Parent or any of its Affiliates, to amend or terminate any such Retiree Welfare Arrangement. The Company and its Subsidiaries (i) have complied with the requirements of Section 4980B of the Code or Sections 601-609 of ERISA and other applicable state continuation coverage laws, in all material respects and (ii) have not incurred, and are not reasonably expected to incur, any material excise Taxes under Chapter 43 of the Code.

(g)            Except as set forth in Section 2.03(a) of this Agreement, neither the consummation of the Mergers nor the execution of this Agreement will, either alone or in combination with another event, directly or indirectly (i) result in or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any current or former director, officer or employee of the Company or any of its Subsidiaries under any Company Plan or entitle any such individual to any payment or cancellation of indebtedness, (ii) require or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Plan; (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the First Effective Time; (iv) result in any breach or violation of, or default under any Company Plan; or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)            Neither the Company nor any Subsidiary of the Company has any obligation to provide, and no Company Plan or other agreement or arrangement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code.

(i)             Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with and has been since the Spin-Off Date operated and administered in all material respects in compliance with, Section 409A of the Code.

(j)             With respect to each Company Plan maintained primarily for employees and former employees located outside the United States (each, an “International Plan”): (i) if intended to qualify for special Tax treatment, each International Plan is so qualified, (ii) if required to be registered with a Governmental Authority, is so registered, and (iii) the fair market value of the assets of each International Plan, the liability of each insurer for any International Plan funded through insurance, or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan. Neither the Company nor any Subsidiary thereof has been a party to, a sponsoring employer of, or otherwise is under any material liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item.

Section 3.11.       Labor Matters.

(a)            Section 3.11(a) of the Company Disclosure Letter sets forth each collective bargaining agreement or similar labor agreement with any labor union, trade union, works council or other labor association to which the Company or any of its Subsidiaries is a party or is bound (each a “Labor Agreement”). The Company is not currently negotiating any such Labor Agreement. Except as would not have a Company Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened labor strike, concerted lockout, slowdown or work stoppage, picketing or other similar labor activity or dispute by the employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, (i) no employees of the Company or any of its Subsidiaries have submitted union authorization cards seeking to form or join a union with respect to their employment with the Company or its Subsidiaries, and (ii) there is no organizational effort currently pending or threatened by, or on behalf of, any labor union to organize any employees of the Company or any of its Subsidiaries.

(b)            The Company and each of its Subsidiaries are, and have been since the Spin-Off Date, in compliance with all applicable Laws relating to labor and employment matters, including occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, equal employment opportunity, immigration, human rights, non-discrimination, job protected and paid leaves, disability accommodation, pay equity and workers’ compensation, except as would not have a Company Material Adverse Effect.

(c)            Except as would not have a Company Material Adverse Effect, there are no Actions against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority, any state or local agency responsible for the prevention of unlawful employment practices, or any arbitral or other forum in connection with any current or former employee, consultant, individual independent contractor, volunteer intern, or applicant of the Company or any of its Subsidiaries.

(d)            Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no employee with the title of senior vice president or above of the Company or any of its Subsidiaries is in violation of any term of any employment contract, confidentiality, noncompetition or other proprietary rights agreement directly implicating the right of such Person to be employed by the Company or any of its Subsidiaries.

(e)            Except as would not have a Company Material Adverse Effect, since the Spin-Off Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar applicable Law (“WARN”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries.

(f)             Except as would not have a Company Material Adverse Effect, all employees of the Company and any of its Subsidiaries have the legal right to work in the country in which they are employed.

(g)            As of the date of this Agreement, no executive or employee of the Company or any of its Subsidiaries with a title at or above senior vice president has provided written notice or, to the Knowledge of the Company, oral notice to any executive of the Company or its Subsidiaries of the voluntary termination of his or her employment with the Company or such Subsidiary within the next six months.

Section 3.12.       Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)            The Company and each of its Subsidiaries are, and have been since the Spin-Off Date, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written notice since the Spin-Off Date, or earlier if unresolved, alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law.

(b)            The Company and each of its Subsidiaries possess and are, and have been since the Spin-Off Date in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, all such Permits are valid and in full force and effect, and there is no Action pending or, to the Knowledge of the Company, threatened that seeks the revocation, cancellation, suspension or adverse modification of any such Permit,

(c)            There is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(d)            Neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws.

(e)            Neither the Company nor any of its Subsidiaries is conducting or funding or, since the Spin-Off Date, has been identified as responsible for any cleanup or other remedial activities pursuant to Environmental Laws as a result of any release, spill or disposal of any Hazardous Materials.

(f)            Since the Spin-Off Date, there has been no Release of, or exposure to, any Hazardous Materials on, at, under or from any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or any predecessors or, to the Knowledge of the Company, at any other location, and no environmental conditions exist or have occurred related to any real property currently or formerly owned or leased by the Company or any of its Subsidiaries or any predecessors or, to the Knowledge of the Company, at any other location, which with the passing of time or the giving of notice or both would constitute a violation of any Environmental Law or otherwise has given rise to or could reasonably be expected to give rise to costs, liabilities, or obligations of the Company or any of its Subsidiaries under any Environmental Law.

(g)            Neither the Company nor any of its Subsidiaries has assumed or provided indemnity against any liability of any other Person under any Environmental Laws, including any obligation for corrective or remedial action.

Section 3.13.       Intellectual Property.

(a)            Section 3.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all Owned Company Intellectual Property that is Registered Intellectual Property. The Company and its Subsidiaries own all of the Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens). All of the Registered Intellectual Property is subsisting and the patent and registrations of the material Registered Intellectual Property are valid and enforceable. All necessary registration, maintenance, and renewal fees currently due in connection with the material Registered Intellectual Property have been paid for the purposes of maintaining such Registered Intellectual Property. There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending or, to the Knowledge of the Company, threatened with respect to material Registered Intellectual Property.

(b)            Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or is licensed, pursuant to a valid, written license agreement, to use all Intellectual Property reasonably necessary to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date of this Agreement, provided, however, that nothing in this Section 3.13(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property which is the subject of Section 3.13(g). The Company and each of its Subsidiaries have complied in all material respects with the applicable license terms for all Intellectual Property that is licensed from a third-party, including licensing a sufficient number of “seats,” “users” or other usage metrics to account for the use of any licensed Intellectual Property. The Company and its Subsidiaries are the exclusive owners of all material Owned Company Intellectual Property, free and clear of all Liens other than Permitted Liens.

(c)            Except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole, the source code for any material Proprietary Software has not been delivered, licensed or made available to any Person other than employees or contractors of the Company or one of its Subsidiaries who (i) only used such source code in connection with the Company’s or its Subsidiaries’ operations and (ii) executed written agreements containing confidentiality provisions protecting such source code or otherwise have an obligation of confidentiality.

(d)            Except as would not have a Company Material Adverse Effect, all Business Intellectual Property will be owned by or licensed for use by the Company or its Subsidiaries immediately after the Closing on substantially the same terms and conditions as immediately prior to the Closing.

(e)            Section 3.13(e) of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract: (i) pursuant to which any material Intellectual Property is licensed to the Company or any of its Subsidiaries, and (ii) pursuant to which the Company or any of its Subsidiaries has granted to any Person any right or interest in any material Owned Company Intellectual Property, in each case, excluding (A) licenses to Off-the-Shelf Software; (B) non-exclusive licenses granted by the Company or its Subsidiaries in the ordinary course of business; (C) Contracts under which a license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; and (D) confidentiality and non-disclosure agreements entered into in the ordinary course of business (the “Material Intellectual Property Agreements”).

(f)            The Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, to protect, preserve and maintain the secrecy and confidentiality of material Trade Secrets included in the Owned Company Intellectual Property. Except as would not have a Company Material Adverse Effect, without limiting the generality of the foregoing, since the Spin-Off Date, each employee and contractor of the Company or any of its Subsidiaries who has created or contributed to any material Owned Company Intellectual Property has executed a written Contract (i) assigning to the Company or one of its Subsidiaries all right, title and interest (including in all Intellectual Property) that the employee or contractor has therein and (ii) requiring the employee or contractor to maintain the confidentiality of all confidential information and Trade Secrets that are material Owned Company Intellectual Property.

(g)            Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries and the operation of their businesses have not since the Spin-Off Date infringed, misappropriated, diluted or otherwise violated, and do not infringe, misappropriate, dilute or otherwise violate, any Intellectual Property of any other Person. Except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole, no adverse third-party Actions are pending or threatened in writing against the Company or any of its Subsidiaries (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Owned Company Intellectual Property or (ii) alleging that the operation of the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date of this Agreement are infringing, misappropriating or otherwise violating the Intellectual Property of any Person or challenging the right of the Company or its Subsidiaries to own, use or enforce any of the Business Intellectual Property.

(h)            Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, since the Spin-Off Date, no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Owned Company Intellectual Property. None of the Owned Company Intellectual Property is (i) subject to any order that restricts or otherwise prevents the use thereof by the Company or any of its Subsidiaries, and (ii) subject to any challenge as to its use, ownership, validity, registrability, or enforceability by the Company or any of its Subsidiaries, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(i)            Except as would not be material to the Company or any of its Subsidiaries, taken as a whole, the manner in which any Open Source Software is incorporated into, linked to or called by, or otherwise combined or distributed with any Owned Company Intellectual Property does not, according to the terms of the license applicable to such Open Source Software, obligate the Company or any of its Subsidiaries to: (i) disclose, make available, offer or deliver all or any portion of any source code of any such software product or service or any component thereof to any third party, other than the applicable Open Source Software, or (ii) create obligations for the Company or any of its Subsidiaries to grant, or purport to grant, to any third party any rights or immunities under any Owned Company Intellectual Property (including any agreement not to assert patents), or (iii) impose any present economic limitations on the Company’s or any of its Subsidiaries’ commercial exploitation thereof.

Section 3.14.       Data Privacy and Technology; Information Security.

(a)            Except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole, since the Spin-Off Date, the Company and its Subsidiaries have been and remain in material compliance with (i) all applicable Privacy, Data Security and AI Requirements, (ii) all Marketing Laws, with respect to any communications with other Persons, and (iii) the PCI-DSS, with respect to any cardholder data subject to such standard that the Company has Processed or was Processed, or, to the Knowledge of the Company, by third parties on behalf of the Company or any of its Subsidiaries or having authorized access to the records of the Company or any of its Subsidiaries. Since the Spin-Off Date, the Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices in light of the scope and type of the Company’s operations, designed to ensure the confidentiality, privacy and security of all information and data within the possession or control of the Company or any of its Subsidiaries.

(b)            Since the Spin-Off Date, the Company and its Subsidiaries have maintained written privacy policies concerning the Processing of Personal Information by the Company and its Subsidiaries that comply with applicable Privacy, Data Security and AI Requirements. The Company and its Subsidiaries have provided materially accurate notice of such privacy policies, and such notices, together with all other privacy-related communications from the Company and its Subsidiaries to actual or prospective clients, users or customers (whether sent by the Company directly or through a third party mechanism) and other privacy-related materials distributed or marketed by the Company or any of its Subsidiaries (collectively, the “Privacy Policies”), have not contained and do not contain any material omissions of the privacy practices of the Company or its Subsidiaries, or practices concerning the Processing of Personal Information.

(c)            Except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries have received any claim (whether written or unwritten), written complaint, inquiry or request for information or documents, and no proceeding is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, in each case, (i) alleging that the Processing of Personal Information by the Company or any of its Subsidiaries violates any Privacy, Data Security and AI Requirements, (ii) alleging that the Company or any of its Subsidiaries has breached any Marketing Laws, or (iii) otherwise relating to the security or Processing of Personal Information.

(d)            Except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole, to the extent that the Company or any of its Subsidiaries use any third party to Process Personal Information on its behalf, each such third party is subject to a binding written contract with the Company or a Subsidiary that requires such third party to maintain the confidentiality of, and ensure the security and integrity of, such Personal Information in accordance with applicable Law. To the Knowledge of the Company, no such third party has violated or is in violation of any applicable Laws with respect to the Processing and protection of any Personal Information. The Company and its Subsidiaries have taken commercially reasonable steps to limit access to Personal Information to: (i) the Company or Subsidiary’s personnel and to subcontractors and third-party vendors providing services to or on behalf of the Company or any of its Subsidiaries, in each case to those who have a need to know such Personal Information in the execution of their duties to the Company or any of its Subsidiaries; and (ii) such other Persons permitted to access such Personal Information in accordance with the Company’s Information Security Program and the Privacy, Data Security and AI Requirements.

(e)            Except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole, since the Spin-Off Date, neither the Company nor any of its Subsidiaries has experienced any breaches, outages or unauthorized use of or access to the Company IT Assets or any breaches or unauthorized use of or access to Personal Information within the possession or control of the Company or any of its Subsidiaries, nor any other Security Incident that would require notice under applicable Privacy, Data Security and AI Requirements.

(f)            Except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole, the Company IT Assets operate and perform as required to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date of this Agreement in all material respects. Without limiting the foregoing, the Company IT Assets are in all material respects adequate and sufficient (including with respect to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner) for the conduct and operation of the business of the Company as currently conducted and as will be conducted immediately following the Closing. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to protect the Company IT Assets from unauthorized access and from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause material unauthorized access to, or material unauthorized disruption, impairment, disablement or destruction of, IT Assets. The Company, and as applicable, its Subsidiaries, have maintained and complied with a written information security program (“Information Security Program”) that complies with the Privacy, Data Security and AI Requirements and all other applicable Laws (including with respect to public disclosure requirements regarding its cybersecurity program, which have been true and accurate). The Company, and as applicable, its Subsidiaries have assessed and tested its Information Security Program on no less than annual basis, and remediated all critical and high risks and vulnerabilities identified. The Information Security Program includes administrative, technical, and physical safeguards appropriate to the Company’s size and complexity and the nature and scope of its activities.

Section 3.15.       Property.

(a)            Section 3.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, the street address of each Owned Real Property. Except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title in each Owned Real Property, free and clear of all Liens (other than Permitted Liens) and (ii) neither the Company nor any of its Subsidiaries has received written notice of any pending Actions in eminent domain, condemnation, expropriation or that would otherwise result in the taking by any Governmental Authority with or without payment of compensation therefor, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any Owned Real Property. Neither the Company nor any of its Subsidiaries: (i) leases or grants any Person the right to use or occupy all or any part of any material Owned Real Property, (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase any material Owned Real Property or any portion thereof or interest therein or (iii) entered into any Contract to sell or lease any current material Owned Real Property or purchase or lease any other real property, in each case, since the Spin-Off Date (except under the Company Leases).

(b)            Section 3.15(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Leased Real Property. Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold, subleasehold or license interest (as tenant, subtenant or licensee) in each Leased Real Property, free and clear of all Liens (other than Permitted Liens), subject to the terms of the applicable Company Lease. Neither the Company nor any of its Subsidiaries has received written notice of any pending Actions in eminent domain, condemnation, expropriation or that would otherwise result in the taking by any Governmental Authority with or without payment of compensation therefor, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any Leased Real Property. Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all Company Leases. Neither the Company nor any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Company Leases.

(c)            To the Company’s Knowledge (i) there are no material contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Owned Real Property or Leased Real Property for its current use, (ii) all structures and other buildings on the Owned Real Property and Leased Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear in all material respects, and (iii) there are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Owned Real Property or the Leased Real Property (except under the Company Leases).

(d)            Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the consolidated balance sheet (or the notes thereto) of the Company as of, or acquired after, the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, free and clear of all Liens other than Permitted Liens.

Section 3.16.       Contracts.

(a)            Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (but excluding this Agreement and any Company Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i)            is filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii)            governs the formation, creation, operation, governance, economics or control of any material joint venture, partnership or other similar arrangement, other than with respect to any joint venture, partnership or other similar arrangement solely between or among any of the Company and its Subsidiaries;

(iii)          provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $2,500,000 individually or $10,000,000 in the aggregate, other than (A) indebtedness solely between or among any of the Company and its Subsidiaries or (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business;

(iv)          is a capital lease with a lease liability in excess of $2,500,000;

(v)           relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $2,500,000 (A) that was entered into after the Spin-Off Date and (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $2,500,000 after the date of this Agreement, excluding, (y) acquisitions or dispositions of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries or (z) repurchases by the Company of Company Common Stock;

(vi)          is a Company Lease involving base annual rent in excess of $5,000,000;

(vii)         includes remaining obligations for the Company to make any capital expenditure in an amount in excess of $5,000,000 in any calendar year;

(viii)        is with any Governmental Authority and such Contract imposes material obligations on the Company or any of its Subsidiaries outside of the ordinary course of business;

(ix)           (A) contains provisions that prohibit or restrict in a material respect the Company or any of its Subsidiaries (or Parent or its Affiliates after the First Effective Time) from competing in or conducting any line of business, or grants a right of exclusivity or “most favored nation” status to any Person, or prevents or restricts in any material respect the Company or any of its Subsidiaries (or Parent or its Affiliates after the First Effective Time) from entering or operating in any geographic territory, other than license agreements for Intellectual Property limiting the Company’s and its Subsidiaries’ use of such Intellectual Property to specified fields of use or (B) grants to any Person any right of first refusal or right of first offer with respect to any material business, securities or assets of the Company or any of its Subsidiaries;

(x)            is with a bank or other provider of transaction processing or settlement services for the funding of transfers initiated through services provided by the Company or its Subsidiaries that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(xi)           is with any customer of the Company or any of its Subsidiaries and involving annual payments in excess of $20,000,000;

(xii)          is with any supplier of the Company or any of its Subsidiaries and involving annual payments in excess of $20,000,000;

(xiii)         is a material sole source supply Contract or material original equipment manufacturer Contract;

(xiv)        is a Material Intellectual Property Agreement;

(xv)         provides for or relates to any interest, currency or hedging, derivatives or similar Contracts or arrangements (other than any such transaction in the ordinary course of business);

(xvi)         is a Labor Agreement;

(xvii)        relates to the settlement of or resolution of any current or former Action (A) since the Spin-Off Date, with, against or by any Governmental Authority, (B) that materially restricts or imposes obligations upon the Company or its Subsidiaries, taken as a whole, that are continuing as of the date of this Agreement or (C) which would require the Company or any of its Subsidiaries to pay consideration of more than $5,000,000 after the date of this Agreement; and

(xviii)      relates to any transactions, agreements, arrangements or understandings with any Affiliate of the Company or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)            Except with respect to any Contract that has expired in accordance with its terms, been terminated or replaced prior to the date of this Agreement, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not have a Company Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries have received written or, to the Knowledge of the Company, oral notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such breach or default would not have a Company Material Adverse Effect, (iv) to the Knowledge of the Company, no counterparty under any Material Contract is in breach or default thereof, except where such breach would not have a Company Material Adverse Effect, and (v) no counterparty to a Material Contract has provided written or, to the Knowledge of the Company, oral notice to the Company or its Subsidiaries that it intends to terminate or not renew a Material Contract, except where such notice of intention to terminate or not renew would not have a Company Material Adverse Effect.

(c)            Section 3.16(c) of the Company Disclosure Letter sets forth a true, correct and complete list of each Contract entered into in connection with the Spin-Off (including any schedules, exhibits or appendices thereto, as well as any amendments thereof) (collectively, the “Spin-Off Agreements”). Except with respect to any Spin-Off Agreement that has expired or been terminated in accordance with its terms, (i) each Spin-Off Agreement is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all material obligations required to be performed by it under each Spin-Off Agreement, (iii) neither the Company nor any of its Subsidiaries have received written or, to the Knowledge of the Company, oral notice of the existence of any material breach or material default on the part of the Company or any of its Subsidiaries under any Spin-Off Agreement, (iv) to the Knowledge of the Company, no counterparty under any Spin-Off Agreement is in material breach or material default thereof, and (v) no counterparty to a Spin-Off Agreement has notified the Company or its Subsidiaries that it intends to terminate or not renew a Spin-Off Agreement. Neither the Company nor any of its Subsidiaries has any material liabilities arising out of or related to any Spin-Off Agreement. There exists no default or event of default or, to the Knowledge of the Company, any event, occurrence, condition or act which (with or without notice or lapse of time or both) would reasonably be expected to (A) violate or conflict in any material respect with or constitute or become a material default or event of default under any Spin-Off Agreement or (B) under or in connection with any Spin-Off Agreement give any third party the right to consent to, approve, or receive notification of the Transactions, including the Mergers.

(d)            As of the date of this Agreement, the Company has made available to Parent true, correct and complete copies of the Material Contracts and Spin-Off Agreements.

Section 3.17.       Insurance. Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof and all premiums and other payments due on such insurance policies have been paid in full, (c) as of the date of this Agreement, no written notice of cancellation or modification has been received other than in connection with renewals in the ordinary course of business, (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies, and (e) there are no material claims pending under any of the insurance policies for which coverage has been denied or disputed by the applicable insurance carrier or for which a carrier has provided a notice of reservation of rights. The Company has made available to Parent a list of, and true and correct copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries.

Section 3.18.       No Rights Agreement; Anti-Takeover Provisions.

(a)            The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)            Assuming the accuracy of the representations and warranties set forth in Section 4.12, as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the Transactions.

Section 3.19.       Opinion of Financial Advisors. The Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing) of J.P. Morgan Securities LLC (“J.P. Morgan”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, and limitations and other matters set forth therein, the Merger Consideration to be paid to the holders of the Company Common Stock (other than Parent, Merger Sub I and Merger Sub II) in the proposed Merger I is fair, from a financial point of view, to such holders. A written copy of such opinion shall be provided to Parent solely for informational purposes, promptly following receipt thereof by the Board of Directors of the Company.

Section 3.20.       Brokers and Other Advisors. Except for J.P. Morgan, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor, consultant, intermediary, finder or other Person is entitled to any investment banking, brokerage, broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Copies of the engagement letter with J.P. Morgan relating to the Transactions have been made available to Parent, except to the extent that such engagement letters are no longer in effect in any respect.

Section 3.21.       Reorganization. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article IV

Representations and Warranties of Parent, Merger Sub I and Merger Sub II

Parent, Merger Sub I and Merger Sub II jointly and severally represent and warrant to the Company that, except as (A) set forth in the confidential disclosure letter delivered by Parent, Merger Sub I and Merger Sub II to the Company concurrently with or prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement, certification or other document (including exhibits) filed with, or furnished to, the SEC by Parent and publicly available prior to the date that is one Business Day prior to the execution of this Agreement (the “Parent Filed SEC Documents”), excluding any disclosure in any such Parent Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Parent Filed SEC Documents (other than any such disclosures to the extent constituting statements of present fact): provided, however, that any such disclosures in such Parent Filed SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty.

Section 4.01.       Organization; Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Virginia, Merger Sub I is a corporation duly incorporated, validly existing under the Laws of the State of Maryland and is in good standing with the SDAT and Merger Sub II is a limited liability company duly formed, validly existing under the Laws of the State of Maryland and is in good standing with the SDAT. Each of Parent, Merger Sub I and Merger Sub II has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business (where such concept is recognized under applicable Law) and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of the Parent Charter Documents, Merger Sub I’s articles of incorporation and bylaws and Merger Sub II’s articles of organization and limited liability company agreement, and none of Parent, Merger Sub I or Merger Sub II is in violation of any of the provisions thereof in any material respect.

Section 4.02.       Authority; Noncontravention.

(a)            Each of Parent, Merger Sub I and Merger Sub II has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject to the receipt of the affirmative vote (in person or by proxy) of a majority of the votes cast by the holders of outstanding shares of Parent Common Stock entitled to vote thereon (such approval, the “Parent Shareholder Approval”) at the Parent Shareholders’ Meeting or any adjournment or postponement thereof. The Board of Directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub I has unanimously adopted resolutions (i) approving the execution, delivery and performance by Merger Sub I of this Agreement and the consummation by Merger Sub I of the Transactions, (ii) declaring that this Agreement and the consummation of the Transactions are advisable, (iii) recommending that Parent’s shareholders approve the Parent Share Issuance, (iv) directing that the Parent Share Issuance be submitted to Parent’s shareholders for approval at the Parent Shareholders’ Meeting and (v) directing that this Agreement and the Transactions be submitted for consideration by written consent of Parent, as the sole stockholder of Merger Sub I, which resolutions have not been subsequently rescinded, modified or withdrawn. Parent, in its capacity as sole member of Merger Sub II, has adopted resolutions approving the Transactions, including Merger II, and the consummation by Merger Sub II of the Transactions in accordance with the limited liability company agreement of Merger Sub II and the MLLCA. The Parent Shareholder Approval is the only vote of the holders of any class or series of shares of Parent necessary to adopt this Agreement and approve the Transactions. Parent, as the sole stockholder of Merger Sub I, will approve this Agreement and the Transactions (which approval shall be provided for by the written consent of Parent) immediately following the execution and delivery of this Agreement. Except for obtaining the Parent Shareholder Approval, filing the Articles of Merger with the SDAT pursuant to the MGCL and as otherwise expressly set forth in this Section 4.02(a), no other corporate action (including any shareholder or stockholder vote or other action) on the part of Parent, Merger Sub I or Merger Sub II is necessary to authorize the execution, delivery and performance by Parent, Merger Sub I and Merger Sub II of this Agreement and the consummation by Parent, Merger Sub I and Merger Sub II of the Transactions. This Agreement has been duly executed and delivered by Parent, Merger Sub I and Merger Sub II and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)            Neither the execution and delivery of this Agreement by Parent, Merger Sub I and Merger Sub II, nor the consummation by Parent, Merger Sub I or Merger Sub II of the Transactions, nor performance or compliance by Parent, Merger Sub I or Merger Sub II with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of incorporation, bylaws or other comparable articles of incorporation or organizational documents of Parent, Merger Sub I or Merger Sub II or (ii) assuming that the consents, approvals, orders, licenses, permits and authorizations referred to in Section 4.07 are obtained prior to the First Effective Time and the filings, declarations, notifications and registrations referred to in Section 4.07 are made and any waiting periods thereunder have terminated or expired prior to the First Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, (y) violate, conflict with, breach or constitute a default (with or without notice or lapse of time, or both) under or give rise to or result in any right of termination, acceleration, payment, modification or cancellation of, or approval, consent or notice under any Contract or Permit to which Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries is a party, or (z) result in the creation or imposition of any Lien (other than a Permitted Lien) on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clause (ii), as would not (x) have a Parent Material Adverse Effect or (y) reasonably be expected to prevent, materially delay or materially impair the timely consummation by Parent, Merger Sub I and Merger Sub II of the Transactions in accordance with the terms hereof.

Section 4.03.       Capitalization.

(a)            The authorized capital stock of the Parent consists of 170,000,000 shares of common stock, par value $1.00, of which 100,000,000 are shares of Parent Common Stock, and 2,000,000 shares of preferred stock, par value $10.00 per share (“Parent Preferred Shares”). At the close of business on the Capitalization Date, (i) 41,141,413 shares of Parent Common Stock were issued and outstanding, (ii) no Parent Preferred Shares were issued or outstanding, (iii) no shares of Parent Common Stock were issuable upon the exercise of outstanding Parent Options, (iv) 355,349 shares of Parent Common Stock were issuable upon settlement of outstanding Parent RSUs, and (v) 834,405 shares of Parent Common Stock were issuable upon settlement of outstanding Parent PSUs (assuming achievement of the applicable performance goals at maximum performance). The shares of Parent Common Stock comprising the Stock Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and no shareholder of Parent will have any preemptive right of subscription or purchase in respect thereof. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, subscription right or any similar right under applicable Laws, any provision of the Parent Charter Documents or any Contract to which Parent or its Subsidiaries is a party or otherwise bound. Since the Capitalization Date through the date of this Agreement, none of Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries has (1) issued any Parent Securities or incurred any obligation to make any payments based on the price or value of any Parent Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of capital stock of, or other equity or voting interest in, Parent.

(b)            The authorized capital stock of Merger Sub I consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub I is, and at the First Effective Time will be, owned, directly or indirectly, by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub I, (ii) no securities of Merger Sub I convertible into or exchangeable for equity securities or other voting securities of Merger Sub I and (iii) no options or other rights to acquire from Merger Sub I, and no obligations of Merger Sub I to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Merger Sub I. Merger Sub I has not conducted any business prior to the date of this Agreement and has no, and prior to the First Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Transactions.

(c)            All of the issued and outstanding equity interests of Merger Sub II are, and at the Second Effective Time will be, owned, directly or indirectly, by Parent, and there are (i) no other membership interests or equity interests of Merger Sub II, (ii) no securities of Merger Sub II convertible into or exchangeable for equity securities or other voting securities of Merger Sub II and (iii) no options or other rights to acquire from Merger Sub II, and no obligations of Merger Sub II to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Merger Sub II. Merger Sub II has not conducted any business prior to the date of this Agreement and has no, and prior to the Second Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Transactions.

(d)            Except as described in Section 4.03(a), since the Capitalization Date through the date of this Agreement, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iii) no outstanding subscriptions, options, warrants, stock appreciation rights, “phantom” stock rights or other rights (including preemptive rights or anti-dilution rights), obligations, commitments or agreements to acquire from Parent any capital stock of, other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of or other equity or voting interests in Parent, (iv) no obligations, commitments or agreements of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interest in, Parent, (v) no obligations, commitments or agreements of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, Parent (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Parent Securities”) and (vi) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Securities. No direct or indirect Subsidiary of Parent owns any Parent Common Stock. None of Parent or any Subsidiary of Parent is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or any other agreement relating to the disposition, voting or dividends with respect to any Parent Securities. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

Section 4.04.       Parent SEC Documents; Financial Statements; Undisclosed Liabilities; Information Supplied.

(a)            Parent has timely filed with, or furnished to, as applicable, the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with, or furnished to, the SEC by the Parent pursuant to the Securities Act or the Exchange Act, together with all certifications required pursuant to the Sarbanes-Oxley Act in each case, since January 1, 2024 (collectively, such documents and any other documents filed or furnished by Parent with the SEC, as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Documents”). As of their respective effective dates, or if amended or supplemented, as of the date of the last such amendment or supplement, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed (or, if amended or supplemented, as of the date of the last amendment or supplement) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made available to the Company true, correct and complete copies of all comment letters and any other material written correspondence between the SEC, on the one hand, and Parent or any of the Parent’s Subsidiaries, on the other hand, since January 1, 2024 and prior to the date of this Agreement other than those available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any Parent SEC Document and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(b)            The consolidated financial statements of Parent (including all related notes or schedules) included or incorporated by reference in the Parent SEC Documents, as of their respective dates of filing with the SEC (or, if such Parent SEC Documents were amended or supplemented prior to the date of this Agreement, the date of the filing of such amendment or supplement), complied as to form in all material respects with the rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end adjustments and the absence of complete footnotes) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments in accordance with GAAP, none of which, if presented, would be material to Parent and its consolidated Subsidiaries).

(c)            Neither Parent nor any of its Subsidiaries has any liabilities of any nature, whether or not accrued, contingent or otherwise, except liabilities (i) disclosed, reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Parent as of September 30, 2025 (the “Parent Balance Sheet Date”) included in the Parent Filed SEC Documents, (ii) incurred after the Parent Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, or relates to any material breach or violation of, or default under, any Contract or applicable Law), (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not have a Parent Material Adverse Effect. There are no material off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K (or similar Contracts where the purpose is to avoid disclosure of any material transaction involving Parent or any of its Subsidiaries) that have not been so described in the Parent SEC Documents.

(d)            Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls, procedures and systems are designed to provide reasonable assurances (i) that all material information required to be disclosed by Parent in the Parent SEC Documents is recorded and made known on a timely basis to the individuals responsible for the preparation of the Parent SEC Documents, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that transactions are executed only in accordance with the authorization of management and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Parent’s properties or assets. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2025, and such assessment concluded that such controls were effective.

(e)            As of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm has (i) identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting. Since January 1, 2024, there have not been any material investigations of any current or former officers of the Parent or any of its Subsidiaries.

(f)            The information supplied by or on behalf of Parent, Merger Sub I or Merger Sub II or their respective Subsidiaries or any Representative of Parent, Merger Sub I or Merger Sub II or their respective Subsidiaries to be contained in, included in or incorporated by reference in the Transaction SEC Filings, including any amendment or supplement thereto and any other document incorporated or referenced therein, will not, (i) in the case of the Registration Statement, at the SEC Clearance Date, (ii) in the case of the Proxy Statement/Prospectus, at the time first sent or given to the stockholders of the Company or the shareholders of Parent, as applicable, and (iii) in the case of the Transaction SEC Filings, at the time of the Company Stockholders’ Meeting, the Parent Shareholders’ Meeting and at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or any of its respective Representatives for inclusion or incorporation by reference in the Transaction SEC Filings.

(g)            Since January 1, 2024 to the date of this Agreement, (i) neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2024, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or the Board of Directors or similar governing body of any Subsidiary of Parent or any committee thereof or, to the Knowledge of Parent, to any director or officer of Parent or any of its Subsidiaries except, in each case, as has not been, and would not be materially adverse to Parent and its Subsidiaries, taken as a whole.

(h)            Parent is and since the January 1, 2024 has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 4.05.       Absence of Certain Changes.

(a)            From the Parent Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type or as otherwise required or contemplated by this Agreement, the business of Parent and its Subsidiaries has been carried on and conducted in the ordinary course of business in all material respects.

(b)            Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any Parent Material Adverse Effect or any effect, change, event, condition, development, occurrence or state of circumstances or facts that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.06.       Compliance with Laws; Permits.

(a)            Parent and each of its Subsidiaries are, and have been since January 1, 2024, in compliance with and not in default under or violation of all Laws or Judgments applicable to Parent or any of its Subsidiaries, except where such failure to be in compliance or default or violation would not have a Parent Material Adverse Effect.

(b)            Parent and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses and to own, lease and operate their respective properties and assets, except where the failure to hold such Permits would not have a Parent Material Adverse Effect. All such Permits are in full force and effect and no suspension or cancellation of any of such Permits is pending or, to the Knowledge of Parent, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of such Permits would not have a Parent Material Adverse Effect.

(c)            Neither Parent nor any of its Subsidiaries has received any written notice that Parent or any of its Subsidiaries is not in compliance with, in default under, or in violation of any Law applicable to Parent or any of its Subsidiaries or any Permit, except for such failure to be in compliance or default or violation as would not have a Parent Material Adverse Effect. There are no Actions pending or, to the Knowledge of Parent, threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, or adverse modification or limitation of any Permit, except as would not have a Parent Material Adverse Effect.

Section 4.07.       Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Transaction SEC Filings, (b) compliance with the rules and regulations of NYSE, (c) the filing of the Articles of Merger with the SDAT pursuant to the MGCL, (d) filings required under, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Laws or Investment Screening Laws, (e) Money Transmitter Requirement Approvals and (f) compliance with any applicable state securities or blue sky laws, no consent, approval, order, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II, the performance by each of Parent, Merger Sub I and Merger Sub II of its obligations hereunder and the consummation by each of Parent, Merger Sub I and Merger Sub II of the Transactions, other than such other consents, approvals, orders, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not have a Parent Material Adverse Effect.

Section 4.08.       Operations of Merger Sub I and Merger Sub II. Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and as of immediately prior to the First Effective Time, will not have engaged in any other business activities other than those relating to the Transactions and will have no liabilities other than those contemplated by this Agreement.

Section 4.09.       Sufficiency; Debt Financing.

(a)            Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02 and the funding of the Debt Financing in accordance with the Debt Commitment Letter, at the Closing, Parent will have cash funds available to it sufficient to pay (i) the aggregate Cash Consideration and all amounts payable pursuant to Section 2.03 and Section 2.04, (ii) any premiums, fees, costs and expenses of or payable by Parent, Merger Sub I, Merger Sub II or the Merger II Surviving Company on the Closing Date and (iii) all amounts in respect of the repayment, redemption and/or refinancing of any outstanding indebtedness of the Company and its Subsidiaries pursuant to the Company Notes, the Company Credit Agreement and the Company RPA required to be paid in connection with the transactions described in this Agreement, in each case, after giving effect to any amendment, modification or waiver of the Company Notes and/or the Company RPA contemplated by this Agreement (such amounts, collectively, the “Financing Amounts”), and there is no restriction on the use of such cash for such purposes.

(b)            Parent has delivered to the Company a true, correct and complete copy of the executed commitment letter (together with the annexes, exhibits, schedules and other attachments thereto), dated as of the date of this Agreement (as may be amended, amended and restated, supplemented, substituted, replaced or otherwise modified in accordance with the terms of this Agreement, the “Commitment Letter”) from the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed, subject only to the terms and conditions thereof, to lend the amounts set forth therein for purposes of funding the Transactions at Closing (the “Debt Financing”). Parent has also delivered to the Company true, correct and complete copies of any fee letter (with customary redactions) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter” and, the Commitment Letter and such Fee Letter, collectively, the “Debt Commitment Letter”).

(c)            As of the date of this Agreement, to the Knowledge of Parent, Merger Sub I and Merger Sub II, the Debt Commitment Letter is in full force and effect and has not been withdrawn, reduced, terminated or rescinded or otherwise amended, supplemented or modified. The Debt Commitment Letter, in the form delivered to the Company, is, as of the date of this Agreement, a legal, valid and binding obligation of Parent Merger Sub I and Merger Sub II and, to the Knowledge of Parent Merger Sub I and Merger Sub II, the other parties thereto, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, there are no side letters or other Contracts relating to the Debt Financing (except for any Fee Letters and any other agreements with respect to the Debt Financing, each of which have been delivered to the Company in accordance with the provisions of Section 4.09(b) or, if not required to be delivered, does not contain any term which, in the aggregate, would (i) reduce the amount of the Debt Financing below the amount requested to satisfy the Financing Amounts, (ii) impose any additional conditions on the receipt of the Debt Financing, or (iii) materiality delay or make the funding of the Debt Financing less likely to occur on or prior to the Closing Date). Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, as of the date of this Agreement, none of Parent, Merger Sub I or Merger Sub II has reason to believe that it or any Debt Financing Source would be unable to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by it. Parent, Merger Sub I and Merger Sub II have fully paid any and all commitment fees or other fees required by the Debt Commitment Letter or any Fee Letter to be paid on or before the date of this Agreement.

(d)            In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent, Merger Sub I or Merger Sub II hereunder, unless (w) the Debt Financing has not been consummated as a result of the failure of any condition precedent to the funding of the Debt Financing, (x) the Company has materially breached its obligations under Section 5.16, (y) such breach is the proximate cause of the Debt Financing not being consummated and (z) Parent has notified company of such breach in writing a reasonably sufficient amount of time prior to the Outside Date to afford the Company with reasonably opportunity to cure such breach (detailing in good faith (i) reasonable specificity as to the basis for any such breach and (ii) reasonable steps that comply with Section 5.16 in order to cure such breach) and the Company has not taken such steps or otherwise cured such breach within such time as would reasonably permit Parent to consummate the Debt Financing prior to the Outside Date.

Section 4.10.       Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.11.       Legal Proceedings. As of the date of this Agreement, except as would not have a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent, Merger Sub I and Merger Sub II, threatened Action against Parent, Merger Sub I or Merger Sub II or any of their respective Subsidiaries or (b) Judgment imposed upon Parent, Merger Sub I or Merger Sub II or any of their respective Subsidiaries, in each case, by or before any Governmental Authority. As of the date of this Agreement, there is no Action or Judgment pending or, to the Knowledge of Parent, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions.

Section 4.12.       Ownership of Equity of the Company. None of Parent, Merger Sub I, Merger Sub II or any of their respective controlled Affiliates owns any shares of Company Common Stock. None of Parent, Merger Sub I, Merger Sub II or any of their “affiliates” or “associates” is, or at any time has been, an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.

Section 4.13.       Intellectual Property.

(a)            Except as would not have a Parent Material Adverse Effect, the Parent or one of its Subsidiaries owns or is licensed, pursuant to a valid, written license agreement, to use all Intellectual Property reasonably necessary to conduct the business of the Parent and its Subsidiaries (taken as a whole) as conducted as of the date of this Agreement, provided, however, that nothing in this Section 4.13(a) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property that is the subject of Section 4.13(c). The Parent and its Subsidiaries are the exclusive owners of all material Owned Parent Intellectual Property, free and clear of all Liens other than Permitted Liens.

(b)            The Parent and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, to protect, preserve and maintain the secrecy and confidentiality of material Trade Secrets included in the Owned Parent Intellectual Property.

(c)            Except as would not have a Parent Material Adverse Effect, each of the Parent and its Subsidiaries and the operation of their businesses have not since January 1, 2024 infringed, misappropriated, diluted, or otherwise violated, and does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person. Except as would not have a Parent Material Adverse Effect, no adverse third-party Actions are pending or threatened in writing against the Parent or any of its Subsidiaries (i) challenging the ownership, validity or use by the Parent or any of its Subsidiaries of any Owned Parent Intellectual Property or (ii) alleging that the operation of the business of the Parent and its Subsidiaries (taken as a whole) as conducted as of the date of this Agreement are infringing, misappropriating or otherwise violating the Intellectual Property of any Person or challenging the right of the Parent or its Subsidiaries to own, use or enforce any of the Parent Intellectual Property.

(d)            Except as would not have a Parent Material Adverse Effect, to the Knowledge of Parent, since January 1, 2024, no Person has infringed, misappropriated or otherwise violated the rights of the Parent or any of its Subsidiaries with respect to any Owned Parent Intellectual Property.

Section 4.14.       Data Privacy and Technology; Information Security.

(a)            Except as would not be material and adverse to the Parent and its Subsidiaries, taken as a whole, since January 1, 2024, the Parent and its Subsidiaries have been and remain in material compliance with (i) all applicable Parent Privacy, Data Security and AI Requirements, (ii) all Marketing Laws, with respect to any communications with other Persons, and (iii) the PCI-DSS, with respect to any cardholder data subject to such standard that the Parent or any of its Subsidiaries has Processed or was Processed, or, to the Knowledge of Parent, by third parties on behalf of the Parent or any of its Subsidiaries or having authorized access to the records of the Parent or any of its Subsidiaries. Since January 1, 2024, the Parent and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices in light of the scope and type of the Parent’s operations, designed to ensure the confidentiality, privacy and security of all information and data within the possession or control of the Parent or any of its Subsidiaries.

(b)            Except as would not be material and adverse to the Parent and its Subsidiaries, taken as a whole, neither the Parent nor any of its Subsidiaries have received any claim (whether written or unwritten), written complaint, inquiry or request for information or documents, and no proceeding is pending or, to the Knowledge of Parent, threatened in writing against the Parent or any of its Subsidiaries, in each case, (i) alleging that the Processing of Personal Information by the Parent or any of its Subsidiaries violates any Parent Privacy, Data Security and AI Requirements, (ii) alleging that the Parent or any of its Subsidiaries has breached any Marketing Laws, or (iii) otherwise relating to the security or Processing of Personal Information.

(c)            Except as would not be material and adverse to the Parent and its Subsidiaries, taken as a whole, since January 1, 2024, neither the Parent nor any of its Subsidiaries has experienced any breaches, outages or unauthorized use of or access to the Parent IT Assets or any breaches or unauthorized use of or access to Personal Information within the possession or control of the Parent or any of its Subsidiaries, nor any other Parent Security Incident that would require notice under applicable Parent Privacy, Data Security and AI Requirements.

Section 4.15.       Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby) and assuming that (a) the conditions to the obligation of Parent, Merger Sub I and Merger Sub II to consummate the Transactions have been satisfied, (b) the representations and warranties of the Company set forth in Article III are accurate in all material respects and (c) the most recent financial statements included in a quarterly report on Form 10-Q of the SEC or an annual report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby in accordance with GAAP, (i) Parent and its Subsidiaries, taken as a whole, will not have incurred debts beyond their ability to pay such debts as they mature or become due, the present fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay their probable liabilities (including the probable amount of all contingent liabilities) and debts as they become absolute and matured, (ii) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their probable liabilities (including the probable amount of all contingent liabilities) and debts, and (iii) Parent and its Subsidiaries, taken as a whole, will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted.

Section 4.16.       No Rights Agreement; Anti-Takeover Provisions.

(a)            Parent is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)            No “business combination”, “control share acquisition”, “fair price”, “moratorium” or other Takeover Law applies or will apply to the Parent Share Issuance.

Section 4.17.       Opinion of Financial Advisors. The Board of Directors of Parent has received the written opinion (or an oral opinion to be confirmed in writing) of Morgan Stanley (“Morgan Stanley”) to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be paid pursuant to, and in accordance with, the terms of this Agreement to the holders of Company Common Stock (other than Parent and its Affiliates) is fair, from a financial point of view, to Parent. A written copy of such opinion shall be provided to the Company solely for informational purposes, promptly following the date of this Agreement.

Section 4.18.       Reorganization. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article V

Additional Covenants and Agreements

Section 5.01.       Conduct of the Company’s Business and Parent’s Business.

(a)            Except as required by applicable Law, Judgment or a Governmental Authority, as expressly permitted or required by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Letter, unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, (i) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course of business in all material respects and (ii) solely to the extent consistent with the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) preserve its material business relationships with banks, customers, vendors and others doing business with it; (2) maintain and preserve intact its and each of its Subsidiaries’ current assets and Permits that are material to the Company and its Subsidiaries taken as a whole; and (3) retain the services of its officers and key employees; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any subsection of Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b)            Without limiting the generality of the foregoing, except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01(b) of the Company Disclosure Letter, unless Parent otherwise consents in advance in writing (other than with respect to Section 5.01(b)(iii), such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)            except for transactions solely between and among the Company and its wholly owned Subsidiaries or pursuant to Section 5.01(b)(xii): issue, sell, distribute, assign, transfer, grant, dispose of or encumber (A) any shares of its capital stock or other equity or voting interests or (B) any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests), in the case of clauses (A) and (B), including Equity Interests, Company Securities, Company Subsidiary Securities or Company Voting Debt; provided, however, that the Company may issue shares of Company Common Stock or other securities as required pursuant to the terms of Company Equity Awards as of the date of this Agreement;

(ii)            except for (A) transactions solely between and among the Company and its wholly owned Subsidiaries or (B) pursuant to the forfeiture of, withholding of Taxes with respect to or the net settlement or cashless exercise of Company Equity Awards in accordance with the terms of such awards as of the date of this Agreement: redeem, purchase or otherwise acquire any shares of (Y) its capital stock or other equity or voting interests or (Z) any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests), in the case of clauses (Y) and (Z), including Equity Interests, Company Securities or Company Subsidiary Securities;

(iii)          except for transactions solely between and among the Company and its wholly owned Subsidiaries: establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity voting interests, including Equity Interests, Company Securities or Company Subsidiary Securities;

(iv)          adjust, split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(v)           incur, assume or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person (collectively, “Indebtedness”), except for (A) intercompany Indebtedness solely between or among the Company and its wholly-owned Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made, entered into or drawn in the ordinary course of business, (C) Indebtedness incurred pursuant to the revolving credit facility under the Company Credit Agreement (including in respect of letters of credit) in the ordinary course of business and not in excess of (I) prior to and on September 30, 2026, $500,000,000 in the aggregate and (II) after September 30, 2026, $400,000,000 in the aggregate and (D) purchase money Indebtedness incurred in connection with any acquisition that does not breach this Section 5.01(b);

(vi)         enter into any swap or hedging transaction or other derivative agreements, except for (A) any such transaction or agreement entered into in the ordinary course of business and in accordance with the hedging policy of the Company set forth on Section 5.01(b)(vi) of the Company Disclosure Letter, including related to the foreign currency positions of the Company and its wholly owned Subsidiaries, (B) any such transaction or agreement related to any Indebtedness or revolving facility or line of credit existing on the date of this Agreement and (C) renewals or extensions of any swap or hedging transactions or other derivative agreements existing on the date of this Agreement on terms that are materially similar to those terms in effect as of the date of this Agreement;

(vii)         make any loans, capital contributions or advances to any Person, except for (A) intercompany loans, capital contributions or advances solely to the Company or any wholly-owned Subsidiaries of the Company, (B) pursuant to Section 5.01(b)(xi), or (C) in the ordinary course of business and not to exceed $1,000,000 individually or $2,500,000 in the aggregate;

(viii)        sell, lease, exchange, transfer or otherwise dispose of to any Person, in a single transaction or series of related transactions (whether by merger, consolidation or sale of stock or assets or otherwise), any of its properties, assets or businesses, except (A) transfers, sales or leases solely between and among the Company and its wholly owned Subsidiaries; (B) dispositions in the ordinary course of business of assets or properties that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its wholly owned Subsidiaries in the ordinary course of business; (C) leases, subleases and licenses of real property, and expirations, terminations or surrenders of real property leases, subleases or licenses in accordance with their terms, in each case, in the ordinary course of business; and (D) other sales, leases or dispositions (in the ordinary course of business) of properties or assets with a fair market value not to exceed $1,000,000 individually or $2,500,000 in the aggregate;

(ix)           (A) transfer, sell, lease, license, subject to any Lien (other than a Permitted Lien), cancel, abandon or allow to lapse or expire any material Owned Company Intellectual Property except, in each case, for non-exclusive licenses granted in the ordinary course of business or (B) disclose any material confidential information or Trade Secrets, in the case of this clause (B), other than pursuant to a written confidentiality agreement reasonably protective of such confidential information and Trade Secrets;

(x)            grant any Lien (other than a Permitted Lien) on any of its material assets, other than (A) to secure Indebtedness in existence at the date of this Agreement or permitted under Section 5.01(b)(v) or (B) to the Company or to a wholly owned Subsidiary of the Company;

(xi)          subject in all respects to Section 5.04, acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) (A) any Person, the capital stock or equity securities thereof or a material portion of the assets of any other Person or business, or division thereof, or (B) any material assets, in the case of clauses (A) and (B), except for any such transaction that (X) is in the ordinary course of business, (Y) for consideration (whether cash or otherwise) not to exceed $1,000,000 individually or $2,500,000 in the aggregate and (Z) does not, and would not reasonably be expected to, impair, delay or prevent any required approvals, or expiration of the waiting period, under Antitrust Laws;

(xii)          except as required by the terms of any Company Plan in effect on the date of this Agreement or any Labor Agreement or applicable Law, (1) grant to any employee, director or individual service provider any increase in compensation or benefits, other than increases in annual base salary or wage rate or target cash annual incentive opportunities to employees whose annual base salary or annualized wages is less than $200,000 which are made in the ordinary course of business in connection with promotions or as part of the Company’s annual performance reviews, (2) establish, adopt, enter into, take any discretionary action under or materially amend any Company Plan (or any employee benefit or compensation plan, program or arrangement that would be a Company Plan if in effect on the date of this Agreement); (3) take any action to accelerate any rights or benefits under any Company Plan; or (4) hire or promote any employee or individual service provider or terminate the employment or engagement of any employee or individual service provider without cause, other than hirings, promotions and terminations in the ordinary course of business for employees whose annual base salary or annualized wages is equal to or less than $200,000 or other individual service providers whose annual base fee is equal to or less than $200,000;

(xiii)        certify or recognize any labor union, labor organization, or works council as the bargaining representative of any employee;

(xiv)        effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN (or any equivalent provisions under applicable Law);

(xv)         make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by (A) GAAP (or any interpretation thereof); (B) any applicable Law, including Regulation S-X under the Securities Act; or (C) any Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xvi)        make (other than in the ordinary course of business), change or revoke any material Tax election; adopt or change any material Tax accounting method or Tax accounting period; enter into any closing agreement or agreement in respect of material Taxes with any Governmental Authority; settle any audit, examination, or other proceeding with respect to any material amount of Taxes; enter into any closing agreement, voluntary disclosure agreement or similar agreement or arrangement with respect to a material amount of Taxes; consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; incur any liability for material Taxes outside the ordinary course of business; fail to pay any material Tax that becomes due and payable (including any estimated tax payments); or prepare or file any Tax Return in a manner inconsistent with past practice;

(xvii)       amend the Company Charter Documents or amend in any material respect (or in any respect adverse to Parent, any of its Subsidiaries or the Transactions) the comparable organizational documents of any material Subsidiaries of the Company;

(xviii)      settle (or enter into any Contract involving or providing for the settlement of or other arrangement providing concessions with respect to) any pending or threatened Action against the Company or any of its Subsidiaries, except for settlements of any pending or threatened Action (A) if involving a Governmental Authority and such settlement or other arrangement is solely for payments not in excess of $500,000 individually or $5,000,000 in the aggregate per fiscal year (after taking into account insurance coverage maintained by the Company or its Subsidiaries that covers such settlement, release or compromise), (B) if involving a non-Governmental Authority and the aggregate amount of such settlements payable by the Company or any of its Subsidiaries shall not exceed $1,000,000 individually or $10,000,000 in the aggregate per fiscal year (after taking into account insurance coverage maintained by the Company or its Subsidiaries that covers such settlement, release or compromise) or (C) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Company Balance Sheet Date included in the Company Filed SEC Documents for an amount not in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements); provided, however, that, in each case, (1) any such settlement must include a full and final release of the Company and its Subsidiaries and (2) no settlement of any pending or threatened Action may involve any injunctive or equitable relief or impose restrictions on the business activities of the Company and its Subsidiaries or result in any changes in business practices of the Company or any of its Subsidiaries, including the use of any Money Transmitter License;

(xix)         consummate (A) any plan of complete or partial liquidation or dissolution of the Company or any of the Company’s Subsidiaries; (B) a restructuring, recapitalization or other reorganization of the Company; or (C) a restructuring, recapitalization or other reorganization of any of its Subsidiaries;

(xx)          make capital expenditures, except for capital expenditures which do not exceed, in the aggregate, (A) for fiscal year 2026, (I) within each principal category set forth in the CapEx Budget set forth in Section 5.01(b)(xx) of the Company Disclosure Letter (the “CapEx Budget”), 107% of the budgeted amount for such principal category, or (II) without regard to principal category, the aggregate amount of capital expenditures set forth in the CapEx Budget, and (B) for fiscal year 2027 (I) within each principal category set forth in the CapEx Budget, 114% of the budgeted amount for such principal category, or (II) without regard to principal category, 107% of the aggregate amount of capital expenditures set forth in the CapEx Budget;

(xxi)        cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries except in the ordinary course of business;

(xxii)        fail to maintain in full force and effect in all material respects, or fail to promptly replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable;

(xxiii)       engage in any transactions, agreements, arrangements or understandings with NCR Voyix Corporation, any Affiliate of the Company, or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xxiv)       except with respect to any Labor Agreement where required by Law or as part of bargaining obligations, terminate (other than upon expiration of the stated term thereof in accordance with its terms) or amend in any material respect any Material Contract or enter into any Contract which if entered into prior to the date of this Agreement would be a Material Contract; provided that the Company and its Subsidiaries may enter into such amendments or new Contracts (x) the effect of which is to extend the term of such Material Contract on terms substantially similar to the terms of such Material Contract as of the date of this Agreement or (y) in the ordinary course of business consistent with past practice;

(xxv)        terminate (other than upon expiration of the stated term thereof in accordance with its terms) or amend in any material respect any Spin-Off Agreement;

(xxvi)      enter into any material new line of business; or

(xxvii)      resolve, authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions;

provided that to the extent any action referenced in this Section 5.01(b) would otherwise be permitted as a result of it being a transaction between or among the Company and its wholly owned Subsidiaries, any such action may only be permitted to the extent that such action is not reasonably expected to adversely affect Parent or the consummation of the Transactions.

(c)            Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01(c) of the Parent Disclosure Letter, unless the Company otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)            prior to obtaining the Parent Shareholder Approval, issue, sell, distribute, assign, transfer or grant any Parent Securities in connection with (A) any acquisition of any Person or assets or (B) any capital raising transaction, in each case, if such acquisition or transaction would require the approval of Parent’s shareholders;

(ii)            except for (A) transactions solely between and among Parent and its wholly owned Subsidiaries and (B) regular quarterly cash dividends paid by Parent on the Parent Common Stock in an amount not to exceed the amount set forth on Section 5.01(c)(ii) of the Parent Disclosure Letter, with customary record and payment dates and consistent with Parent’s past dividend policy and practices: establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity voting interests, including Equity Interests or Parent Securities;

(iii)           amend the Parent Charter Documents in any respect adverse to the Transactions;

(iv)            consummate (A) any plan of complete or partial liquidation or dissolution of Parent or (B) a restructuring, recapitalization or other reorganization of Parent; or

(v)            resolve, authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions;

provided that to the extent any action referenced in this Section 5.01(c) would otherwise be permitted as a result of it being a transaction between or among the Parent and its wholly owned Subsidiaries, any such action may only be permitted to the extent that such action is not reasonably expected to adversely affect the Company or the consummation of the Transactions.

(d)            The Company shall not, and shall cause its Subsidiaries not to, after the date of this Agreement, take any action or omit to take any action which (with or without notice or lapse of time or both) would reasonably be expected to (A) violate or conflict in any material respect with or constitute or become a material default or event of default under the Spin-Off Agreements, (B) create, result in or cause any liability of the Company or its Subsidiaries under any Spin-Off Agreement or (C) under or in connection with the Spin-off Agreements give any third party the right to consent to, approve or receive notification of the Transactions, including the Mergers.

(e)            Nothing contained in this Agreement is intended to give the Company, Parent, Merger Sub I or Merger Sub II, directly or indirectly, the right to control or direct the other party’s or their respective Subsidiaries’ operations prior to the First Effective Time. Prior to the First Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02.       Company Solicitation; Change in Recommendation.

(a)            Except as permitted by this Section 5.02, from the date of this Agreement until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 7.01, the Company shall not, shall cause its Subsidiaries and its and their respective employees, directors and officers not to and shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall expressly not authorize such Representatives to), directly or indirectly: (i) initiate, solicit, knowingly assist, knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, a Takeover Proposal or a Potential Takeover Proposal (including furnishing to any other Person any non-public information in connection with, or for the purpose of encouraging, a Takeover Proposal or a Potential Takeover Proposal); (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning (except solely to notify any Person of the provisions of this Section 5.02), or make available or furnish or provide access to its properties, employees, officers, assets, books, Contracts and records or any confidential information or data to any Person in connection with, or for the purposes of encouraging any Takeover Proposal or a Potential Takeover Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement), merger agreement, acquisition agreement, or other similar agreement for, relating to or in connection with any Takeover Proposal or a Potential Takeover Proposal (each, a “Company Acquisition Agreement”); or (v) resolve, agree or publicly propose to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, shall cause each of its Subsidiaries and its and their respective employees, directors and officers to shall use its reasonable best efforts to cause its and their respective Representatives (including expressly directing such Representatives) to, cease and terminate any solicitations, discussions or negotiations with any Person (other than Parent and its Representatives) in connection with a Takeover Proposal or a Potential Takeover Proposal and shall immediately following execution of this Agreement terminate each such Person’s access to any existing electronic data room related thereto. The Company also agrees that promptly (and in any event within 48 hours of the execution of this Agreement), the Company shall instruct each Person (other than the parties hereto and their respective Representatives in their capacity as such) that has within 24 months prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of a possible Takeover Proposal or possible business combination, merger or other similar transaction involving the Company or any of its Subsidiaries to promptly return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement (unless such request has previously been made). From the date of this Agreement until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 7.01, the Company shall enforce and shall not be permitted to waive, terminate or modify any provisions of any standstill or confidentiality agreement that prohibits or purports to prohibit a Takeover Proposal or a Potential Takeover Proposal being made to the Board of Directors of the Company unless the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the statutory standard of conduct applicable to directors of a Maryland corporation under applicable Law, in which case, the Company may waive, terminate or modify such standstill or confidentiality agreement, after prior written notice to Parent, solely to the extent (x) necessary to permit the applicable Person or group to make, on a confidential basis to the Board of Directors of the Company, a Takeover Proposal, conditioned upon such Person or group agreeing to disclosure of such Takeover Proposal to Parent and (y) that such Takeover Proposal has not been solicited in violation of this Section 5.02.

(b)            Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time on or after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives an unsolicited Takeover Proposal that did not result from any breach of Section 5.02(a), then (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal or its or their Representatives (A) solely to clarify the terms and conditions of such Takeover Proposal (and not to negotiate); provided that the Company shall not engage in any discussions with such Person or group of Persons or its or their Representatives regarding any Takeover Proposal or Potential Takeover Proposal other than as permitted in clause (B) or (C) below, (B) to request that any Takeover Proposal made orally be made in writing or (C) to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.02; provided that with respect to clauses (A) through (C), nothing herein shall permit the Company or any of its Representatives to negotiate with any such Person or group of Persons making the Takeover Proposal or its or their Representatives without complying with the applicable terms of this Agreement; and (ii) if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (y) the failure to take such action would be inconsistent with the statutory standard of conduct applicable to directors of a Maryland corporation under applicable Law (a “Qualifying Takeover Proposal”), then, prior to the receipt of the Company Stockholder Approval, as long as such Takeover Proposal constitutes a Qualifying Takeover Proposal, the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement (to the extent not already in existence) with the Person or group of Persons making such Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries and/or provide access to the properties, employees, officers, assets, books, Contracts and records of the Company and its Subsidiaries, in each case, to the Person or group of Persons who has made such Qualifying Takeover Proposal and its or their respective Representatives and financing sources; provided, however, that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to or concurrent with the time it is provided to such person, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources; provided, however, that the Company shall promptly (and no later than 24 hours) provide written notice to Parent that the Board of Directors of the Company has determined that a Takeover Proposal constitutes a Qualifying Takeover Proposal.

(c)            Following the date of this Agreement, the Company shall promptly (and in any event within 48 hours) notify Parent in writing in the event that the Company or any of its Subsidiaries or its or their Representatives receives any proposal, offer or request for information that constitutes a Takeover Proposal or Potential Takeover Proposal (whether or not resulting from a breach of this Section 5.02), which notice shall include the identity of the Person or group of Persons making such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms and conditions of such proposal or offer and copies of any draft agreements, term sheets, indications of interest or similar documents received from such Person or group of Persons or its or their Representatives, in each case, relating to such Takeover Proposal. The Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it or its Subsidiaries from complying with any of the provisions of this Agreement. The Company shall (i) keep Parent reasonably informed on a reasonably current basis of material changes in the status of, and any material developments relating to any such Takeover Proposal or the negotiations thereof or discussions related thereto and (ii) as promptly as reasonably possible provide Parent with copies of any draft agreements, indications of interest or similar documents received by the Company or any of its Subsidiaries or any of its or their respective Representatives from or on behalf of the Person or group of Persons making such Takeover Proposal or any of its or their Representatives or provided by or on behalf of the Company or any of its Subsidiaries or any of its or their respective Representatives to the Person or group of Persons making such Takeover Proposal or any of their Representatives, in each case, relating to such Takeover Proposal. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Nondisclosure Agreement. Without limiting the foregoing, the parties hereto acknowledge and agree that any violation of any of the restrictions contained in this Section 5.02 by the Company or any of its Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives made at the direction or on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.02 by the Company if the Company would not otherwise be permitted to take or refrain from taking such action by this Section 5.02.

(d)            The Board of Directors of the Company shall not, directly or indirectly, (i) (A) fail to make or include the Company Board Recommendation in the Proxy Statement/Prospectus, (B) withhold, withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (C) recommend the approval or adoption of, or endorse, approve or adopt, or submit to a vote of any securityholders of the Company, or publicly propose to recommend, endorse, approve or adopt or submit, any Takeover Proposal, (D) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal, or (E) fail to recommend against any Takeover Proposal that has been publicly disclosed by the date that is the earlier of (1) five Business Days prior to the Company Stockholders’ Meeting and (2) ten Business Days after the public disclosure thereof; provided that notwithstanding the foregoing clauses (A) through (E) in this Section 5.02(d)(i), the Board of Directors of the Company may, and may cause the Company to: (1) elect to take no position with respect to a Takeover Proposal that is a tender offer or exchange offer until the earlier of (I) the close of business on the fifth Business Day prior to the Company Stockholders’ Meeting and (II) the close of business on the tenth Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act, so long as on the tenth Business Day the Board of Directors of the Company publicly recommends against such tender offer or exchange offer, (2) if the Company has received a Takeover Proposal and the Board of Directors of the Company has determined that such Takeover Proposal constitutes a Qualifying Takeover Proposal and complied in all respects with the terms of this Agreement with respect thereto, disclose, solely if and to the extent required by Law, that the Company has received such Takeover Proposal and determined that such Takeover Proposal constitutes a Qualifying Takeover Proposal, provided that such disclosure states that the Board of Directors of the Company has not changed or withdrawn the Company Board Recommendation, and (3) if the Company has received a Superior Proposal, complied with the terms of this Agreement with respect thereto and delivered to Parent a notice in accordance with this Section 5.02(d), disclose, solely if and to the extent required by Law, that the Company has delivered such notice and determined that the applicable Qualifying Takeover Proposal constitutes a Superior Proposal (each action described in clause (A) through clause (E) of this Section 5.02(d)(i) being referred to as an “Adverse Recommendation Change”; provided that the actions set forth in the foregoing clauses (1), (2) and (3) of this Section 5.02(d)(i) shall not, in and of themselves, be an Adverse Recommendation Change (except that in the case of clause (3), such disclosure shall be deemed an Adverse Recommendation Change unless immediately following expiration of the Notice Period, the Company publicly announces that such Takeover Proposal does not constitute a Superior Proposal, rejects such Takeover Proposal and reaffirms the Company Board Recommendation)); (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any Company Acquisition Agreement, other than any Acceptable Confidentiality Agreement in accordance with Section 5.02(b); (iii) take any action to make the provisions of any Takeover Law or any restrictive provision of any applicable anti-takeover provision in the articles of incorporation or bylaws of the Company, inapplicable to any transactions contemplated by a Takeover Proposal or Potential Takeover Proposal (including approving any transaction under the MGCL); or (iv) resolve, agree or propose to take any such actions.

(e)            Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company may (i) make an Adverse Recommendation Change in response to an Intervening Event or (ii) if the Company has received a binding offer for a Superior Proposal and the Company has complied in all respects with this Section 5.02 in relation to such Superior Proposal, (A) make an Adverse Recommendation Change and (B) cause the Company to enter into a definitive agreement to effectuate such Superior Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii) and, if applicable, pay or cause to be paid, prior to or concurrent with such termination, the Company Termination Fee pursuant to Section 7.03, if the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clause (i), where the Adverse Recommendation Change is made in response to an Intervening Event, failure to take such action would be inconsistent with the statutory standard of conduct applicable to directors of a Maryland corporation under applicable Law and (y) in the case of clause (ii), where such action is taken in response to a binding offer for a Superior Proposal, the failure to make an Adverse Recommendation Change and terminate this Agreement and enter into a definitive agreement to effect such Superior Proposal would be inconsistent with the statutory standard of conduct applicable to directors of a Maryland corporation under applicable Law; provided, however, that the Board of Directors of the Company shall not, and shall cause the Company not to, take any action set forth in clause (i) or (ii) unless (1) the Company has given Parent at least four (4) Business Days’ prior written notice (the “Notice Period”) of its intention to take such action (which notice itself shall not constitute an Adverse Recommendation Change, and which notice shall specify in reasonable detail, as applicable, the Intervening Event and the reason for such Adverse Recommendation Change or the identity of the party making such Superior Proposal and include a copy of such definitive acquisition agreement to be entered into in connection with such Superior Proposal (including, if applicable, copies of any financing commitment letters and fee letters (with customary redaction of any fee letters with respect thereto))), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the Notice Period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or such Intervening Event would no longer permit an Adverse Recommendation Change, as applicable, and (3) following the end of the Notice Period, the Board of Directors of the Company shall have considered in good faith such binding offer, and shall, after consultation with its financial advisors and outside legal counsel, have determined that such Qualifying Takeover Proposal would continue to constitute a Superior Proposal if the revisions proposed in Parent’s binding offer were to be given effect and the failure to take such action would be inconsistent with the statutory standard of conduct applicable to directors of a Maryland corporation under applicable Law or such Intervening Event continues to permit an Adverse Recommendation Change, as applicable; provided, however, that if during the Notice Period any revisions are made to the Takeover Proposal and such revisions are material (it being understood and agreed that any change to pricing or any other material amendment or revision to the terms of such Qualifying Takeover Proposal that was previously the subject of a notice hereunder shall be considered material), then any such revisions shall require the Company to deliver a new notice and to comply with the requirements of this Section 5.02(e) with respect to such new notice except that the Notice Period shall be two (2) Business Days instead of four (4) Business Days.

(f)            Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided, however, that this Section 5.02(f) shall not be deemed to permit any of the Company, the Board of Directors of the Company or any committee of the Board of Directors of the Company to make an Adverse Recommendation Change unless, in each case, the Company, the Board of Directors of the Company or any committee of the Board of Directors of the Company, as applicable, have complied with Section 5.02(e) (it being agreed that a “stop, look and listen” communication to the Company’s stockholders as contemplated under the Exchange Act that recommends to the stockholders of the Company not to take any action with respect to a Takeover Proposal pending further communication from the Company or a factually accurate public statement by the Company that describes the Company’s receipt of a Qualifying Takeover Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 7.01(c)(iii), provided that any such communication states that the Board of Directors of the Company has not changed or withdrawn the Company Board Recommendation).

(g)            As used in this Agreement, “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or (ii) any confidentiality agreement entered into prior to the date of this Agreement; provided, however, that any Acceptable Confidentiality Agreement shall not prohibit compliance by the Company or any of its Subsidiaries with any of the provisions of this Agreement.

(h)            As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer (and any amendment, modification, or other change thereto) from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company) or 20% or more of the consolidated revenues, operating income or net income of the Company and its Subsidiaries, including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of beneficial ownership of securities representing 20% or more of the voting power of the then outstanding Company Common Stock and other voting securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning securities representing 20% or more of the voting power of the then outstanding Company Common Stock and other voting securities of the Company, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company) or beneficial ownership of securities representing 20% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, (v) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization, take private transaction or other similar transaction) of 20% or more of the total voting power of the outstanding Company Common Stock and other voting securities of the Company, (vi) any transaction in which the holders of the voting power of the Company immediately prior to such transaction own 80% or less of the voting power of the Company immediately following the transaction, or (vii) any combination of the foregoing; provided, however, that this Agreement and the Transactions, together with any modifications thereto proposed by Parent, Merger Sub I and Merger Sub II, shall not be deemed a Takeover Proposal.

(i)            As used in this Agreement, “Superior Proposal” shall mean any bona fide written Qualifying Takeover Proposal made after the date of this Agreement that the Board of Directors of the Company has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) is more favorable to the Company’s stockholders than the Transactions from a financial point of view (taking into account all the terms and conditions of such proposal and this Agreement (including the Company Termination Fee, any changes proposed by Parent to the terms of this Agreement and the potential time delays and other risks to consummation associated with such Takeover Proposal)) and (ii) is reasonably capable of being completed taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement considered relevant by the Board of Directors of the Company; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “20%” and “80%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(j)            As used in this Agreement, an “Intervening Event” shall mean any event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Takeover Proposal or Superior Proposal, or any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal or Superior Proposal) that is material to the Company and its Subsidiaries, taken as a whole, and was neither known to, nor reasonably foreseeable by, the Board of Directors of the Company as of the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement) (where, for the avoidance of doubt, (x) the fact, in itself, that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of Intervening Event may be taken into account) and (y) changes, in themselves, in the price of the Company Common Stock or the trading volume thereof shall be considered known and reasonably foreseeable occurrences (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of Intervening Event may be taken into account)).

(k)            Any proposals or offers made by Parent in response to a Takeover Proposal (and, if required by applicable Law, the disclosure of such proposals or offers) shall not be deemed to be a violation or breach of the Nondisclosure Agreement.

Section 5.03.       Parent Solicitation; Change in Recommendation.

(a)            Except as permitted by this Section 5.03, from the date of this Agreement until the Parent Shareholder Approval has been obtained or, if earlier, the valid termination of this Agreement in accordance with Section 7.01, Parent shall not, shall cause its Subsidiaries and its and their respective employees, directors and officers not to and shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall expressly not authorize such Representatives to), directly or indirectly: (i) initiate, solicit, knowingly assist, knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, a Parent Takeover Proposal or a Potential Parent Takeover Proposal (including furnishing to any other Person any non-public information in connection with, or for the purpose of encouraging, a Parent Takeover Proposal or a Potential Parent Takeover Proposal); (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning (except solely to notify any Person of the provisions of this Section 5.03), or make available or furnish or provide access to its properties, employees, officers, assets, books, Contracts and records or any confidential information or data to any Person in connection with, or for the purposes of encouraging any Parent Takeover Proposal or a Potential Parent Takeover Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Parent Takeover Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Parent Confidentiality Agreement), merger agreement, acquisition agreement, or other similar agreement for, relating to or in connection with any Parent Takeover Proposal or a Potential Parent Takeover Proposal (each, a “Parent Acquisition Agreement”); or (v) resolve, agree or publicly propose to do any of the foregoing. Parent also agrees that immediately following the execution of this Agreement it shall, shall cause each of its Subsidiaries and its and their respective employees, directors and officers to shall use its reasonable best efforts to cause its and their respective Representatives (including expressly directing such Representatives) to, cease and terminate any solicitations, discussions or negotiations with any Person (other than the Company and its Representatives) in connection with a Parent Takeover Proposal or a Potential Parent Takeover Proposal and shall immediately following execution of this Agreement terminate each such Person’s access to any existing electronic data room related thereto. Parent also agrees that promptly (and in any event within 48 hours of the execution of this Agreement), Parent shall instruct each Person (other than the parties hereto and their respective Representatives in their capacity as such) that has within 24 months prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of a possible Parent Takeover Proposal or possible business combination, merger or other similar transaction involving Parent or any of its Subsidiaries to promptly return or destroy all confidential information furnished to such Person by or on behalf of Parent or any of its Subsidiaries prior to the date of this Agreement (unless such request has previously been made). From the date of this Agreement until the Parent Shareholder Approval has been obtained or, if earlier, the valid termination of this Agreement in accordance with Section 7.01, Parent shall enforce and shall not be permitted to waive, terminate or modify any provisions of any standstill or confidentiality agreement that prohibits or purports to prohibit a Parent Takeover Proposal or a Potential Parent Takeover Proposal being made to the Board of Directors of Parent unless the Board of Directors of Parent has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the statutory standard of conduct applicable to directors of a Virginia corporation under applicable Law, in which case, Parent may waive, terminate or modify such standstill or confidentiality agreement, after prior written notice to the Company, solely to the extent (x) necessary to permit the applicable Person or group to make, on a confidential basis to the Board of Directors of Parent, a Parent Takeover Proposal, conditioned upon such Person or group agreeing to disclosure of such Parent Takeover Proposal to Parent and (y) that such Parent Takeover Proposal has not been solicited in violation of this Section 5.03.

(b)            Notwithstanding anything contained in Section 5.03(a) or any other provision of this Agreement to the contrary, if at any time on or after the date of this Agreement and prior to obtaining Parent Shareholder Approval, Parent or any of its Representatives receives an unsolicited Parent Takeover Proposal that did not result from any breach of Section 5.03(a), then (i) Parent and its Representatives may contact such Person or group of Persons making the Parent Takeover Proposal or its or their Representatives (A) solely to clarify the terms and conditions of such Parent Takeover Proposal (and not to negotiate); provided that Parent shall not engage in any discussions with such Person or group of Persons or its or their Representatives regarding any Parent Takeover Proposal or Potential Parent Takeover Proposal other than as permitted in clause (B) or (C) below, (B) to request that any Parent Takeover Proposal made orally be made in writing or (C) to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.03; provided that with respect to clauses (A) through (C), nothing herein shall permit Parent or any of its Representatives to negotiate with any such Person or group of Persons making the Parent Takeover Proposal or its or their Representatives without complying with the applicable terms of this Agreement; and (ii) if the Board of Directors of Parent determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) such Parent Takeover Proposal constitutes or would reasonably be expected to result in a Parent Superior Proposal and (y) the failure to take such action would be inconsistent with the statutory standard of conduct applicable to directors of a Virginia corporation under applicable Law (a “Qualifying Parent Takeover Proposal”), then, prior to the receipt of Parent Shareholder Approval, as long as such Parent Takeover Proposal constitutes a Qualifying Parent Takeover Proposal, Parent and any of its Representatives may (x) enter into an Acceptable Parent Confidentiality Agreement (to the extent not already in existence) with the Person or group of Persons making such Parent Takeover Proposal and furnish pursuant to an Acceptable Parent Confidentiality Agreement information (including non-public information) with respect to Parent and its Subsidiaries and/or provide access to the properties, employees, officers, assets, books, Contracts and records of Parent and its Subsidiaries, in each case, to the Person or group of Persons who has made such Qualifying Parent Takeover Proposal and its or their respective Representatives and financing sources, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Parent Takeover Proposal and its or their Representatives and financing sources; provided, however, that Parent shall promptly (and no later than 24 hours) provide written notice to the Company that the Board of Directors of Parent has determined that a Parent Takeover Proposal constitutes a Qualifying Parent Takeover Proposal.

(c)            Following the date of this Agreement and prior to the receipt of Parent Shareholder Approval, Parent shall promptly (and in any event within 48 hours) notify the Company in writing in the event that Parent or any of its Subsidiaries or its or their Representatives receives any proposal, offer or request for information that constitutes a Parent Takeover Proposal or Potential Parent Takeover Proposal (whether or not resulting from a breach of this Section 5.03), which notice shall include the identity of the Person or group of Persons making such inquiry, proposal, offer or request for information. Parent shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it or its Subsidiaries from complying with any of the provisions of this Agreement. For the avoidance of doubt, all information provided to the Company pursuant to this Section 5.03(c) will be subject to the terms of the Nondisclosure Agreement. Without limiting the foregoing, the parties hereto acknowledge and agree that any violation of any of the restrictions contained in this Section 5.03 by Parent or any of its Subsidiaries, or any of Parent’s or its Subsidiaries’ respective Representatives made at the direction or on behalf of Parent or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.03 by Parent if Parent would not otherwise be permitted to take or refrain from taking such action by this Section 5.03.

(d)            Until the Parent Shareholder Approval has been obtained, the Board of Directors of Parent shall not, directly or indirectly, (i) (A) fail to make or include the Parent Board Recommendation in the Proxy Statement/Prospectus, (B) withhold, withdraw (or modify in a manner adverse to the Company), or publicly propose to withhold or withdraw (or modify in a manner adverse to the Company), the Parent Board Recommendation, (C) recommend the approval or adoption of, or endorse, approve or adopt, or submit to a vote of any securityholders of Parent, or publicly propose to recommend, endorse, approve or adopt or submit, any Parent Takeover Proposal, (D) fail to publicly reaffirm the Parent Board Recommendation within 10 Business Days following receipt of a written request by the Company to provide such reaffirmation following the public announcement or disclosure of a Parent Takeover Proposal, or (E) fail to recommend against any Parent Takeover Proposal that has been publicly disclosed by the date that is the earlier of (1) five Business Days prior to the Parent Shareholders’ Meeting and (2) ten Business Days after the public disclosure thereof; provided that notwithstanding the foregoing clauses (A) through (E) in this Section 5.03(d)(i), the Board of Directors of Parent may, and may cause Parent to: (1) elect to take no position with respect to a Parent Takeover Proposal that is a tender offer or exchange offer until the earlier of (I) the close of business on the fifth Business Day prior to Parent Shareholders’ Meeting and (II) the close of business on the tenth Business Day after the commencement of such Parent Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act, so long as on the tenth Business Day the Board of Directors of Parent publicly recommends against such tender offer or exchange offer, (2) if Parent has received a Parent Takeover Proposal and the Board of Directors of Parent has determined that such Parent Takeover Proposal constitutes a Qualifying Parent Takeover Proposal and complied in all respects with the terms of this Agreement with respect thereto, disclose, solely if and to the extent required by Law, that Parent has received such Parent Takeover Proposal and determined that such Parent Takeover Proposal constitutes a Qualifying Parent Takeover Proposal, provided that such disclosure states that the Board of Directors of Parent has not changed or withdrawn the Parent Board Recommendation, and (3) if Parent has received a Parent Superior Proposal, complied with the terms of this Agreement with respect thereto and delivered to Parent a notice in accordance with this Section 5.03(d), disclose, solely if and to the extent required by Law, that Parent has delivered such notice and determined that the applicable Qualifying Parent Takeover Proposal constitutes a Parent Superior Proposal (each action described in clause (A) through clause (E) of this Section 5.03(d)(i) being referred to as a “Parent Adverse Recommendation Change”; provided that the actions set forth in the foregoing clauses (1), (2) and (3) of this Section 5.03(d)(i) shall not, in and of themselves, be a Parent Adverse Recommendation Change (except that in the case of clause (3), such disclosure shall be deemed a Parent Adverse Recommendation Change unless immediately following expiration of the Parent Notice Period, Parent publicly announces that such Parent Takeover Proposal does not constitute a Parent Superior Proposal, rejects such Parent Takeover Proposal and reaffirms the Parent Board Recommendation)); (ii) execute or enter into (or cause or permit Parent or any of its Subsidiaries to execute or enter into) any Parent Acquisition Agreement, other than any Acceptable Parent Confidentiality Agreement in accordance with Section 5.03(b); (iii) take any action to make the provisions of any Takeover Law or any restrictive provision of any applicable anti-takeover provision in the articles of incorporation or bylaws of Parent, inapplicable to any transactions contemplated by a Parent Takeover Proposal or Potential Parent Takeover Proposal (including approving any transaction under the Virginia Stock Corporation Act); or (iv) resolve, agree or propose to take any such actions.

(e)            Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining Parent Shareholder Approval, but not after, the Board of Directors of Parent may (i) make a Parent Adverse Recommendation Change in response to a Parent Intervening Event or (ii) if Parent has received a binding offer for a Parent Superior Proposal and Parent has complied in all respects with this Section 5.03 in relation to such Parent Superior Proposal, (A) make a Parent Adverse Recommendation Change and (B) cause Parent to enter into a definitive agreement to effectuate such Parent Superior Proposal and terminate this Agreement pursuant to Section 7.01(c)(ii) and, if applicable, pay or cause to be paid, prior to or concurrent with such termination, Parent Termination Fee pursuant to Section 7.03, if the Board of Directors of Parent has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clause (i), where the Parent Adverse Recommendation Change is made in response to a Parent Intervening Event, failure to take such action would be inconsistent with the statutory standard of conduct applicable to directors of a Virginia corporation under applicable Law and (y) in the case of clause (ii), where such action is taken in response to a binding offer for a Parent Superior Proposal, the failure to make a Parent Adverse Recommendation Change and terminate this Agreement and enter into a definitive agreement to effect such Parent Superior Proposal would be inconsistent with the statutory standard of conduct applicable to directors of a Virginia corporation under applicable Law. Parent shall give the Company at least two (2) Business Days’ prior written notice of its intention to take any action in this Section 5.03(e) (which notice itself shall not constitute a Parent Adverse Recommendation Change, and which notice shall specify in reasonable detail, as applicable, the Parent Intervening Event and the reason for such Parent Adverse Recommendation Change or the identity of the party making such Parent Takeover Proposal).

(f)            Nothing in this Section 5.03 or elsewhere in this Agreement shall prohibit Parent or the Board of Directors of Parent from (i) taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Parent that is required by applicable Law; provided, however, that this Section 5.03(f) shall not be deemed to permit any of Parent, the Board of Directors of Parent or any committee of the Board of Directors of Parent to make a Parent Adverse Recommendation Change unless, in each case, Parent, the Board of Directors of Parent or any committee of the Board of Directors of Parent, as applicable, have complied with Section 5.03(e) (it being agreed that a “stop, look and listen” communication to Parent’s stockholders as contemplated under the Exchange Act that recommends to the stockholders of Parent not to take any action with respect to a Parent Takeover Proposal pending further communication from Parent or a factually accurate public statement by Parent that describes Parent’s receipt of a Qualifying Parent Takeover Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed to be a Parent Adverse Recommendation Change or give rise to a termination right of the Company pursuant to Section 7.01(d)(iii), provided that any such communication states that the Board of Directors of Parent has not changed or withdrawn the Parent Board Recommendation).

(g)            As used in this Agreement, “Acceptable Parent Confidentiality Agreement” means (i) any confidentiality agreement entered into by Parent from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Parent Takeover Proposals, or (ii) any confidentiality agreement entered into prior to the date of this Agreement; provided, however, that any Acceptable Parent Confidentiality Agreement shall not prohibit compliance by Parent or any of its Subsidiaries with any of the provisions of this Agreement.

(h)            As used in this Agreement, “Parent Takeover Proposal” shall mean any inquiry, proposal or offer (and any amendment, modification, or other change thereto) from any Person or group (other than the Company and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Parent and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Parent) or 20% or more of the consolidated revenues, operating income or net income of Parent and its Subsidiaries, including through the acquisition of one or more Subsidiaries of Parent owning such assets, (ii) acquisition of beneficial ownership of securities representing 20% or more of the voting power of the then outstanding Parent Common Stock and other voting securities of Parent, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning securities representing 20% or more of the voting power of the then outstanding Parent Common Stock and other voting securities of Parent, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of Parent and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Parent) or beneficial ownership of securities representing 20% or more of the aggregate voting power of Parent’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Parent or the resulting direct or indirect parent of Parent or such surviving entity, (v) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization, take private transaction or other similar transaction) of 20% or more of the total voting power of the outstanding Parent Common Stock and other voting securities of Parent, (vi) any transaction in which the holders of the voting power of Parent immediately prior to such transaction own 80% or less of the voting power of Parent immediately following the transaction, or (vii) any combination of the foregoing; provided, however, that this Agreement and the Transactions, together with any modifications thereto proposed by the Company, shall not be deemed a Parent Takeover Proposal.

(i)            As used in this Agreement, “Parent Superior Proposal” shall mean any bona fide written Qualifying Parent Takeover Proposal made after the date of this Agreement that the Board of Directors of Parent has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) is more favorable to Parent’s stockholders than the Transactions from a financial point of view (taking into account all the terms and conditions of such proposal and this Agreement (including the Parent Termination Fee, any changes proposed by Parent to the terms of this Agreement and the potential time delays and other risks to consummation associated with such Parent Takeover Proposal)) and (ii) is reasonably capable of being completed taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement considered relevant by the Board of Directors of Parent; provided, however, that for purposes of the definition of “Parent Superior Proposal”, the references to “20%” and “80%” in the definition of Parent Takeover Proposal shall be deemed to be references to “50%”.

(j)            As used in this Agreement, an “Parent Intervening Event” shall mean any event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Parent Takeover Proposal or Parent Superior Proposal, or any proposal that constitutes or would reasonably be expected to lead to a Parent Takeover Proposal or Parent Superior Proposal) that is material to Parent and its Subsidiaries, taken as a whole, and was neither known to, nor reasonably foreseeable by, the Board of Directors of Parent as of the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to the Board of Directors of Parent as of the date of this Agreement) (where, for the avoidance of doubt, (x) the fact, in itself, that Parent meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of Parent Intervening Event may be taken into account) and (y) changes, in themselves, in the price of the Company Common Stock or the Parent Common Stock or the trading volume thereof shall be considered known and reasonably foreseeable occurrences (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of Parent Intervening Event may be taken into account)).

(k)            Any proposals or offers made by the Company in response to a Parent Takeover Proposal (and, if required by applicable Law, the disclosure of such proposals or offers) shall not be deemed to be a violation or breach of the Nondisclosure Agreement.

Section 5.04.       Efforts.

(a)            Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as reasonably practicable (i) consummate and make effective, in the most expeditious manner reasonably practicable (and in any event no later than the Outside Date), the Transactions, including preparing and filing all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents necessary to consummate and make effective the Transactions, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary to consummate and make effective the Transactions, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. In the event that the parties hereto shall fail to obtain any third party approval or consent that is necessary, proper or advisable in connection with the Mergers or the Transactions (other than from a Governmental Authority), the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and its Subsidiaries resulting, or which would reasonably be expected to result, after the First Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any such approval or consent from any such third parties (other than Governmental Authorities) with respect to any transaction contemplated by this Agreement, (A) none of the Company or any of its Subsidiaries shall be required to, or, without the prior written consent of Parent, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person, and (B) none of Parent, Merger Sub I, Merger Sub II or any of their Affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(b)            Notwithstanding anything to the contrary in this Section 5.04, nothing in this Agreement shall require Parent or any of its Affiliates to (and the Company and its Subsidiaries shall not, without the prior written consent of the Parent) contest or defend against any actual, anticipated or threatened Judgment or Action seeking to prevent, delay or impair the consummation of the Transactions.

(c)            Without limiting the generality of the foregoing, Parent and the Company each shall not, and shall cause their respective Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to materially delay or materially increase the risk of not obtaining, any approval, consent, registration, waiver, permit, authorization, exemption, clearance, order and other confirmation from any Governmental Authority necessary to consummate the transactions contemplated hereby or prevent or materially delay the consummation of the Transactions.

(d)            Without limiting the generality of the foregoing in connection with the efforts referenced in Section 5.04(a) or affecting the specific limitations thereto contemplated in Section 5.04(b), Parent shall, and shall cause its controlled Affiliates to, use their reasonable best efforts to take such steps as are necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers that may be necessary or required by any Governmental Authority, so as to enable the consummation of the transactions contemplated by this Agreement by the Outside Date by entering into a consent decree, undertaking or order (i) requiring the divestiture, sale, disposition, licensing or holding separate of any businesses, assets, or voting securities of the Company or Parent or any of their respective Subsidiaries and agreeing to any customary transition services to facilitate the divestiture (collectively, a “Divestiture”) or (ii) agreeing to, accepting and effecting (as applicable) conduct-related undertakings, commitments or other conditions to be taken after the Closing other than a Divestiture (collectively, a “Behavioral Remedy”). Notwithstanding the foregoing or anything to the contrary in this Section 5.04 or elsewhere in this Agreement, Parent and its controlled Affiliates shall not be required to:

(A) commit to any Divestiture of any businesses, assets or securities of Parent, the Company or any of their respective Subsidiaries that directly or indirectly generated in the aggregate revenue in excess of $185,000,000 during the 12 calendar months ended December 31, 2025; or

(B) agree to, accept or effect any Behavioral Remedy that would reasonably be expected to result in (x) an aggregate reduction of EBITDA of Parent or the Company of greater than $5,000,000 or (y) an aggregate one-time direct implementation cost to Parent or the Merger II Surviving Company in excess of $10,000,000.

provided that, for the avoidance of doubt, the actions contemplated by clauses (A) and (B) above are mutually exclusive, and Parent is only obligated to effectuate one or the other to enable the consummation of the transactions contemplated by this Agreement by the Outside Date. Notwithstanding anything in this Agreement to the contrary, Parent and its controlled Affiliates shall not be obligated to take or agree or commit to take any action that is not conditioned on the Closing.

(e)            In furtherance and not in limitation of the foregoing, the Company and Parent shall each use (and shall cause their respective Affiliates to use) reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(f)            Notwithstanding anything to the contrary herein, Parent, after consulting in good faith with the Company to the extent permitted by Law, shall (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto.

(g)            In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to make (and cause its Affiliates to make) (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement (and in any event within 20 Business Days following the date of this Agreement), unless otherwise agreed by the parties hereto, (ii) the submission of the necessary forms or drafts or appropriate filings in connection with any approvals or clearances set forth on Section 6.01(b) of the Company Disclosure Letter as promptly as reasonably practicable following the date of this Agreement and (iii) such filings and submissions to the extent required in connection with obtaining the Money Transmitter Requirement Approvals with respect to the Company Money Transmitter Licenses and Company Money Transmitter Applications. With respect to Money Transmitter Requirement Approvals with respect to the Company Money Transmitter Licenses, each of the parties hereto agrees to use its reasonable best efforts and cooperate with the other parties to (i) within three Business Days following the date hereof, submit (based on such Subsidiary’s general practices with respect to such filings or similar filings) a notification in the form set forth in Section 5.04(g) of the Company Disclosure Letter in respect of each Company Money Transmitter License to the appropriate Governmental Authority indicating that the parties have entered into this Agreement and describing the transactions contemplated hereunder and (ii) within 20 Business Days (unless otherwise agreed by the parties hereto) following the date hereof make such filings and submissions required to be made by it in connection with obtaining such Money Transmitter Requirement Approvals, in such form and including such content as the parties shall agree upon and cooperate to assemble in good faith (except with respect to such jurisdictions where the parties agree that no Money Transmitter Requirement Approval or filing or submission in connection therewith is required or advisable). The Company shall, and shall cause each of its Subsidiaries to, in consultation and cooperation with Parent, use reasonable best efforts to take all necessary actions in accordance with Money Transmitter Requirements to amend the Company Money Transmitter Applications to reflect the anticipated change of control as a result of the Transactions. The Company shall not, and shall not permit any Subsidiary to, submit any application for a new Money Transmitter License without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Each of the Company, Parent, Merger Sub I and Merger Sub II shall use its reasonable best efforts to supply (and cause their respective Affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be requested by the relevant Governmental Authority with respect to the Antitrust Laws, Investment Screening Laws or in connection with the foregoing filings, notices, applications and notifications following submission thereof (subject, for the avoidance of doubt, to applicable confidentiality obligations). Parent and the Company will each be responsible for 50% of all filing fees in connection with any filings required to be made pursuant to this Section 5.04(g).

(h)            The Company shall not commit to or agree with any Governmental Authority to, and shall cause its Affiliates not to commit to or agree with any Governmental Authority to, (i) stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or any Investment Screening Laws, or enter into a timing agreement, understanding or commitment with any Governmental Authority in connection with the foregoing, or (ii) withdraw (including, for the avoidance of doubt, by withdrawing and immediately re-filing) any application, filing or other submission in respect of any Antitrust Laws or any Investment Screening Laws, in each case of the foregoing clauses (i) and (ii), without the prior written consent of Parent. Parent may take any actions described in the immediately preceding sentence after consultation with the Company and subject to Parent’s obligations under Sections 5.04(a) and 5.04(f).

(i)            In furtherance and not in limitation of the foregoing, subject to Sections 5.04(b) and 5.04(f), each of the parties hereto shall use (and shall cause their respective controlled Affiliates to use) reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, analyses, presentations, memoranda, briefs, arguments, waivers, exemptions, clearances, orders, confirmations and other documents with the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, DOJ or any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person (including providing each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Mergers or any other transactions); (ii) keep the other parties hereto reasonably informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, DOJ or any other Governmental Authority (including by promptly sending the other parties a copy of all documents, information, correspondence or other communications) regarding any of the Transactions and giving outside counsel of the other party the opportunity to attend (but not participate in) any substantive meetings or discussions with any Governmental Authority, to the extent reasonably practical and not prohibited by such Governmental Authority; (iii) subject to applicable Laws and the Nondisclosure Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or the FTC, DOJ or any other Governmental Authority in connection with the Transactions, other than “transaction-related documents” as that term is used in the rules and regulations under the HSR Act; (iv) to the extent permitted by the FTC, DOJ or such other applicable Governmental Authority or other Person, give outside counsel of the other parties hereto the opportunity to attend (but not participate in) any meeting or conference (whether in person, by telephone or otherwise) in connection with the Transactions; and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, DOJ and any other Governmental Authority. Prior to submitting any document or any information relating to the Transactions or the Company (whether formally or informally, in draft form or final form) to the FTC, DOJ or any other Governmental Authority, the Company shall send Parent such document or information reasonably in advance of such submission, and such document or information shall not be submitted by the Company to the FTC, DOJ or any other Governmental Authority without the prior written consent of Parent (such consent to be in Parent’s sole and absolute discretion) The Company shall not meet or engage in material conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless it consults with and receives the consent of Parent (such consent to be in Parent’s sole and absolute discretion and shall be predicated on Parent’s attendance at such meeting or conversation). Each of the parties hereto will furnish to the other information and assistance as the other may reasonably request in connection with the preparation of any required filings or submissions to any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority to the extent reasonably practical and not prohibited by such Governmental Authority.

(j)            Notwithstanding anything to the contrary in this Section 5.04, each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (i) designate any competitively sensitive material or material containing business secrets provided to the others under this Section 5.04 as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials, (ii) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (iii) exclude the others from any meeting or conference (whether in person, by telephone or otherwise) with any Governmental Authority to the extent it addresses any information of the nature contemplated by the foregoing clauses (i) and (ii).

(k)            For the avoidance of doubt, to the extent this Agreement is validly terminated pursuant to Article VII, a party hereto shall be enabled to take any action that was otherwise prohibited or conditioned upon the consent of the other party hereto without such consent.

Section 5.05.       Public Announcements. Unless and until an Adverse Recommendation Change or a Parent Adverse Recommendation Change has occurred, Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and give each other the opportunity to review and comment upon (which comments each party shall take into account in good faith), any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system to which any party hereto is subject, in which case the party required to make such disclosure shall use its reasonable best efforts to allow, to the extent legally permitted, each other party reasonable time to comment on such disclosure in advance of its issuance, (b) to the extent such press release or public statement is consistent with prior public communications previously consented to by the other parties or (c) to the extent any such press release or public statement relates to any dispute between (x) the Company, on the one hand, and (y) Parent, Merger Sub I and Merger Sub II, on the other hand, with respect to this Agreement or the transactions contemplated hereby. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.05 shall not apply to any press release or other public statement made by any party hereto which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the other parties hereto that has not been previously announced or made public in accordance with the terms of this Agreement.

Section 5.06.       Access to Information; Confidentiality.

(a)            Subject to the Clean Team Agreement, applicable Law and any applicable Judgment, solely for purposes of consummating the Mergers and the other transactions contemplated hereby or integration and financial planning, upon reasonable notice, each of the Company and Parent shall afford, and shall cause its Subsidiaries and each of its and their Representatives to afford, to Parent and its Representatives or the Company and its Representatives, as applicable, reasonable access during normal business hours to the other parties’ and its Subsidiaries’ officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing with respect to the negotiation of the terms of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or Parent Takeover Proposal, as applicable, or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company regarding any Takeover Proposal or Adverse Recommendation Change or the Board of Directors of Parent regarding any Parent Takeover Proposal) and each of the Company and Parent shall, and shall cause its Subsidiaries and its and their Representatives to, furnish promptly to Parent and its Representatives or the Company and its Representatives, as applicable, such information concerning its and its Subsidiaries business, personnel, assets, Governmental Authority, customer, vendor and agent relationships, liabilities and properties as the other party may reasonably request (other than any of the foregoing with respect to the negotiation of the terms of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or Parent Takeover Proposal, as applicable, or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company regarding any Takeover Proposal or Adverse Recommendation Change or the Board of Directors of Parent regarding any Parent Takeover Proposal); provided, however, the requesting party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party; provided further that (A) no party shall be obligated to provide such access or information if doing so would, or would reasonably be expected to, (i) result in the disclosure of Trade Secrets or competitively sensitive information to third parties (other than, for the avoidance of doubt, the requesting party and its Subsidiaries and their respective representatives), (ii) violate applicable Law or an applicable Judgment, (iii) jeopardize, on the advice of outside legal counsel, the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided that, in each case, the providing party has used reasonable best efforts to provide such access or disclose such information in a manner that does not result in such a disclosure, violation or jeopardization, (iv) impair, delay or prevent any required approvals, or expiration of the waiting period, under Antitrust Laws or Investment Screening Laws; (v) adversely affect in any material respect the interests of the providing party or any of its Subsidiaries relative to any third party (excluding, for the avoidance of doubt, the requesting party and its Subsidiaries) in any pending or threatened third party Action; or (vi) expose the providing party to risk of liability under applicable Law for disclosure of personal information and (B) such activities shall not involve any environmental sampling or testing. Until the First Effective Time, all information provided (including information provided by any party or its Subsidiaries or any of their respective Representatives pursuant to Section 5.13(a)) will be subject to the terms of the nondisclosure agreement dated as of May 29, 2025, by and between the Company and Parent (the “Nondisclosure Agreement”).

Section 5.07.       Indemnification and Insurance.

(a)            For a period of six years after the First Effective Time, each of Parent and the Merger II Surviving Company shall, and Parent shall cause the Merger II Surviving Company to, in each case to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless each current or former director or officer of the Company and its Subsidiaries and each other Person who at the First Effective Time is, or at any time prior to the First Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents or the organizational documents of such Subsidiaries, as applicable, as in effect on the date of this Agreement or pursuant to any other agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person, in each case, as made available to Parent or disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC prior to the date of this Agreement (each, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, manager, officer, employee or agent (solely, with respect to agents, to the extent of any underlying contractual indemnification obligation that is binding on the Company or any of its Subsidiaries as of the Closing Date) of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, manager, officer, employee or agent (solely, with respect to agents, to the extent of any underlying contractual indemnification that is binding on the Company or any of its Subsidiaries as of the Closing Date) of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the First Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Merger II Surviving Company, in Merger II without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the First Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification, advancement of expenses or exculpation from liabilities between the Company or any of its Subsidiaries and any Indemnitee prior to the date of this Agreement, in each case, as made available to Parent or disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC prior to the date of this Agreement.

(b)            Without limiting the foregoing, from and after the First Effective Time for a period of six years, to the fullest extent permitted by applicable Law, Parent shall cause the limited liability company agreement of the Merger II Surviving Company, and the Merger II Surviving Company shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification, exculpation and advancement of expenses, taken as a whole, in each case, of managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. In addition, from and after the First Effective Time, Parent shall, and shall cause the Merger II Surviving Company to, without requiring a preliminary determination of entitlement to indemnification, advance any reasonable expenses (including reasonable and documented attorneys’ fees, costs and expenses) of any Indemnitee under this Section 5.07 (including in connection with establishing or enforcing a right to indemnification or advancement of expenses referred to in this Section 5.07) as incurred to the fullest extent permitted under applicable Law; provided, however, that an advancement of expenses shall be made solely upon delivery of a written undertaking, by the Indemnitee, that he or she has met the standard of conduct necessary for indemnification applicable to him or her and to repay any amounts so advanced (without interest) if and to the extent that it is determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified or entitled to advancement of expenses or the standard of conduct for indemnification was not met. For the avoidance of doubt, an Indemnitee shall not be entitled to indemnification by Parent under this Section 5.07 if it is finally determined that such Indemnitee engaged in any bad faith, willful misconduct, fraud, gross negligence or is otherwise not entitled to such indemnification; provided that for the avoidance of doubt, the foregoing portion of this sentence shall not affect an Indemnitee’s rights to be indemnified by the Merger II Surviving Company pursuant to the Company Charter Documents, under the organizational documents of the Company’s Subsidiaries or by contract or otherwise as in effect on the date of this Agreement; provided that if an Indemnitee received advancement of expenses or indemnification pursuant to this Section 5.07 and it is determined that the Indemnitee engaged in any bad faith, willful misconduct, fraud, gross negligence or is otherwise not entitled to such indemnification, such Indemnitee shall repay all such amounts to Parent or the Merger II Surviving Company previously received, as applicable.

(c)            At or prior to the Closing, the Company shall purchase or cause to be purchased a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the First Effective Time, covering without limitation the Transactions; provided that the maximum aggregate premium for such insurance that the Company shall be required to expend shall not exceed 300% of the annual directors’ and officers’ insurance premium for the Company’s current fiscal year, which annual premiums are set forth in Section 5.07(c) of the Company Disclosure Letter. The Merger II Surviving Company shall use reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d)            The provisions of this Section 5.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnitee may have under the Company Charter Documents, under the organizational documents of the Company’s Subsidiaries as in effect on the date of this Agreement or by contract or otherwise. The obligations of Parent and the Merger II Surviving Company under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.07 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.07 applies and their heirs and representatives shall be third-party beneficiaries of this Section 5.07).

(e)            In the event that (i) Parent, the Merger II Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Merger II Surviving Company, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Merger II Surviving Company shall assume all of the obligations thereof set forth in this Section 5.07.

(f)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to or in substitution for any such claims under such policies.

Section 5.08.       Employee Matters.

(a)            For a period of one year following the First Effective Time (such period, the “Comparability Period”), Parent shall, or shall cause the Merger II Surviving Company and its Subsidiaries to, provide (i) an annual base salary or hourly wage rate, as applicable, and target short-term cash incentive opportunity to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the First Effective Time (each, a “Continuing Employee”) that are no less favorable taken as a whole than those in effect immediately prior to the First Effective Time and (ii) a target long-term equity incentive opportunity to each Continuing Employee which is no less favorable than those provided to similarly-situated employees of Parent or its Subsidiaries; and (iii) severance benefits to each Continuing Employee that is terminated within the Comparability Period which are no less favorable than those provided to similarly-situated employees of Parent or its Subsidiaries; and (iv) other employee benefits to each Continuing Employee that are no less favorable in the aggregate than either (A) those provided to such Continuing Employee immediately prior to the First Effective Time, or (B) those provided to similarly-situated employees of Parent or its Subsidiaries.

(b)            With respect to all employee benefit plans of Parent, the Merger II Surviving Company and their respective Subsidiaries in which Continuing Employees are eligible to participate from and after the First Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (other than any defined benefit pension, nonqualified deferred compensation or retiree health and welfare benefits), for all purposes (including determining eligibility to participate, level of benefits, and vesting), other than benefit accruals and early retirement subsidies, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Merger II Surviving Company or any of their respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c)            Without limiting the generality of Section 5.08(a), Parent shall, or shall cause its Affiliates (including, following the First Effective Time, the Merger II Surviving Company and its Subsidiaries) to use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Merger II Surviving Company or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the First Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under a comparable Company Plan immediately prior to the First Effective Time. Parent shall, or shall cause the Merger II Surviving Company and its Subsidiaries to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the First Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they are eligible to participate immediately following the First Effective Time to the same extent such service was recognized under the corresponding Company Plan as of immediately prior to the First Effective Time.

(d)              The Company shall, or shall cause its applicable Subsidiaries to, take all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date: (i) any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code; and (ii) any Company Plan set forth on Section 5.08(d) of the Company Disclosure Letter except the Company’s Executive Severance Plan, as amended and restated effective March 20, 2024, the Company’s Change in Control Severance Plan, the NCR Pension Plan and the Group Benefit Plan for Retired Associates of the Company, unless Parent, in its sole and absolute discretion, agrees (or agrees to cause an Affiliate (including, following the First Effective Time, the Merger II Surviving Company and any of its Subsidiaries)) to sponsor and maintain any such Company Plans by providing the Company with written notice of such election at least five days before the First Effective Time. Unless Parent so provides notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Board of Directors of the Company (or the applicable Subsidiaries’ board of directors) has validly adopted resolutions to terminate such Company Plans (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld or delayed) and taken all other actions necessary or advisable to terminate such Company Plans, effective no later than the date immediately preceding the Closing Date.

(e)            For the avoidance of doubt, the Merger II Surviving Company shall be the successor of the Company for purposes of the Company’s Change in Control Severance Plan and the Company’s Executive Severance Plan, as amended and restated effective March 20, 2024. Parent shall cause the Merger II Surviving Company to perform the Company’s Executive Severance Plan, as amended and restated effective March 20, 2024, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(f)            Notwithstanding any of the foregoing, the terms and conditions of employment for any Continuing Employee subject to a Labor Agreement shall be governed by the terms of such Labor Agreement (as applicable) until the expiration, modification or termination of any such Labor Agreement in accordance with Law.

(g)            The provisions of this Section 5.08 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.08 is intended to, or shall constitute the establishment or adoption of, or an amendment to, any compensation or employee benefit plan of the Company, the Merger II Surviving Company, Parent or any of their Affiliates, including any Company Plan, for purposes of ERISA or otherwise, and no current or former employee, director or individual service provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing contained in this Section 5.08, expressed or implied, is intended or shall be construed to impede or limit Parent, the Company, the Merger II Surviving Company or any of their Affiliates from amending or terminating any Company Plan following the First Effective Time. Nothing contained in this Agreement shall obligate Parent, the Merger II Surviving Company or any of their Affiliates to maintain any particular benefit plan, or retain the employment of any particular employee or individual service provider.

Section 5.09.       Notification of Certain Matters; Stockholder Litigation and Engagement.

(a)            Prior to the First Effective Time, Parent shall give prompt (but in no event later than 24 hours) written notice to the Company, and the Company shall give prompt (but in no event later than 24 hours) written notice to Parent, of (i) to the extent permitted under applicable Law, any notice or other communication received by such party from any Governmental Authority in connection with or arising or resulting from this Agreement or the Transactions or the negotiation, execution, delivery, or performance of this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with or as a result of the execution, delivery or performance of this Agreement or the Transactions; and (ii) any Actions commenced, threatened in writing (including by demand letter), or, to such party’s Knowledge, otherwise threatened against such party in relation to this Agreement or the Transactions or the negotiation, execution, delivery, or performance of this Agreement, or to inspect the corporate documents of the Company pursuant to Section 2-512 of the MGCL. The Company shall consult with Parent regarding, and consider in good faith Parent's views with respect to, the selection of outside counsel by the Company in any stockholder litigation (including any class action or derivative litigation) against the Company or the Company’s directors or officers relating to this Agreement or the Transactions. Parent shall have the right, at its own expense, to participate fully in the defense, strategy, and settlement discussions of any stockholder litigation (including any class action or derivative litigation) against the Company or the Company’s directors or officers relating to this Agreement or the Transactions, including through separate counsel of its choosing, and the Company shall consult with Parent, consider in good faith Parent's view with respect thereto. In connection with any stockholder litigation (including any class action or derivative litigation) against the Company or the Company’s directors or officers relating to this Agreement or the Transactions, the Company shall (x) provide Parent with drafts of, and a reasonable opportunity to review and comment upon (and the Company shall consider in good faith any comments of Parent), all substantive correspondence and filings related to any such stockholder litigation, (y) keep Parent reasonably informed in all material respects and on a reasonably timely basis with respect to any such stockholder litigation and (z) provide Parent the opportunity to attend and participate in any substantive meetings or discussions with the counsel of any such stockholders, in each case, except as would jeopardize, on the advice of outside legal counsel, the protection of an attorney-client privilege, attorney work product protection or other legal privilege. The Company shall not settle any stockholder litigation against the Company or the Company’s directors or officers relating to this Agreement or the Transactions without Parent’s prior written consent; provided, however, that the failure to settle any such litigation as a result of the absence of such prior written consent shall not permit Parent, Merger Sub I or Merger Sub II to terminate this Agreement pursuant to Section 7.01(c)(i).

(b)            Prior to the First Effective Time, the Company shall give prompt written notice to Parent of (i) to the extent permitted under applicable Law, the commencement of any material investigation by a Governmental Authority or any material notice or other communication received by the Company or any of its Subsidiaries from any Governmental Authority in connection with a potential or ongoing investigation and (ii) any material Actions commenced or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, where such notice is not already required to be provided to Parent pursuant to Section 5.09(a). To the extent permitted under applicable Law, the Company shall consult with Parent regarding any response or action plan with respect to the matters addressed in this Section 5.09(b).

(c)            Prior to the First Effective Time, Parent shall give prompt written notice to the Company of (i) to the extent permitted under applicable Law, the commencement of any material investigation by a Governmental Authority or any material notice or other communication received by Parent or any of its Subsidiaries from any Governmental Authority in connection with a potential or ongoing investigation and (ii) any material Actions commenced or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, in each case, where such notice is not already required to be provided to the Company pursuant to Section 5.09(a).

Section 5.10.       Merger Sub I and Merger Sub II Expenditures and Distributions. From the date of this Agreement until the First Effective Time, (a) neither Merger Sub I or Merger Sub II shall expend funds other than in connection with (i) the Transactions and the payment of related expenses and (ii) matters ancillary to its existence and (b) neither Merger Sub I or Merger Sub II shall declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock, membership interests or other equity interests.

Section 5.11.       Parent Vote.

(a)            Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof.

(b)            Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub I, will execute and deliver to Merger Sub I and the Company a written consent approving the Transactions, including Merger I, this Agreement in accordance with the MGCL.

Section 5.12.       Stock Exchange De-listing. Parent shall use its reasonable best efforts to cause the Company Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the First Effective Time and, prior to the First Effective Time, the Company shall provide all reasonable cooperation requested by Parent in connection therewith.

Section 5.13.       Preparation of Registration Statement and Proxy Statement/Prospectus; Company Stockholders’ Meeting and Parent Shareholders’ Meeting.

(a)            As promptly as practicable after the execution of this Agreement, the Company and Parent shall jointly prepare the Proxy Statement/Prospectus (as part of the Registration Statement), and the Company and Parent shall jointly prepare, and Parent shall file or cause to be filed with the SEC as promptly as practicable after the execution of this Agreement (and in any event, no later than 60 days following the execution of this Agreement) the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus (the Proxy Statement/Prospectus and Registration Statement, collectively, the “Transaction SEC Filings”). Each party shall cooperate with the other party in the preparation of the Transaction SEC Filings and any amendment or supplement thereto (and in the response to any comments of, or requests for information by, the SEC or its staff on the Transaction SEC Filings or any amendment or supplement thereto), and shall consider in good faith all reasonable comments made by the other party, prior to the filing thereof. Each of Parent and the Company shall use their reasonable best efforts to: (i) cause the Transaction SEC Filings to comply with the applicable forms, rules and regulations promulgated by the SEC; (ii) promptly notify the other party of, and supply the other party with, copies of all written correspondence between such party or any of its Representatives, on the one hand, and the SEC, on the other hand; (iii) cooperate with the other party with respect to, and respond to and resolve as promptly as practicable, any comments of, or requests for information by, the SEC or its staff; and (iv) have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Transaction SEC Filings unless it consults with the other party in advance. Unless the Board of Directors of the Company has effected an Adverse Recommendation Change in accordance with Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement/Prospectus. The Board of Directors of Parent shall make the Parent Board Recommendation to Parent’s stockholders and shall include such recommendation in the Proxy Statement/Prospectus subject to Section 5.03. The Company and Parent shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act (the “SEC Clearance Date”), and in any event no later than 60 days after the SEC Clearance Date. Each party shall promptly furnish to the other party all information required or reasonably requested by the other party in connection with the preparation, filing and distribution of the Transaction SEC Filings. Each of the Company, Parent, Merger Sub I and Merger Sub II shall correct any information provided by it for use in the Transaction SEC Filings as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)            If the Company or Parent becomes aware of any information that is required to be disclosed in an amendment or supplement to the Transaction SEC Filings, then such party shall: (i) promptly inform the other party thereof; (ii) provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Transaction SEC Filings prior to it being filed with the SEC; and (iii) if mailing is reasonably likely to be required under applicable Law, cooperate in mailing such amendment or supplement to the stockholders of the Company and the shareholders of Parent. No amendment or supplement to the Transaction SEC Filings will be made by a party without the approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned); provided that the Company, in connection with a Adverse Recommendation Change made in compliance with Section 5.02 may amend or supplement the Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (A) an Adverse Recommendation Change, (B) a statement of the reason of the Board of Directors of the Company for making such Adverse Recommendation Change and (C) additional information reasonably related to the foregoing.

(c)            Prior to the First Effective Time, Parent shall use its reasonable best efforts to take all other action required to be taken under the Securities Act (and the rules and regulations of the SEC promulgated thereunder), the Exchange Act (and the rules and regulations of the SEC promulgated thereunder), the rules and policies of the NYSE or under any applicable state securities or “blue sky” laws (and the rules and regulations promulgated thereunder) in connection with the issuance, exchange and listing of Parent Common Stock to be issued in the Mergers.

(d)            To the extent not prohibited by any Judgment by a court of competent jurisdiction, the Company shall, in accordance with applicable Law, the Company Charter Documents and the rules of NYSE to establish a record date for and duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC Clearance Date. Unless the Board of Directors of the Company has effected an Adverse Recommendation Change in accordance with Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company shall consult with Parent regarding the record date for the Company Stockholders’ Meeting and shall cause appropriate searches to be made in accordance with Rule 14a-13. Unless required by applicable Law, the Company shall not change the record date for the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Agreement, the Company may, in consultation with Parent, adjourn, recess or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Transaction SEC Filings that the Company has determined in good faith after consultation with outside counsel is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, in each case in accordance with this Section 5.13, (ii) to the extent required by a court of competent jurisdiction in connection with any Action in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval. Notwithstanding the foregoing, (A) the Company shall not adjourn, recess or postpone the Company Stockholders’ Meeting to a date that is less than five or more than ten days after the date on which the Company Stockholders’ Meeting was originally scheduled without the prior written consent of Parent and (B) if Parent requests that the Company adjourn, postpone or recess the Company Stockholders’ Meeting to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, the Company will do so. The Company shall be required to adjourn the Company Stockholders’ Meeting no more than twice pursuant to this Section 5.13(d).

(e)            To the extent not prohibited by any Judgment by a court of competent jurisdiction, Parent shall, in accordance with applicable Law, the Parent Charter Documents and the rules of NYSE to establish a record date for and duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, recess or postponement thereof, the “Parent Shareholders’ Meeting”) for the purpose of obtaining the Parent Shareholder Approval, as soon as reasonably practicable after the SEC Clearance Date. Parent shall use its reasonable best efforts to obtain the Parent Shareholder Approval. Parent shall consult with the Company regarding the record date for the Parent Shareholders’ Meeting and shall cause appropriate searches to be made in accordance with Rule 14a-13. Unless required by applicable Law, Parent shall not change the record date for the Parent Shareholders’ Meeting without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Agreement, Parent may, in consultation with the Company, adjourn, recess or postpone the Parent Shareholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Transaction SEC Filings that Parent has determined in good faith after consultation with outside counsel is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the shareholders of Parent in advance of the Parent Shareholders’ Meeting, in each case in accordance with this Section 5.13, (ii) to the extent required by a court of competent jurisdiction in connection with any Action in connection with this Agreement or the Transactions, (iii) if as of the time for which the Parent Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval. Notwithstanding the foregoing, (A) Parent shall not adjourn, recess or postpone the Parent Shareholders’ Meeting to a date that is less than five or more than ten days after the date on which the Parent Shareholders’ Meeting was originally scheduled without the prior written consent of the Company and (B) if the Company requests that Parent adjourn, postpone or recess the Parent Shareholders’ Meeting to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval, Parent will do so. Parent shall be required to adjourn the Parent Shareholders’ Meeting no more than twice pursuant to this Section 5.13(e).

(f)            Each of Parent and the Company shall keep the other party updated with respect to proxy solicitation results as reasonably requested by the other party, including by allowing the other party to participate in phone calls with such party’s proxy solicitor regarding the proxy solicitation. Without limiting the requirements of Section 5.02, the Company shall give prompt written notice to Parent of, and shall keep Parent reasonably informed with respect to, any private or public letter, notice, proposal, e-mail, text message or other similar message, or other communication (including any oral communication) received by the Company, any of its Subsidiaries, the Board of Directors of the Company or any committee thereof, or its or their Representatives from any actual or purported stockholder of the Company, any Affiliate of such stockholder, any Representative of such stockholder or any Affiliate of such stockholder, or any Person acting on behalf of or in concert with any stockholder of the Company or an Affiliate of such stockholder, in each case, intended to, seeking to or proposing to influence, advise, change or control the management of the Company, the Board of Directors of the Company, or the Company, whether with respect to this Agreement or the Transactions or otherwise, including to oppose or seek to oppose the Company Board Recommendation or the consummation of the Transactions or to alter the terms or conditions of this Agreement. To the extent permitted under applicable Law, the Company shall consult with Parent regarding any response or action plan with respect to the matters addressed in this Section 5.13(f).

(g)            Nothing in this Section 5.13 shall be deemed to prevent the Company or the Board of Directors of the Company from taking any action they are permitted or required to take under, and in compliance with, Section 5.02.

Section 5.14.       Section 16 Matters. Prior to the First Effective Time, the Company shall take all actions as may be required to cause any dispositions of Company Common Stock (including any derivative securities with respect to Company Common Stock) resulting from the Mergers by each officer or director of the Company who is subject to Section 16 of the Exchange Act, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

Section 5.15.       Payoff Letter; Company RPA Amendment or Payoff; Redemption of Company Notes.

(a)            No later than three Business Days prior to the Closing Date (with drafts being delivered in advance at least ten Business Days prior to the Closing Date), the Company shall deliver to Parent a customary payoff letter and all related release documentation with respect to the Company Credit Agreement in form and substance reasonably satisfactory to Parent, which payoff letter and related release documentation shall (i) include the total amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Company Credit Agreement on the anticipated Closing Date (other than for customary indemnity obligations that expressly survive by their terms) and a per diem for each day after the anticipated Closing Date, (ii) provide that all Liens and guarantees granted in connection therewith shall be automatically released and terminated upon the payment of such payoff amount on the Closing Date (or replacement, cash collateralization or backstop of or other provision for existing letters of credit, as applicable) and shall evidence the termination or other satisfaction, upon payment of such payoff amount on the Closing Date (or replacement, cash collateralization or backstop of or other provision for existing letters of credit, as applicable), of all obligations under the Company Credit Agreement (other than for customary indemnity obligations that expressly survive by their terms).

(b)            Prior to the First Effective Time, if requested by Parent, the Company shall (i) use its reasonable best efforts to issue a notice of redemption (contingent upon the occurrence of the Closing) at least ten (10) days but not more than sixty (60) days before the redemption date agreed with Parent (such redemption date not to be a date prior to the First Effective Time) for all of the outstanding aggregate principal amount of the Company Notes pursuant to the applicable provisions of the Company Notes Indenture and (ii) take any actions reasonably requested by Parent in accordance with terms of the Company Notes Indenture that are customary or necessary to facilitate the redemption of such Company Notes pursuant to the Company Notes Indenture on or after the First Effective Time (including delivering to the trustee under the Company Notes Indenture any officer’s certificate or opinion of counsel only if required pursuant to the terms of the Company Notes Indenture in connection with the redemption of the Company Notes), and Parent will provide (or cause to be provided) (including by means of the Company at or after the Closing) on or after the Closing Date funds in an amount equal to the amount necessary for the Company to redeem, defease, satisfy and/or discharge the Company Notes. Any such redemption or satisfaction and discharge must be conditioned on the occurrence of the Closing. All documentation regarding the foregoing shall be subject to the review and approval (not to be unreasonably withheld, conditioned or delayed) of Parent.

(c)            If requested by Parent at least 45 days prior to the First Effective Time, the Company shall use its reasonable best efforts to obtain fully executed and effective amendments to the Company RPA and each other applicable Transaction Document (as defined in the Company RPA) in form and substance reasonably satisfactory to the Parent which amendments shall (i) modify the definition of “Change in Control” under the Company RPA such that the Transactions contemplated under this Agreement shall not cause a “Change in Control” and (ii) amend any necessary provision in each other applicable Transaction Document (as defined in the Company RPA) to permit the Transactions contemplated under this Agreement. In the event that the Company is not able to obtain such amendments on or prior to that date that is five Business Days prior to the Closing Date (with drafts being delivered at least ten Business Days prior to the Closing Date), the Company shall deliver to Parent a customary payoff letter and all related release documentation with respect to the Company RPA in form and substance reasonable satisfactory to the Parent.

Section 5.16.       Financing Assistance from the Company. (a) During the Pre-Closing Period, at Parent’s expense subject to the expense reimbursement provisions in Section 5.16(c), the Company and its Subsidiaries shall use reasonable best efforts to provide (and shall use reasonable best efforts to cause its and their Representatives to provide) to Parent, Merger Sub I and Merger Sub II such cooperation and assistance as may be reasonably requested by Parent to assist Parent in arranging and obtaining the Debt Financing (including, for the avoidance of doubt, for purposes of this Section 5.16, any senior secured or unsecured bank financing or offering, private placement, tender or exchange of debt, equity, equity-linked or equity-backed securities for purposes of consummating (x) the Transactions under this Agreement or (y) the refinancing during the Pre-Closing Period of Parent’s 4.625% Senior Notes due 2027). Such cooperation shall include, but not be limited to:

(i)            (x) furnishing to Parent, Merger Sub I, Merger Sub II, the Debt Financing Sources and their respective Representatives the Required Information that is Compliant and, if reasonably requested by the Debt Financing Sources, customary “flash” financial information of the Company and its Subsidiaries and, (y) cooperation to update any Required Information in order to cause such Required Information to be Compliant and (z) cooperating with the marketing efforts for the Debt Financing including assisting the Debt Financing Sources in benefitting from the existing financing relationships of the Company and its Subsidiaries;

(ii)            preparation for and participation in a reasonable number of customary meetings, conference calls, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and presentations with prospective lenders and investors and with rating agencies, including direct contact between senior management of the Company, on the one hand, and the actual and potential Debt Financing Sources, on the other hand, or other reasonable and customary financing activities, in each case, by officers of customary seniority and expertise of the Company;

(iii)          providing (A) information regarding the Company’s business, operations, properties, assets, liabilities and condition as may be reasonably requested by Parent to assist Parent, Merger Sub I and Merger Sub II in preparing materials for rating agency presentations, offering documents, private placement memoranda, registration statements, prospectuses, bank information memoranda, a confidential information memorandum, packages (including, in each case, procuring permission for the use of industry reports and data referenced therein) and similar documents reasonably and customarily used to syndicate and/or place the Debt Financing and (B) customary management and representation letters in connection with the foregoing;

(iv)          providing reasonable and customary assistance in the preparation by Parent of the offering documentation and the pro forma financial information and pro forma financial statements (it being understood that Parent shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein);

(v)           providing reasonable cooperation with due diligence efforts of the Debt Financing Sources, to the extent customary and reasonably requested;

(vi)          providing at least four Business Days prior to the Closing Date all documentation and other information about the Company and its Subsidiaries as is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and, as applicable, any beneficial ownership regulations, to the extent requested in writing by Parent at least eight Business Days prior to the Closing Date;

(vii)         to the extent required by the Debt Financing Sources, providing customary authorization letters authorizing the distribution of information to prospective Debt Financing Sources regarding the Company’s business, subject to customary terms and conditions (including with respect to the presence or absence of material non-public information and accuracy of the information contained therein);

(viii)        assisting with the review of disclosure schedules, perfection certifications and security documents for completeness and accuracy in connection with the definitive documentation for the Debt Financing and facilitating the execution and delivery as of the Closing (but not prior to the Closing) of any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources (provided that no obligation of the Company under any such document or agreement shall be effective until the Closing) and otherwise reasonably cooperate to facilitate the identification, pledging and granting of security interests in, and obtaining perfection of any liens on, collateral owned by the Company and its Subsidiaries in connection with the Debt Financing, effective as of the Closing (but no such pledge, lien or security interest shall be effective prior to the Closing) and assisting in taking steps as reasonably requested by Parent in order to coordinate the release on the Closing Date of all liens over the equity interests and properties and assets of the Company and its Subsidiaries securing obligations for indebtedness (other than any Permitted Liens) and related guarantees;

(ix)          (A) use reasonable best efforts to cause the independent registered public accountants of the Company to participate, consistent with customary practice, in due diligence sessions, and to issue, consistent with customary practice, a customary comfort letter (including customary “negative assurance” and change period comfort) as reasonably requested with respect to the financial information of the Company’s business included or incorporated by reference in the offering documentation for any Debt Financing and customary consents to the inclusion of the Company’s auditors reports and (B) providing customary management representation letters to such auditors, in each case, to the extent required in connection with such comfort letters and the marketing and syndication of the Debt Financing; and

(x)            commencing and conducting one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the Company Notes Indenture) and any tender offer, or any exchange offer, and to conduct any consent solicitations, with respect to any or all of the outstanding aggregate principal amount of the Company Notes on terms that are acceptable to Parent, including engaging dealer managers and/or solicitation agents reasonably acceptable to Parent.

(b)            Nothing in this Section 5.16 will require the Company to (i) provide any assistance or cooperation that (A) would cause any representation or warranty in this Agreement to be breached (or to not be true and correct), (B) would reasonably be expected to prevent, materially delay or materially impair the satisfaction of any of the conditions to the Closing set forth in Article VI or otherwise result in a breach of this Agreement, (C) would conflict with or violate any statutory standard of conduct or fiduciary duty applicable to any Representative of the Company, or (D) would materially interfere with the Company’s business; (ii) provide any financial (or other information) that is Excluded Information; (iii) take any action that would conflict with, violate or result in a breach of or default (with or without notice, lapse of time or both) under its organizational documents or any material contract or law (including with respect to privacy of employees) to which it or its property is bound; (iv) provide access to or disclose information that the Company determines in good faith would jeopardize any attorney client privilege (provided that the Company shall use reasonable best efforts to provide access to or disclose such information in a manner that would not jeopardize any attorney-client privilege), (v) cause or be reasonably expected to cause any Representative of the Company to incur any personal liability, (vi) except as set forth in Section 5.15(b), deliver or cause the delivery of any legal opinions or reliance letter or (vii) prior to Closing, be an issuer or other obligor with respect to the Debt Financing.

(c)            Parent shall indemnify, defend and hold harmless each of the Company, its Subsidiaries, their Affiliates and their respective Representatives from and against any and all liabilities (which may include interest, awards, judgments and penalties), losses, damages, claims and all reasonable and documented out-of-pocket costs and expenses, in each case, suffered or incurred by them in connection with their cooperation in arranging the Debt Financing and the performance of their respective obligations under Section 5.16 and the provision of any information utilized in connection therewith, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct by the Company, its Subsidiaries, their Affiliates or their respective Representatives. Parent shall promptly, upon request by the Company (and in any event within ten Business Days of such request), reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or any of its Affiliates (including reasonable and documented attorneys’ fees and expenses and accountants’ fees and expenses) in connection with its cooperation contemplated by this Section 5.16.

(d)            The Company hereby consents, on behalf of itself and its Subsidiaries and its Affiliates, to the use of its and its Subsidiaries’ and Affiliates’ logos in connection with the Debt Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or its Subsidiaries’ or Affiliates’ reputation or goodwill.

(e)            Notwithstanding anything to the contrary in this Agreement (but without limitation of the Company’s obligations under this Section 5.16), solely to the extent Compliant Required Information is not delivered prior to the Closing, as promptly as reasonably practicable following the Closing, the Company and its Affiliates shall use reasonable best efforts to (and shall use reasonable best efforts to cause its and their Representatives to) furnish to Parent and its Representatives Compliant Required Information upon the request of Parent.

Section 5.17.       Financing.

(a)            During the Pre-Closing Period, Parent shall use its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby in an amount sufficient to fund the Financing Amounts on the terms and conditions set forth in the Debt Commitment Letter, including using its reasonable best efforts to (i) taking into account the Marketing Period, negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions contemplated by the Debt Commitment Letter or on such other terms acceptable to Parent and the applicable Debt Financing Sources so long as such other terms would not (x) materially delay or prevent the Closing, (y) adversely impact in any material manner the likelihood of the funding of the Debt Financing or the satisfaction of the conditions to obtaining any of the Debt Financing or (z) adversely impact in any material manner the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or the definitive debt financing documents, (ii) satisfy on a timely basis (or obtain waivers of) all conditions to funding that are applicable to Parent in the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter (and not take any action that would reasonably be expected to prevent, impede or delay the consummation of the Debt Financing contemplated by the Debt Commitment Letter beyond the Outside Date), (iii) enforce its rights under the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing in a timely and diligent manner and (iv) consummate the Debt Financing at or prior to the Closing.

(b)            Notwithstanding anything herein to the contrary, Parent shall have the right to (x) reduce (or terminate) the commitments under the Debt Commitment Letter by the amount of cash proceeds from consummated offerings or other incurrences of debt (including notes) of Parent, Merger Sub I and/or Merger Sub II consummated after the date of this Agreement which proceeds are not subject to any conditions or contingencies to financing (including conditions to any escrow agreement) that are not contained in, or are more expansive or less favorable to Parent or the Company than those contained in, the Debt Commitment Letter and (y) substitute such proceeds for the amount by which the commitments under the Debt Commitment Letter are reduced (or terminated); provided that:

(i)            an amount in cash or cash equivalents equal to such substituted proceeds is retained by Parent, Merger Sub I and/or Merger Sub II and there are no conditions or restrictions on Parent’s ability to use such amount to fund the Transactions (including any restriction as to which a Subsidiary of Parent is subject, to the extent such restriction prohibits such Subsidiary from transferring, directly or indirectly, such amount to Parent);

(ii)           such substituted proceeds, together with any cash funds available to Parent and the remaining Debt Financing shall in no event be less than the Financing Amounts; and

(iii)          to the extent any of such proceeds are from consummated offerings or other incurrences of debt (including notes) that have scheduled redemptions or mandatory redemptions or put rights (other than customary asset sale, change of control redemption or put rights), such scheduled redemption is not scheduled to occur prior to, and such right is not exercisable prior to, a date that is earlier than the Outside Date.

(c)            Further, Parent shall have the right to substitute commitments in respect of other financing for all or any portion of the Debt Financing from the same and/or alternative bona fide third party financing sources (which will be in an amount sufficient to fund, when taken together with the other resources of Parent and other financing arrangements, the Financing Amounts), so long as (1) any conditions precedent and contingencies to the funding of such financing are in the aggregate, in respect of certainty of funding, equivalent to (or more favorable to Parent than) the conditions precedent and contingencies set forth in the Debt Commitment Letter, (2) such substitute commitments are in an amount, together with cash funds available to Parent and any other Debt Financing, no less than the Financing Amounts and (3) such substitution does not (x) materially delay or prevent the Closing, (y) adversely impact in any material manner the likelihood of the funding of the Debt Financing or (z) adversely impact in any material manner the ability of Parent, Merger Sub I or Merger Sub II to enforce its rights against the other parties to the Debt Commitment Letter or the definitive debt documentation (in each case, in accordance with their terms) or the ability of Parent, Merger Sub I or Merger Sub II to consummate the transactions contemplated hereby prior to the Closing Date (“Alternative Financing”). If the Debt Commitment Letter (or any definitive debt documentation) expires or is terminated or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, Parent, Merger Sub I and Merger Sub II shall use their reasonable best efforts to, as promptly as practicable following the occurrence of such event but no later than the fifth Business Day immediately preceding the Outside Date, arrange for and obtain debt financing from alternative sources so long as such alternative financing would constitute an Alternative Financing. The new debt commitment letter and fee letter entered into in connection with any Alternative Financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.” In the event Parent, Merger Sub I or Merger Sub II enter into any such New Debt Commitment Letter (or any amendment, restatement, supplement or modification of the Debt Commitment Letter in accordance with the terms of Section 5.17(b)), (x) Parent, Merger Sub I and Merger Sub II shall promptly provide the Company with true, correct and complete copies thereof (with customary redactions), (y) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as so amended, restated, supplemented or modified or by such New Debt Commitment Letter, as applicable, and (z) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter,”) shall be deemed to include the Debt Commitment Letter and any Fee Letter as so modified to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.

(d)            Notwithstanding anything herein to the contrary, Parent may amend or amend and restate any Debt Commitment Letter to add initial lenders, agents, co-agents, lead arrangers, bookrunners, managers or arrangers or any similar role that had not executed such debt commitment letter as of the date thereof, in each case, to the extent doing so would not impose new or additional conditions or expand any existing conditions to the availability of the Debt Financing thereunder.

Section 5.18.       Governance. Prior to the Closing Date, Parent shall take all actions necessary to cause the Company Designee to be appointed to the Board of Directors of Parent as of the First Effective Time to serve as a director on the Board of Directors of Parent until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal. For purposes of this Agreement, “Company Designee” means one director of the Company immediately prior to the date of this Agreement who is jointly designated by the Company and Parent prior to the Closing and who meets Parent’s independence criteria as in effect as of such time.

Section 5.19.       Tax Treatment.

(a)            For United States federal income Tax purposes, (i) the parties intend that Merger I and Merger II, taken together, constitute a single, integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub I, Merger Sub II and the Company are parties under Section 368(b) of the Code. The parties shall not take any tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a Final Determination.

(b)            Notwithstanding anything to the contrary herein, if the SEC requires that a tax opinion be prepared and submitted in connection with the Registration Statement or Proxy Statement/Prospectus and any other filings to be made with the SEC in connection with the Mergers, whether as an exhibit to the Registration Statement or Proxy Statement/Prospectus or otherwise, and if such a tax opinion is being provided by a tax counsel, the parties hereto shall, and shall cause their affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.

(c)            The parties acknowledge and agree that, for purposes of determining whether the Mergers satisfy the “continuity of interest” requirement under Treasury Regulations Section 1.368-1(e) (barring a modification of this Agreement after the date hereof that, pursuant to Treasury Regulations Section 1.368-1(e)(2)(ii)(B), requires otherwise), the value of the Parent Common Stock to be received by the holders of the Company Common Stock pursuant to the Mergers is intended to be determined by applying the “signing date rule” under Treasury Regulations Section 1.368-1(e)(2)(i). In furtherance of the foregoing sentence, the parties intend to comply with Revenue Procedure 2018-12, 2018-6 I.R.B. 349 (“Rev. Proc. 2018-12”), and in furtherance thereof acknowledge and agree that for purposes of determining the value of the shares of Parent Common Stock to be received by holders of the Company Common Stock pursuant to the transactions contemplated by this Agreement: (i) the “Safe Harbor Valuation Method” (within the meaning of Section 4.01(3) of Rev. Proc. 2018-12) will be the average of the daily closing prices as described in Section 4.01(3) of Rev. Proc. 2018-12; (ii) the “Measuring Period” (within the meaning of Section 4.02 of Rev. Proc. 2018-12) will be the ten (10) consecutive trading days ending on February 20, 2026; (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the NYSE; and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg L.P.

(d)            On or prior to the Closing, the Company shall deliver to Parent a properly executed certificate of the Company certifying that the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder and a notice to be mailed (together with a copy of the certificate) to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2).

Article VI

Conditions to the Transactions

Section 6.01.       Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party hereto to effect the Transactions shall be subject to the satisfaction (or written waiver by each party hereto, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)            No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Transactions;

(b)            Governmental Consents. (i) The waiting period (and any extension thereof whether by agreement or operation of law) applicable to the consummation of the Transactions under the HSR Act shall have expired or early termination thereof shall have been granted or affirmative clearance to close shall have been provided by the applicable Governmental Authority; and (ii) the consents, approvals or other clearances set forth in Section 6.01(b) of the Company Disclosure Letter shall have been obtained and be in full force and effect;

(c)            Company Stockholder Approval. The Company Stockholder Approval shall have been obtained;

(d)            Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained;

(e)            Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not rescinded; and

(f)            Listing. The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

(g)            Specified Money Transmitter Requirement Approvals. The applicable Money Transmitter Requirement Approvals with respect to the Company Money Transmitter Authorizations (the “Specified Money Transmitter Requirement Approvals”) in the jurisdictions set forth on Section 6.01(g) of the Company Disclosure Letter (the “Specified Money Transmitter Jurisdictions”) shall have been received and remain in full force and effect.

(h)            Other Money Transmitter Requirement Approvals. The applicable Money Transmitter Requirement Approvals with respect to the Company Money Transmitter Authorizations (the “Other Money Transmitter Requirement Approvals”) in any jurisdiction in the United States (other than the Specified Money Transmitter Jurisdictions) (the “Other Money Transmitter Jurisdictions”) shall have been received and remain in full force and effect; provided that if on and after August 26, 2026, any Other Money Transmitter Requirement Approval has not been received or does not remain in full force and effect, then any such Other Money Transmitter Requirement Approval shall be deemed to have been received and remain in full force and effect for purposes of this Section 6.01(h) so long as (A) the Company has implemented, or has caused its Subsidiaries to implement, as applicable, Money Transmitter Alternative Arrangements reasonably acceptable to Parent, acting in good faith, with respect to all applicable operations in the jurisdiction of such Other Money Transmitter Requirement Approval and (B) the Company has required the appropriate Subsidiary to submit a Surrender Request with respect to each Company Money Transmitter License in the jurisdiction of such Other Money Transmitter Requirement Approval.

Section 6.02.       Conditions to the Obligations of Parent, Merger Sub I and Merger Sub II. The obligations of Parent, Merger Sub I and Merger Sub II to effect the Transactions shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.02(a), 3.02(b), and 3.02(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for inaccuracies that are de minimis in the aggregate (relative to the total fully-diluted equity capitalization of the Company), (ii) the Company Fundamental Representations, disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects at and as of such earlier date), (iii) the representations and warranties of the Company set forth in Section 3.06(b) shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing and (iv) the representations and warranties of the Company contained in this Agreement, other than the Company Fundamental Representations and those Sections of this Agreement specifically identified in clause (i), (ii) or (iii) of this Section 6.02(a), disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, shall be true and correct at and as of such earlier date), except where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect;

(b)            Compliance with Covenants. The Company shall have complied with or performed in all material respects the obligations required to be complied with or performed by it at or prior to the Closing under this Agreement;

(c)            Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and

(d)            Company Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and validly executed on behalf of the Company by a duly authorized executive officer of the Company, certifying that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c) have been satisfied.

Section 6.03.       Conditions to the Obligations of the Company. The obligations of the Company to effect the Transactions shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Section 4.03 shall be true and correct in all respects as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for inaccuracies that are de minimis in the aggregate (relative to the total fully-diluted equity capitalization of Parent), (ii) the Parent Fundamental Representations, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects at and as of such earlier date), (iii) the representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Section 4.05(b) shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing and (iv) the representations and warranties of Parent contained in this Agreement, other than the Parent Fundamental Representations and those Sections of this Agreement specifically identified in clause (i), (ii) or (iii) of this Section 6.03(a), disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, shall be true and correct as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, shall be true and correct at and as of such earlier date), except where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect;

(b)            Compliance with Covenants. (i) Parent shall have complied with or performed in all respects the obligations required to be complied with or performed by it at or prior to the Closing in Section 5.18, and (ii) Parent, Merger Sub I and Merger Sub II shall have complied with or performed in all material respects the obligations required to be complied with or performed by them at or prior to the Closing under this Agreement (other than the obligations set forth in Section 5.18);

(c)            Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect; and

(d)            Parent Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and validly executed on behalf of Parent, Merger Sub I and Merger Sub II by a duly authorized executive officer of Parent, certifying that the conditions set forth in Sections 6.03(a), 6.03(b) and 6.03(c) have been satisfied.

Article VII

Termination

Section 7.01.       Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the First Effective Time (except as otherwise expressly noted):

(a)            by the mutual written consent of the Company and Parent;

(b)            by either of the Company or Parent:

(i)            if the First Effective Time shall not have occurred on or prior to February 26, 2027 (as such date may be extended, the “Outside Date”); provided, however, that if, as of February 26, 2027, any of the conditions set forth in Section 6.01(b), Section 6.01(g), Section 6.01(h) or Section 6.01(a) (to the extent due to a Restraint relating to any Antitrust Law, Investment Screening Law, any Specified Money Transmitter Requirement Approvals or the consents, approvals or other clearances set forth on Section 6.01(b) of the Company Disclosure Letter) shall not have been satisfied or waived but all of the other conditions set forth in Article VI have been satisfied or waived (or, in the case of conditions that by their nature are to be first satisfied at the Closing, which conditions would reasonably be expected to be capable of being satisfied if the Closing were to occur on or before the Outside Date), then the Outside Date shall automatically be extended to August 26, 2027, and such date shall become the Outside Date for purposes of this Agreement; provided, further, that if the Marketing Period has commenced but has not ended as of the Outside Date, the Outside Date will be automatically extended to the date that is five (5) Business Days after the expiration of the Marketing Period, and such date shall become the Outside Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or such party’s failure to perform any of its obligations under this Agreement has been the proximate cause of or resulted in the events or conditions specified in this Section 7.01(b)(i) (it being understood that Parent, Merger Sub I and Merger Sub II shall be deemed a single party for purposes of the foregoing proviso);

(ii)            if any Restraint having the effect set forth in Section 6.01(a) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or such party’s failure to perform any of its obligations under this Agreement has been the proximate cause of or resulted in the events or conditions specified in this Section 7.01(b)(ii) (it being understood that Parent, Merger Sub I and Merger Sub II shall be deemed a single party for purposes of the foregoing proviso);

(iii)          if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained; or

(iv)          if the Parent Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Shareholder Approval shall not have been obtained;

(c)            by Parent:

(i)            if the Company shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, the Company shall not have cured such breach, untruth, inaccuracy or failure to perform within 30 calendar days following receipt by the Company of written notice of such breach, untruth, inaccuracy or failure to perform from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent, Merger Sub I or Merger Sub II is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)           prior to receipt of the Parent Shareholder Approval, to enter into a Parent Acquisition Agreement that provides for a Parent Superior Proposal pursuant to and in accordance with Section 5.03(e)(ii); provided that (A) such Parent Superior Proposal did not result from a breach of Section 5.03(a) and Parent has complied in all material respects with all other provisions of Section 5.03 in relation to such Parent Superior Proposal and (B) prior to or concurrently with such termination Parent pays or causes to be paid the Parent Termination Fee due and payable under Section 7.03(b) so long as the Company has timely provided Parent with wire instructions for such payment; or

(iii)          if the Board of Directors of the Company shall have made an Adverse Recommendation Change; or

(d)            by the Company:

(i)            if any of Parent, Merger Sub I or Merger Sub II shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, any of Parent, Merger Sub I or Merger Sub II, as applicable shall not have cured such breach, untruth, inaccuracy or failure to perform within 30 calendar days following receipt by Parent of written notice of such breach, untruth, inaccuracy or failure to perform from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)           prior to receipt of the Company Stockholder Approval, to enter into a Company Acquisition Agreement that provides for a Superior Proposal pursuant to and in accordance with Section 5.02(e)(ii); provided that (A) such Superior Proposal did not result from a breach of Section 5.02(a) and the Company has complied in all material respects with all other provisions of Section 5.02 in relation to such Superior Proposal and (B) prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due and payable under Section 7.03(a) so long as Parent has timely provided the Company with wire instructions for such payment; or

(iii)          if the Board of Directors of Parent shall have made a Parent Adverse Recommendation Change.

Section 7.02.       Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.06, Section 5.16(c), this Section 7.02, Section 7.03 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub I, Merger Sub II, the Company or their respective directors, officers and Affiliates, except, subject to Section 7.03(d), no such termination shall relieve any party from liability for damages to another party resulting from a Willful Breach of this Agreement or from Fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include, to the extent proven, damages based on loss of the economic benefit of the Transactions to the other parties hereto and the stockholders of such other parties).

Section 7.03.       Termination Fee.

(a)            In the event that:

(i)            this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i), Section 7.01(b)(iii) or Section 7.01(c)(i); provided that (A) a Takeover Proposal shall have been made, proposed or communicated by a third party after the date of this Agreement (or in the case of a termination pursuant to Section 7.01(c)(i), made known to the Company) and (B) within 12 months after the date this Agreement is terminated, the Company or any of its Subsidiaries consummates a Takeover Proposal or enters into a definitive agreement with respect to a Takeover Proposal (whether or not with the Person or Persons that made the Takeover Proposal referred to in clause (A)); provided, however, that, for purposes of clauses (A) and (B) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii)           this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(iii) or (B) by the Company pursuant to Section 7.01(d)(ii);

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has provided the Company with wire instructions for such payment (x) in the case of Section 7.03(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), substantially simultaneously with such termination or (z) in the case of Section 7.03(a)(i), within two Business Days after the consummation of the Takeover Proposal referred to in clause (B) thereof; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $145,000,000.

(b)            In the event that:

(i)            this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i), Section 7.01(b)(iv) or Section 7.01(d)(i); provided that (A) a Parent Takeover Proposal shall have been made, proposed or communicated by a third party after the date of this Agreement (or in the case of a termination pursuant to Section 7.01(d)(i), made known to Parent, Merger Sub I or Merger Sub II) and (B) within 12 months after the date this Agreement is terminated, Parent or any of its Subsidiaries consummates a Parent Takeover Proposal or enters into a definitive agreement with respect to a Parent Takeover Proposal (whether or not with the Person or Persons that made the Parent Takeover Proposal referred to in clause (A)); provided, however, that, for purposes of clauses (A) and (B) of this Section 7.03(b)(i), the references to “20%” in the definition of Parent Takeover Proposal shall be deemed to be references to “50%”; or

(ii)           this Agreement is terminated (A) by the Company pursuant to Section 7.01(d)(iii) or (B) by Parent pursuant to Section 7.01(c)(ii),

then, in any such event under clause (i) or (ii) of this Section 7.03(b), Parent shall pay or cause to be paid the Parent Termination Fee to the Company or its designee by wire transfer of same-day funds so long as the Company has provided Parent with wire instructions for such payment (x) in the case of Section 7.03(b)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03(b)(ii)(B), substantially simultaneously with such termination or (z) in the case of Section 7.03(b)(i), within two Business Days after the consummation of the Parent Takeover Proposal referred to in clause (B) thereof; it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion. As used herein, “Parent Termination Fee” shall mean a cash amount equal to $175,000,000.

(c)            Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent, Merger Sub I or Merger Sub II, or parties, with respect to the Company, for the payment set forth in this Section 7.03, such paying party shall pay or cause to be paid to the other party or parties, as applicable, its or their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such Action, together with interest on the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Each of the parties hereto acknowledges that any amount payable by the Company or Parent to this Section 7.03, including the Company Termination Fee or the Parent Termination Fee, as applicable, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, for the disposition of its rights under this Agreement in the circumstances in which such amount is due and payable, which amount would otherwise be impossible to calculate with precision.

(d)            Subject in all respects to the Company’s injunction, specific performance and equitable relief rights set forth in Section 8.11 and the obligations of Parent under Section 7.03(c), other than in the case of a Willful Breach of this Agreement or Fraud, in the event the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 7.03(b), payment of the Parent Termination Fee shall be the sole and exclusive monetary damages remedy of the Company and its Subsidiaries against Parent, Merger Sub I, Merger Sub II or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated due to circumstances for which such fee is payable pursuant to Section 7.03(b), and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions due to a failure to consummate the Transactions as a result of such circumstances for which such fee is payable pursuant to Section 7.03(b). Subject in all respects to Parent’s injunction, specific performance and equitable relief rights set forth in Section 8.11 and the obligations of the Company under Section 7.03(c), other than in the case of a Willful Breach of this Agreement or Fraud, in the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03(a), payment of the Company Termination Fee shall be the sole and exclusive monetary damages remedy of Parent, Merger Sub I or Merger Sub II against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.11 and payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under Section 7.03, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the Closing and any monetary damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.

Article VIII

Miscellaneous

Section 8.01.       Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the First Effective Time. Notwithstanding the foregoing, this Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the First Effective Time.

Section 8.02.       Disclosure Letters. Inclusion of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not, in and of itself, constitute, or be deemed to be an admission by the Company or Parent, as applicable, or any of its Subsidiaries or any other Person, or to otherwise imply that any such information, item or matter (i) has had or would have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or otherwise represents an exception or material fact, event or circumstance for the purposes of the Agreement, (ii) did not arise in the ordinary course of business or (iii) meets or exceeds a monetary or other threshold specified for disclosure in the Agreement. Inclusion of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not constitute, or be deemed to be, an admission by any Person to any other Person of any information, matter or item whatsoever (including any violation of applicable Law or Judgment (or that disclosure is required under applicable Law or Judgment) or breach of Contract), nor shall it establish, or be deemed to establish, a standard for materiality or a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. In such cases where a representation or warranty is qualified by a reference to materiality or a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, the disclosure of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not imply that any other undisclosed information, item or matter that has a greater value or could otherwise be deemed more significant (x) is or is reasonably likely to be material or (y) has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. Disclosure of any information, item or matter set forth in any section or subsection of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of the Agreement to which it corresponds in number and each other section or subsection of the Agreement to the extent that it is reasonably apparent on its face that such information, item or matter also qualifies or applies to such other section or subsection.

Section 8.03.       Acknowledgment by the Company. Except for the representations and warranties made by Parent, Merger Sub I and Merger Sub II in Article IV or in any certificate delivered by Parent in connection with the Mergers, the Company (for itself and on behalf of its Representatives) acknowledges that neither Parent, Merger Sub I, Merger Sub II nor any of their respective Subsidiaries, nor any other Person, (a) has made or is making, and the Company and its Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by the Company or any of its Representatives or (b) will have or be subject to any liability or obligation to the Company or any of its Representatives resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives (in any form whatsoever and through any medium whatsoever), or the use by the Company or any of its Representatives, of any information, documents or other material developed by or provided or made available to the Company or any of its Representatives in anticipation or contemplation of any of the Transactions. The Company, on behalf of itself and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters.

Section 8.04.       Acknowledgment by Parent, Merger Sub I and Merger Sub II. Except for the representations and warranties made by the Company in Article III or in any certificate delivered by the Company in connection with the Mergers, Parent, Merger Sub I and Merger Sub II (each for itself and on behalf of its Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making, and each of Parent, Merger Sub I, Merger Sub II and their respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub I, Merger Sub II or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub I, Merger Sub II or any of their respective Representatives or (b) will have or be subject to any liability or obligation to Parent, Merger Sub I, Merger Sub II or any of their respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub I, Merger Sub II or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub I, Merger Sub II or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business and strategic plans or other material developed by or provided or made available to Parent, Merger Sub I, Merger Sub II or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters.

Section 8.05.       Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the First Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that (i) following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval having first been obtained and (ii) following receipt of the Parent Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of Parent without such approval having first been obtained.

Section 8.06.       Extension of Time, Waiver, etc. At any time prior to the First Effective Time, either Parent or the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the covenants or agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent, Merger Sub I and Merger Sub II shall be deemed a single party for purposes of the foregoing clauses (a) through (c)); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Merger Sub I or Merger Sub II in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.07.       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned); provided that Parent may collaterally assign, without the consent of the Company, any or all of Parent’s rights and obligations hereunder to any Debt Financing Source in connection with the Debt Financing, and any such Debt Financing Source may exercise any and all of the rights and remedies of Parent hereunder in connection with the exercise and enforcement of any security or exercise of any remedies of Parent hereunder to the extent permitted under the Debt Commitment Letter and the definitive documentation in connection therewith; provided further that no such assignment shall relieve Parent of its obligations hereunder. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.07 shall be null and void.

Section 8.08.       Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, electronic signature, PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.09.       Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Nondisclosure Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is intended to be solely for the benefit of the parties hereto and not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (a) from and after the First Effective Time, if the First Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration as provided in Section 2.01(a); (b) from and after the First Effective Time, if the First Effective Time occurs, the right of the holders of Company Equity Awards to receive such amounts as provided for in Article II; (c) if the First Effective Time occurs, the rights of the Indemnitees set forth in Section 5.07; (d) the rights of the Company Related Parties and the Parent Related Parties set forth in Section 7.03(d); (e) the Debt Financing Sources, solely to the extent expressly provided in Section 8.07, Section 8.12, Section 8.19 and this Section 8.09; (f) the rights of any Person to indemnification provided in Section 5.16(c); and (g) following the valid termination of this Agreement pursuant to Article VII, subject to Section 7.02 and the last sentence of this Section 8.09, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (g) to be enforceable), to pursue damages for the loss of the premium that such stockholders would have been entitled to receive pursuant to the terms of this Agreement if the Transactions had been consummated in accordance with its terms, which are intended for the benefit of, and shall be enforceable by, the Persons referred to respectively in clauses (a) through (g) above. Notwithstanding anything herein to the contrary, the Company shall, in its sole and absolute discretion and as the sole and exclusive agent for and on behalf of the stockholders of the Company, have the sole and exclusive authority to take action on behalf of the stockholders of the Company to enforce the rights of such stockholders under this Agreement, including the rights granted pursuant to clause (g) of this Section 8.09 and the provisions of Section 7.02 with respect to the recovery of damages to the extent provided for therein; provided that the Company shall (i) be entitled to retain the amount of any payment received in connection with the enforcement by the Company of such rights and (ii) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.

Section 8.10.       Governing Law; Jurisdiction.

(a)            This Agreement, and all Actions arising out of or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles; provided that (i) all matters pertaining to the nature and legal effects of the Mergers as set forth in Article I and Article II and to the statutory standard of conduct applicable to Board of Directors of the Company shall be governed by, and construed in accordance with, the Laws of the State of Maryland and (ii) all matters pertaining to the statutory standard of conduct applicable to Board of Directors of Parent shall be governed by, and construed in accordance with, the Laws of the State of Virginia.

(b)            All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the sole and exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any forum other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.10(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement or the Transactions shall be effective if notice is given in accordance with Section 8.13; provided, however, that nothing herein shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law. The parties hereto agree that a final judgment issued by the above named courts in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.11.       Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. The parties hereto acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.10(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.03 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.12.       WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION WITH RESPECT TO OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING WITH RESPECT TO THE DEBT FINANCING). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13.       Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, Merger Sub I or Merger Sub II, to it at:

The Brink’s Company

P.O. Box 18100

1801 Bayberry Court

Richmond, Virginia 23226-8100

Attention:	Kristen Cook
Email:	[***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue

New York, NY 10019

Attention:	David Grubman
George Hunter

Adam Cromie
Email:	david.grubman@sidley.com
george.hunter@sidley.com
adam.cromie@sidley.com

If to the Company, to it at:

NCR Atleos Corporation

864 Spring Street NW

Atlanta, GA 30308

Attention:	Ricardo Nuñez
Email:	[***]

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree St NE

Atlanta, GA 30309

Attention:	Keith M. Townsend
Rahul Patel
Robert J. Leclerc
Michelle Stewart
Email:	ktownsend@kslaw.com
rpatel@kslaw.com
rleclerc@kslaw.com
mstewart@kslaw.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

If the Company or any Subsidiary of the Company desires to take any action prohibited by Section 5.01(a) or 5.01(b), a representative of the Company may request consent to take such action by sending an email to the representatives of Parent set forth on Section 8.13 of the Parent Disclosure Letter (the “Parent Representatives”), and approval by any Parent Representative via email will be deemed “written consent of Parent” for purposes of Section 5.01(a) or 5.01(b), as applicable. If Parent or any Subsidiary of Parent desires to take any action prohibited by Section 5.01(c), a representative of Parent will request consent to take such action by sending an email to the representatives of the Company set forth on Section 8.13 of the Company Disclosure Letter (the “Company Representatives”), and approval by any Company Representative via email will be deemed “written consent of the Company” for purposes of Section 5.01(c).

Section 8.14.       Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.15.       Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“Business Intellectual Property” shall mean all Intellectual Property owned, purported to be owned, or used or held for use by the Company.

“Clean Team Agreement” means that certain Clean Team Agreement, dated as of June 19, 2025, by and between Parent and the Company.

“Code” means the Internal Revenue Code of 1986.

“Commonly Controlled Entity” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Company Charter Documents” means the Company Articles of Incorporation and the Company Bylaws, each as amended and/or restated, as the case may be, and as in effect on the date of this Agreement.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Credit Agreement” means the Credit Agreement, dated as of September 27, 2023, among the Company, as borrower, the foreign borrowers from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent for the lenders and issuer of letters of credit thereunder, as amended by the First Amendment, dated as of October 17, 2024, and the Refinancing Facility Agreement, dated as of September 18, 2025, and as may be further amended, restated, amended and restated, supplemented or otherwise modified prior to the date of this Agreement or with the consent of Parent.

“Company Deferred Director RSUs” means any award of restricted stock units with respect to shares of Company Common Stock granted to a non-employee director and under a Company Equity Plan and deferred under the Company Director Compensation Program.

“Company Equity Award” means an award of Company Options, Company RSUs, Company Deferred Director RSUs, or Company PSUs or any other Company Common Stock-based award whether or not granted under a Company Equity Plan, excluding any awards or rights granted under the Company ESPP.

“Company Equity Plan” means each of the Company’s (a) 2023 Stock Incentive Plan, (b) 2017 Stock Incentive Plan and (c) the Prior Company Equity Plan, solely related to and limited to the extent shares of Company Common Stock were registered on a Company Form S-8, in each case, as may be amended from time to time.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as may be amended from time to time.

“Company Fundamental Representations” means, collectively, the representations and warranties contained in the first sentence of Section 3.01(a), Section 3.03(a), Section 3.03(b), Section 3.03(c), Section 3.18, Section 3.19 and Section 3.20.

“Company IT Assets” means the IT Assets owned or used and controlled by the Company and its Subsidiaries as of the date of this Agreement and used in the operation of the businesses of the Company or any of its Subsidiaries.

“Company Lease” means any lease, sublease, license or other Contract (including any amendments, guaranties or other agreements related thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or occupies any Leased Real Property.

“Company Material Adverse Effect” means any effect, change, event, condition, development, occurrence or state of circumstances or facts that, individually or in the aggregate with all other effects, changes, events or occurrences, has, or would be reasonably expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event, condition, development, occurrence or state of circumstances or facts arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event, condition, development, occurrence or state of circumstances or facts to the extent (A) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing or any changes or prospective changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions; provided, however, that this clause (2) shall not apply with respect to (I) the portions of the representations and warranties (in whole or in relevant part) made by the Company in Section 3.03(d), Section 3.04, Section 3.05(c), Section 3.10(g) or Section 3.13(d), the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the negotiation, execution, announcement, performance or pendency of this Agreement or the consummation of the Transactions (or the related condition to consummation of the Transactions) or (II) the obligation in Section 5.01(a)(i); (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism; (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events; (5) any action taken by the Company or its Subsidiaries that is required by this Agreement (other than the obligation in Section 5.01(a)(i)) or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement; (6) any change or prospective change in the Company’s credit ratings; (7) any decline in the market price, or change in trading volume, of the shares of the Company; (8) any failure of the Company to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is or contributed to a Company Material Adverse Effect); (9)any epidemic, pandemic or disease outbreak; or (10) changes in trade regulations, such as the imposition of new or increased trade restrictions, tariffs, trade policies or disputes, or changes in, or any consequences resulting from, any “trade war” or similar actions in the United States or any other country or region in the world; provided further, however, that any effect, change, event, condition, development, occurrence or state of circumstances or facts referred to in clause (A) or clauses (B)(1), (3), (4), (9) or (10) (and the consequences thereof) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event, condition, development, occurrence or state of circumstances or facts has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

“Company Notes” means the 9.500% Senior Secured Notes due 2029 issued under the Company Notes Indenture, as in effect on the date of this Agreement or as amended or waived pursuant to Section 5.16(a)(x).

“Company Notes Indenture” means the Indenture, dated as of September 27, 2023, between NCR Atleos Escrow Corporation and Citibank, N.A., as in effect on the date of this Agreement or as amended or waived pursuant to Section 5.16(a)(x).

“Company Option” means any option to purchase shares of Company Common Stock granted under a Company Equity Plan.

“Company Plan” means each plan, program, policy, agreement or other arrangement, whether written or unwritten, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (c) an equity or equity-based agreement, program or plan, (d) an individual employment, consulting, change-in-control, severance, retention or other similar agreement, plan, program, policy, or arrangement or (e) a bonus, commission, incentive, deferred compensation, profit sharing, retirement, pension, post-retirement, vacation, paid time off, severance or termination pay, disability, hospitalization, health, medical, life insurance, fringe benefit, tax gross-up, tuition reimbursement, flexible spending account or scholarship, or similar plan, program, policy, agreement or other arrangement, in each case, that is (i) sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, (ii) to which the Company or any of its Subsidiaries is a party, (iii) in which any director, employee or individual service provider of the Company or any of its Subsidiaries participates related to their services provided to the Company or any of its Subsidiaries, or (iv) with respect to which the Company or any Subsidiary thereof has any liability or obligation (including contingent liability).

“Company PSU” means any award of restricted stock units with respect to shares of Company Common Stock that is subject to performance-based vesting conditions granted under a Company Equity Plan.

“Company RPA” means the Receivables Purchase Agreement, dated as of October 16, 2023, among NCR Atleos Receivables LLC, as seller, NCR Atleos Canada Receivables LP, as Canadian Guarantor, Cardtronics USA, Inc., as a servicer, Cardtronics Canada Holdings Inc., as Canadian servicer, the Persons from time to time party thereto as purchasers and as group agents, PNC Bank, National Association, as administrative agent, and PNC Capital Markets LLC, as structuring agent, as in effect on the date of this Agreement or as amended or waived pursuant to Section 5.16(c) or with the consent of Parent.

“Company RSU” means any award of restricted stock units with respect to shares of Company Common Stock granted under a Company Equity Plan, other than (i) Company PSUs and (ii) Company Deferred Director RSUs.

“Compliance Notice” has the meaning set forth in the definition of Marketing Period.

“Compliant” means, in respect of Required Information, that (i) such information does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements in such Required Information, in light of the circumstances under which they were made, not misleading, (ii) the financial statements included within the Required Information would not be stale under customary practices for financings of the type contemplated by the Debt Commitment Letter (including, for the avoidance of doubt, any permanent and/or take out financing), (iii) the Company’s auditor shall not have withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion with respect to any financial information contained in the Required Information (as applicable), (iv) the Company has not determined to undertake a restatement of any historical financial statements contained in the Required Information of the Company or that any such restatement is under consideration, (v) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AS 4105, and (vi) the consolidated financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit any lenders, underwriters, placement agents, initial purchasers or other financing sources engaged in connection with the financing of the Transactions to receive customary comfort letters (including customary negative assurance and change-period comfort), on any date falling within the Marketing Period, from the Company’s independent auditors in connection with such financing, in order to consummate any offering of debt, equity, equity-linked or equity-backed securities.

“Contract” means any legally binding loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement.

“Copyright” has the meaning set forth in the definition of Intellectual Property.

“Debt Financing Source” means the entities (together with their respective affiliates and each current, former and future officer, director, employee, member, manager, partner, controlling person, advisor, general or limited partners, equity holders, attorney, agent and representative of each such entity or affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing) that have committed or subsequently commit to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing in connection with the Transactions, including the arrangers, agents, lenders and/or purchasers party to the Debt Commitment Letter on the date of this Agreement and including any such entity that joins the Debt Commitment Letter after the date of this Agreement to provide all or any portion of the commitments thereunder.

“Domain Name” has the meaning set forth in the definition of Intellectual Property.

“EBITDA” means, for any Person, the Earnings Before Interest, Taxes, Depreciation, and Amortization of such Person.

“Environmental Laws” means all Laws (including the common law) relating to pollution or the protection of the environment, natural resources or health and safety or relating to the use, generation, management, manufacture, processing, treatment, storage, transportation, remediation, cleanup, handling, disposal or Release or threatened Release of, or exposure to, Hazardous Materials.

“Equity Interests” means, as applicable, shares of capital stock, partnership interests, membership interests, equity interests or any similar term under applicable Law, including nominee, qualifying and similar shares.

“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.1574.

“Excluded Information” means any (i) pro forma financial statements and information, including post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments, reflecting or giving effect to the Transactions; (ii) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Parent or any of its affiliates (including the Company and its Subsidiaries on or after the Closing Date); (iii) description of all or any portion of the Debt Financing (including any such description to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering document for a secured bank financing, senior or subordinated debt securities, equity or equity-linked securities whether issued publicly or pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution; (iv) risk factors relating to all or any component of the Debt Financing; (v) financial statements or information required by Rule 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X (other than financial data regarding the Company and its Subsidiaries sufficient to enable the Parent to include disclosure regarding guarantor and non-guarantor information customarily included in offering memoranda for an offering of debt securities issued pursuant to Rule 144A promulgated under the Securities Act), any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A; (vi) projections; and (vii) other information customarily excluded from a customary information memorandum or offering document for a secured bank financing, senior or subordinated debt securities, equity or equity-linked securities whether issued publicly or pursuant to Rule 144A promulgated under the Securities Act, as applicable.

“Export-Import Laws” means all applicable Laws relating to the export, re-export, transfer, release, import, customs clearance, or movement of goods, software, technology or services, including the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and customs and import Laws administered by U.S. Customs and Border Protection.

“Final Determination” means the earlier to occur of (a) the date on which a Judgment has been issued by any court of competent jurisdiction, which Judgment has become final and any allowable appeals requested by the parties to the action have been exhausted, and (b) the date on which the relevant Tax authority has entered into a binding agreement with respect to such issue or on which the Tax authority has reached a final administrative or judicial determination with respect to such issue which, whether by Law or agreement, is, or becomes, not subject to appeal.

“Fraud” means the actual, knowing and intentional fraud of any party to this Agreement in connection with the representations and warranties set forth in Article III or Article IV.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign, international or multinational.

“Hazardous Materials” means (a) any substance, material, or waste that is listed, classified or regulated as hazardous or toxic or as a pollutant or contaminant or words of similar meaning or regulatory effect pursuant to any Environmental Law, or that is otherwise regulated by or for which liability or standards of care may be imposed under Environmental Laws and (b) petroleum or petroleum products, radioactive materials, asbestos or asbestos containing materials, polychlorinated biphenyls, toxic mold or per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Company Option” means a Company Option having a per share exercise price less than the Merger Consideration.

“In-the-Money Prior Company Option” means a Prior Company Option having a per share exercise price less than the closing price on the NYSE of the Prior Company Stock on the last trading day immediately preceding the First Effective Time.

“Intellectual Property” means all of the following, in each case in any jurisdiction throughout the world, any and all worldwide industrial, proprietary, and intellectual property rights (including all common law and statutory rights, registrations and applications therefor, and renewals, extensions, and restorations thereof, as applicable), of every kind and nature, whether existing now or in the future, including all rights and interests pertaining to or deriving from: (a) any patent or patent application (“Patent”); (b) any trademark, service mark, trade dress or other indicia of origin, together with the goodwill associated with any of the foregoing, and any application, registration or renewal thereof (“Trademark”); (c) any copyright, copyright application or registration thereof (“Copyright”); (d) any internet domain name (“Domain Name”); and (e) any data or information, including a formula, pattern, compilation, program, device, method, technique or process, that is not commonly known by or available to the public and that (i) derives economic value from being kept confidential and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Trade Secret”).

“Investment Screening Laws” means applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate investment made by any Person into business interests located in a foreign country.

“IRS” means the Internal Revenue Service.

“IT Assets” means computer and other information technology systems, including hardware, Software, databases and documentation, reference and resource materials relating thereto.

“Knowledge” means (a) with respect to the Company, the actual knowledge, following reasonable inquiry of such individual’s direct reports within the Company, of the individuals listed on Section 8.15(a) of the Company Disclosure Letter and (b) with respect to Parent, Merger Sub I or Merger Sub II, the actual knowledge, following reasonable inquiry of such individual’s direct reports within Parent, of the individuals listed on Section 8.15(a) of the Parent Disclosure Letter.

“Law” means any law (including common law), statute, rule, regulation, ordinance or code issued, entered into or promulgated by any Governmental Authority.

“Leased Real Property” means the real property that is leased, subleased or licensed by the Company or any of its Subsidiaries from any third party (in each case whether as tenant, subtenant or licensee) with a base annual rent in excess of $2,500,000.

“Lien” means any pledge, lien, license, charge, mortgage, deed of trust, restriction, easement, lease, title or survey defect, option, right of first refusal, pledges, encumbrance or security interest, or adverse ownership interests of any kind or nature.

“Marketing Laws” means the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, the Telemarketing Sales Rule, and any other applicable Laws of similar effect relating to commercial email, text messages, and other types of messages.

“Marketing Period” means the first period of ten consecutive Business Days throughout and at the end of which: Parent and the Debt Financing Sources shall have had access to the Required Information that is Compliant; provided that the Marketing Period shall commence no earlier than the date that is ten Business Days after the date hereof (the “Marketing Period Condition Date”) (it being understood and agreed that if the Company in good faith reasonably believes that it has provided the Required Information and the Required Information is Compliant as of the Marketing Period Condition Date (and will remain so throughout the Marketing Period), it may deliver to Parent a written notice (a “Compliance Notice”) to that effect (stating when it believes the Required Information was delivered), in which case the Company shall be deemed to have delivered the Required Information to Parent on the date specified in the Compliance Notice and the Required Information shall be deemed to be Compliant unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information or the Required Information is not Compliant and, within two Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information Parent reasonably believes the Company has not delivered or the reason for which the Required Information is not Compliant)); provided that (A) if such ten consecutive Business Day period shall not have fully elapsed on or prior to August 21, 2026, then it will be deemed to not have commenced prior to September 8, 2026, (B) November 25, 2026, November 26, 2026 and November 27, 2026 shall not constitute Business Days for purposes of such ten consecutive Business Day period (and shall be disregarded in determining whether such days are “consecutive”), (C) if such ten consecutive Business Day period shall not have fully elapsed on or prior to December 18, 2026, then it will be deemed to not have commenced prior to January 4, 2027 and (D) if the Marketing Period has not ended on or prior to August 20, 2027, then it will be deemed to not have commenced prior to September 7, 2027. Notwithstanding the foregoing, (I) the Marketing Period will end on any earlier date on which either (x) the Debt Financing is funded in accordance with the Debt Commitment Letter or (y) Parent obtains aggregate cash proceeds from cash on hand or the issuance of senior notes and/or a term A loan or upsize, as contemplated by the Debt Commitment Letter or related engagement letters, or other debt securities in an amount sufficient to retire any committed amount outstanding under the “Bridge Facilities” thereunder or (II) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the consecutive Business Day period referenced herein, (1) the Company’s independent accountant has withdrawn its audit opinion with respect to any annual audited financial statements included in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until a new audit opinion is issued with respect to the consolidated financial statements of the Company and its Subsidiaries for the applicable periods by the independent accountant or another “Big Four” or other nationally recognized independent registered public accounting firm or other public accounting firm reasonably acceptable to Parent, or (2) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company and its Subsidiaries, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement will be required in accordance with GAAP.

“Marketing Period Condition Date” has the meaning set forth in the definition of Marketing Period.

“Money Transmitter Alternative Arrangement” means, with respect to any jurisdiction, (a) ceasing to conduct or otherwise suspending any business of Company or its Subsidiaries that requires a Money Transmitter License in such jurisdiction or (b) modifying the business of the Company or its Subsidiaries such that the business of the Company or its Subsidiaries in such jurisdiction would not require a Money Transmitter License under applicable Money Transmitter Requirements.

“Money Transmitter License” means any license or similar authorization of a Governmental Authority required under any Money Transmitter Requirement to conduct the business of the Company and its Subsidiaries as currently conducted.

“Money Transmitter Requirement Approval” means any consents, approvals, orders, licenses, permits, authorizations, filings, notifications, declarations or registrations necessary or required to be obtained or made under any Money Transmitter Requirements for the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions.

“Off-the-Shelf Software” means commercially available off-the-shelf Software licensed or made available on a standard, non-negotiated terms and having one-time or annual licensing fees of less than $2,500,000 per calendar year.

“Open Source Software” means software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at opensource.org/licenses).

“ordinary course of business” means the applicable Person’s ordinary course of business with respect to the applicable matter, consistent with such Person’s past practice, including with respect to kind, magnitude and frequency of the applicable matter.

“Out-of-the-Money Company Option” means a Company Option having a per share exercise price equal to or greater than the Merger Consideration.

“Out-of-the-Money Prior Company Option” means a Prior Company Option having a per share exercise price equal to or greater than the closing price on the NYSE of the Prior Company Stock on the last trading day immediately preceding the First Effective Time.

“Owned Company Intellectual Property” means all Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries.

“Owned Parent Intellectual Property” means all Intellectual Property owned by or purported to be owned by the Parent or any of its Subsidiaries.

“Owned Real Property” means the real property owned in fee simple by the Company or any of its Subsidiaries.

“Parent Charter Documents” means the Articles of Incorporation of Parent and Bylaws of Parent, each as amended and/or restated, as the case may be, and as in effect on the date of this Agreement.

“Parent Common Stock” means the series of common stock, par value $1.00 per share, of Parent designated in the Articles of Incorporation of Parent as The Brink’s Company Common Stock.

“Parent Equity Plan” means The Brink’s Company 2024 Equity Incentive Plan, The Brink’s Company 2017 Equity Incentive Plan, The Brink’s Company Non-Employee Directors’ Equity Plan and The Brink’s Company Directors’ Stock Accumulation Plan.

“Parent Fundamental Representations” means, collectively, the representations and warranties contained in the first sentence of Section 4.01, Section 4.02(a), Section 4.10, Section 4.12, Section 4.16 and Section 4.17.

“Parent Intellectual Property” shall mean all Intellectual Property owned, purported to be owned, or used or held for use by the Parent or any of its Subsidiaries.

“Parent IT Assets” means the IT Assets owned or used and controlled by the Parent and its Subsidiaries as of the date of this Agreement and used in the operation of the businesses of the Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any effect, change, event, condition, development, occurrence or state of circumstances or facts that, individually or in the aggregate with all other effects, changes, events or occurrences, has, or would be reasonably expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event, condition, development, occurrence or state of circumstances or facts arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event, condition, development, occurrence or state of circumstances or facts to the extent (A) generally affecting the industry in which Parent and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing or any changes or prospective changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions; provided, however, that this clause (2) shall not apply with respect to the representations and warranties (in whole or in relevant part) made by Parent, Merger Sub I or Merger Sub II in this Agreement (or the related condition to consummation of the Transactions), the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the negotiation, execution, announcement, performance or pendency of this Agreement or the consummation of the Transactions (or the related condition to consummation of the Transactions); (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism; (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events; (5) any action taken by Parent or its Subsidiaries that is required by this Agreement or with the Company’s written consent or at the Company’s written request, or the failure to take any action by Parent or its Subsidiaries if that action is prohibited by this Agreement; (6) any change or prospective change in Parent’s credit ratings; (7) any decline in the market price, or change in trading volume, of the shares of Parent; (8) any failure of Parent to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is or contributed to a Parent Material Adverse Effect); (9) any epidemic, pandemic or disease outbreak; or (10) changes in trade regulations, such as the imposition of new or increased trade restrictions, tariffs, trade policies or disputes, or changes in, or any consequences resulting from, any “trade war” or similar actions in the United States or any other country or region in the world; provided further, however, that any effect, change, event, condition, development, occurrence or state of circumstances or facts referred to in clause (A) or clauses (B)(1), (3), (4), (9) or (10) (and the consequences thereof) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect to the extent such effect, change, event, condition, development, occurrence or state of circumstances or facts has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which Parent and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect).

“Parent Option” means any option to purchase shares of Parent Common Stock granted under a Parent Equity Plan.

“Parent Privacy, Data Security and AI Requirements” means all (a) Privacy Laws, (b) obligations under Contracts to which the Parent or any of its Subsidiaries is a party or is otherwise bound that impose obligations on the Parent or any of its Subsidiaries relating to Personal Information, privacy, information security, marketing, cross border transfers, localization artificial intelligence and (c) the Parent Privacy Policies.

“Parent PSU” means any award of restricted stock units that is subject to performance-based vesting conditions granted under a Parent Equity Plan.

“Parent RSU” means any award of restricted stock units granted under a Parent Equity Plan, other than Parent PSUs.

“Parent Security Incident” means any unauthorized Processing by the Parent IT Assets of Personal Information owned or controlled by the Parent or Subsidiary or any incident that may require notification to any Person, Governmental Authority, or any other entity under Parent Privacy, Data Security, and AI Requirements.

“Patent” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any license, franchise, permit, certificate, consent, approval or authorization from any Governmental Authority, excluding Money Transmitter Licenses.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ liens and similar Liens arising in the ordinary course of business for which adequate reserves have been established in accordance with GAAP; (c) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness; (d) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (e) non-exclusive licenses granted to third parties in the ordinary course of business; (f) Liens discharged at or prior to the First Effective Time, (g) Liens set forth on Section 8.15(b) of the Company Disclosure Letter; (h) terms, conditions and restrictions under leases, subleases, licenses or occupancy agreements, including statutory Liens of landlords, affecting any leased real property, incurred or suffered in the ordinary course of business and which do not materially interfere with the use (or contemplated use), utility or value of such leased real property or otherwise materially impair the present or contemplated business operations at such location; (i) Liens that have been placed by any developer, landlord or other third party on the underlying fee interest of any leased real property or property over which the Company or any of its Subsidiaries have easement rights and subordination or similar agreements relating thereto, incurred or suffered in the ordinary course of business and which do not materially detract from the value of or materially impair the existing use of the real property affected by such matter; and (j) such other non-monetary Liens that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means (a) any information that relates to, identifies or is reasonably capable of being associated with a natural person and (b) information that constitutes “personal information”, “personally identifiable information”, “nonpublic personal information” or “personal data” or similar terms under applicable Law or under any applicable Privacy, Data Security and AI Requirements.

“Potential Parent Takeover Proposal” means any proposal, inquiry or offer that would reasonably be expected to lead to a Parent Takeover Proposal.

“Potential Takeover Proposal” means any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the earlier of the First Effective Time or the termination of this Agreement in accordance with Article VII.

“Prior Company” means NCR Voyix Corporation (f/k/a NCR Corporation), a Maryland corporation.

“Prior Company Equity Plan” means the Prior Company 2017 Stock Incentive Plan.

“Prior Company Option” means an option to acquire Prior Company Stock granted to certain current and former directors, officers and employees of the Company and its Affiliates under the Prior Company Equity Plan that was adjusted in the Spin-Off. For the avoidance of doubt, a Prior Company Option does not include the portion of any option to purchase Prior Company Stock and which the underlying option is administered by the Prior Company.

“Prior Company Stock” the common stock, par value $0.01 per share, of the Prior Company.

“Privacy, Data Security and AI Requirements” means all (a) Privacy Laws, (b) obligations under Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that impose obligations on the Company or any of its Subsidiaries relating to Personal Information, privacy, information security, marketing, cross border transfers, localization, artificial intelligence and (c) the Privacy Policies.

“Privacy Laws” means (a) all applicable Laws regulating the (1) privacy, collection, Processing, transfer, cross-border transfer, localization, or protection and security of Company and Subsidiary data, (2) cybersecurity (including secure software development), or (3) artificial intelligence, automated decision making, or machine learning technologies; (b) any requirements of self-regulatory frameworks or organizations which the Company or any of its Subsidiaries is, or has been, contractually obligated to comply with or any self-certification mechanisms (such as the EU-U.S. and Swiss-U.S. Data Privacy Frameworks) to which the Company or any of its Subsidiaries has committed; (c) the PCI-DSS; and (d) any applicable industry standards, including the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection, the Network Advertising Initiative’s Self-Regulatory Code of Conduct, and the Federal Trade Commission’s Principles for the Self-Regulation of Online Behavioral Advertising.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information or on sets of information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Proprietary Software” shall mean any Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Proxy Statement/Prospectus” means the joint proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.

“Registered Intellectual Property” means all United States and foreign Intellectual Property registrations or applications, including (a) Patent registrations and applications therefor, (b) Trademark registrations and applications therefor, (c) Copyright registrations and applications therefor and (d) Domain Name registrations, in each case of (a) through (d) that are included in the Owned Company Intellectual Property.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC to effect the registration under the Securities Act of the issuance of the shares of Parent Common Stock pursuant to the Mergers, as such registration statement may be amended or supplemented from time to time.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the indoor or outdoor environment (including indoor air, ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Required Information” means (i) the audited and unaudited financial statements and other financial information of the Company and its Subsidiaries which would be required to be delivered under Regulation S-X promulgated under the Securities Act at the time of the funding of the Debt Financing, in each case in the form, scope and timeframes specified therein (including, for the avoidance of doubt, the audits and unaudited financial statements of the Company and its Subsidiaries referred to in paragraph 7 of Exhibit C of the Debt Commitment Letter); and (ii) such other pertinent and customary information (including financial information and financial data) as may be reasonably requested with specificity and in writing by Parent to the extent such information is of the type and form customarily included in a customary information memorandum or offering document for a secured bank financing, senior or subordinated debt securities, equity or equity-linked securities whether issued publicly or pursuant to Rule 144A promulgated under the Securities Act, as applicable (including such other historical financial information of the Company and its Subsidiaries reasonably necessary for the Parent to prepare pro forma financial statements customarily included in offering memoranda for an offering document of debt securities issued pursuant to Rule 144A promulgated under the Securities Act), subject to exceptions customary for such financings; provided that the Required Information shall not include any Excluded Information.

“Restricted Party” means a Person or government that is: (a) identified on any list or public announcement of Sanctions designation made by any applicable Governmental Authority; (b) organized, located, or ordinarily resident in a Sanctioned Country; (c) owned 50% or greater or controlled, or acting on behalf of, any of the foregoing (a)-(c); or (d) otherwise the target of Sanctions.

“Sanctioned Country” means any country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions, which as of the date of this Agreement includes Cuba, Iran, North Korea, the Crimea region of Ukraine, and the so-called People’s Republics of Donetsk and Luhansk.

“Sanctions” means the economic, financial, or trade sanctions Laws, embargoes, or restrictive measures administered, enacted, or enforced by the United States, the United Kingdom, the European Union or its Member States, the United Nations, or any other applicable Governmental Authority.

“Security Incident” means any unauthorized Processing by the Company IT Assets of Personal Information owned or controlled by the Company or Subsidiary or any incident that may require notification to any Person, Governmental Authority, or any other entity under Privacy, Data Security, and AI Requirements.

“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Spin-Off” means spin-off of the Company and its Subsidiaries from NCR Corporation effective as of the Spin-Off Date.

“Spin-Off Date” means October 16, 2023.

“Subsidiary”, when used with respect to any Person, means (a) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) of which such Person or one of its Subsidiaries is a general partner or manager.

“Surrender Request” means, with respect to any jurisdiction, the steps the Company or its Subsidiaries are required to take under applicable Law and any guidance with respect to the use of the online Nationwide Multistate Licensing System & Registry to submit a request to validly surrender, relinquish and/or terminate any Company Money Transmitter License or to validly withdraw and/or terminate any Company Money Transmitter Application in such jurisdiction.

“Tax Returns” mean any reports, returns, information returns, filings, claims for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Taxes” means all United States federal, state, local, or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, escheat, abandoned unclaimed property, or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, imposts, levies, withholdings or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Trade Secret” has the meaning set forth in the definition of Intellectual Property.

“Trademark” has the meaning set forth in the definition of Intellectual Property.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means a material breach of this Agreement that is the consequence of an intentional act, or intentional failure to act, undertaken by the breaching party with the actual knowledge that the taking of such intentional act, or intentional failure to act, would, or would reasonably be expected to, cause such material breach, it being agreed that a Willful Breach by a party shall include a party’s not consummating the Closing at substantially the time the Closing is required to be consummated in accordance with Section 1.03.

The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.15	Section
Acceptable Confidentiality Agreement	Section 5.02(g)
Acceptable Parent Confidentiality Agreement	Section 5.03(g)
Action	Section 3.07
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Alternative Financing	Section 5.17(c)
AML Laws	Section 3.08(f)
Announcement	Section 5.05
Anti-Corruption Laws	Section 3.08(e)
Articles of Merger	Section 1.03
Bankruptcy and Equity Exception	Section 3.03(a)
Behavioral Remedy	Section 5.04(d)
Book-Entry Share	Section 2.01(a)(iii)
Capitalization Date	Section 3.02(a)
Canceled Shares	Section 2.01(a)(ii)
CapEx Budget	Section 5.01(b)(xx)
Cash Consideration	Section 2.01(a)(iii)
Closing	Section 1.03
Closing Date	Section 1.03
Commitment Letter	Section 4.09(b)

Terms Not Defined in this Section 8.15	Section
Company	Preamble
Company Acquisition Agreement	Section 5.02(a)
Company Articles of Incorporation	Section 1.01(b)
Company Balance Sheet Date	Section 3.05(c)
Company Board Recommendation	Recitals
Company Bylaws	Section 1.01(b)
Company Common Stock	Recitals
Company Designee	Section 5.18
Company Disclosure Letter	Article III
Company Filed SEC Documents	Article III
Company Money Transmitter Applications	Section 3.08(c)
Company Money Transmitter Authorizations	Section 3.08(c)
Company Money Transmitter Licenses	Section 3.08(c)
Company Preferred Shares	Section 3.02(a)
Company Related Parties	Section 7.03(d)
Company Representatives	Section 8.13
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Company Stockholder Approval	Section 3.03(c)
Company Stockholders’ Meeting	Section 5.13(d)
Company Subsidiary Securities	Section 3.02(b)
Company Termination Fee	Section 7.03(a)(ii)
Company Voting Debt	Section 3.02(c)
Comparability Period	Section 5.08(a)
Consumer Protection Laws	Section 3.08(g)
Continuing Employee	Section 5.08(a)
Converted Parent PSU	Section 2.03(c)
Converted Parent RSU	Section 2.03(a)
Debt Commitment Letter	Section 4.09(b)
Debt Financing	Section 4.09(b)
Divestiture	Section 5.04(d)
DOJ	Section 5.04(i)
DTC	Section 2.02(b)(iii)(B)
Equity Award Conversion Ratio	Section 2.03(a)
Exchange Act	Section 3.04
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Fee Letter	Section 4.09(b)
Financing Amounts	Section 4.09(a)
First Effective Time	Section 1.04
FTC	Section 5.04(i)
Indebtedness	Section 5.01(b)(v)
Indemnitee	Section 5.07(a)
Information Security Program	Section 3.14(f)
Intended Tax Treatment	Section 5.19(a)
International Plan	Section 3.10(j)
Intervening Event	Section 5.02(j)
J.P. Morgan	Section 3.19

Terms Not Defined in this Section 8.15	Section
Judgment	Section 3.07
Labor Agreement	Section 3.11(a)
Material Contract	Section 3.16(a)
Material Intellectual Property Agreements	Section 3.13(e)
Merger I Articles of Merger	Section 1.04
Merger II Articles of Merger	Section 1.04
Merger I Surviving Corporation	Section 1.01
Merger I Surviving Corporation Common Stock	Section 2.01(a)(i)
Merger II Surviving Company	Section 1.02(a)
Merger Consideration	Section 2.01(a)(iii)
Mergers	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
MGCL	Recitals
MLLCA	Recitals
Money Transmitter Application Jurisdictions	Section 3.08(c)
Money Transmitter License Jurisdictions	Section 3.08(c)
Money Transmitter Requirements	Section 3.08(h)
Morgan Stanley	Section 4.17
New Debt Commitment Letter	Section 5.17(c)
New Fee Letter	Section 5.17(c)
Nondisclosure Agreement	Section 5.06(a)
Notice Period	Section 5.02(e)
NYSE	Section 3.04
Other Money Transmitter Jurisdictions	Section 6.01(h)
Other Money Transmitter Requirement Approvals	Section 6.01(h)
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Acquisition Agreement	Section 5.03(a)
Parent Balance Sheet Date	Section 4.04(c)
Parent Board Recommendation	Recitals
Parent Disclosure Letter	Article IV
Parent Filed SEC Documents	Article IV
Parent Intervening Event	Section 5.03(j)
Parent Preferred Shares	Section 4.03(a)
Parent Related Parties	Section 7.03(d)
Parent Representatives	Section 8.13
Parent SEC Documents	Section 4.04(a)
Parent Securities	Section 4.03(d)
Parent Share Issuance	Recitals
Parent Shareholder Approval	Section 4.02(a)
Parent Shareholders’ Meeting	Section 5.13(e)
Parent Superior Proposal	Section 5.03(i)
Parent Takeover Proposal	Section 5.03(h)
Parent Termination Fee	Section 7.03(b)(ii)
Pension Plan	Section 3.10(e)
Privacy Policies	Section 3.14(b)
Qualifying Takeover Proposal	Section 5.02(b)

Terms Not Defined in this Section 8.15	Section
Restraints	Section 6.01(a)
Retiree Welfare Arrangement	Section 3.10(f)
Rev. Proc. 2018-12	Section 5.19(c)
Sarbanes-Oxley Act	Section 3.05(a)
SDAT	Section 1.04
SEC	Section 3.04
SEC Clearance Date	Section 5.13(a)
Second Effective Time	Section 1.04
Securities Act	Section 3.04
Share Certificate	Section 2.01(a)(iii)
Specified Money Transmitter Jurisdictions	Section 6.01(g)
Specified Money Transmitter Requirement Approvals	Section 6.01(g)
Spin-Off Agreements	Section 3.16(c)
Stock Consideration	Section 2.01(a)(iii)
Superior Proposal	Section 5.02(i)
Takeover Law	Section 3.18(b)
Takeover Proposal	Section 5.02(h)
Transaction SEC Filings	Section 5.13(a)
WARN	Section 3.11(e)

Section 8.16.       Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

Section 8.17.       Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, agreements, terms, conditions and undertakings of each of Merger Sub I and Merger Sub II under this Agreement in accordance with the terms hereof, including any such obligations, covenants, agreements, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Second Effective Time by the Merger II Surviving Company.

Section 8.18.       Interpretation.

(a)            When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (i) posted to the “Project Novus” electronic datasite hosted by Datasite on behalf of the Company prior to the date of this Agreement, (ii) included in the Company Filed SEC Documents as an exhibit or (iii) delivered in person or electronically to Parent, Merger Sub I or Merger Sub II or their respective Representatives, in each case, on or before the calendar day prior to the date of the execution of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein, provided that in the case of any agreement or instrument, only to the extent expressly permitted by this Agreement. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors.

(b)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.19.       Certain Provisions Related to Financing Sources.

(a)            Notwithstanding anything to the contrary contained herein, the Company and its Subsidiaries (on behalf of itself and its Affiliates and each Representative of the Company, its Subsidiaries and its Affiliates) (i) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise (in each case, other than with respect to the definitive debt documentation), (ii) hereby agrees not to bring or support any Action against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise (in each case, other than with respect to the definitive debt documentation), and (iii) hereby agrees to cause any Action asserted against any Debt Financing Source by or on behalf of the Company and its Subsidiaries (on behalf of itself and its affiliates and each Representative thereof) in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated (in each case, other than with respect to the definitive debt documentation). In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Company or its Subsidiaries in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby.

(b)            Notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, and any Action, whether at law or in equity and whether in tort, contract or otherwise, arising out of or relating to the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, including in any Action or counterclaim against any Debt Financing Source, shall be governed by and construed in accordance with the Law of the State of New York.

(c)            Notwithstanding anything to the contrary contained herein, each party hereto hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any Action, whether at law or in equity and whether in tort, contract or otherwise, arising out of or relating to the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, including in any Action or counterclaim against any Debt Financing Source, and hereby agrees that it will not bring or support any such Action in any other forum.

(d)            The parties hereby agree that (i) the waiver of rights to trial by jury set forth in Section 8.12 applies to any Action, whether at law or in equity and whether in tort, contract or otherwise, arising out of or relating to the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, including in any Action or counterclaim against any Debt Financing Source and (ii) no amendment, waiver or termination of Section 7.03(d), Section 8.07, Section 8.09, Section 8.12, this Section 8.19 and the definition of “Debt Financing Source” (and any other provision of this Agreement to the extent a modification thereof would modify the substance of any of the foregoing provisions) that is adverse to the Debt Financing Sources or their Representatives shall be effective without the prior written consent of the parties to the Debt Commitment Letter.

(e)            The Debt Financing Sources are intended third party beneficiaries of, and may enforce, any of the provisions of Section 7.03(d), Section 8.07, Section 8.09, Section 8.12 and this Section 8.19 (in each case, to the extent such provisions are contemplated to be for the benefit of the Debt Financing Sources). This Section 8.19 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

The Brink’s Company

by
/s/ Mark Eubanks
Name:	Mark Eubanks
Title:	President and Chief Executive Officer

Novus Merger Sub, Inc.

by
/s/ Kristen Cook
Name:	Kristen Cook
Title:	President, Treasurer and Secretary

Novus Merger Sub II, LLC

by
/s/ Kristen Cook
Name:	Kristen Cook
Title:	President, Treasurer and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NCR Atleos Corporation

by
/s/ Timothy C. Oliver
Name:	Timothy C. Oliver
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]